Form 10-K, Exhibit 13
period 1996-12-31
WILLOWBRIDGE STRATEGIC TRUST
filed 1997-03-28
CIK 1005006

                                                     1996
--------------------------------------------------------------------
Willowbridge Strategic Trust                         Annual
                                                     Report

                          WILLOWBRIDGE STRATEGIC TRUST
           LETTER TO THE INTEREST HOLDERS FOR THE PERIOD MAY 1, 1996
                           THROUGH DECEMBER 31, 1996

                         1177 Avenue of the Americas      Telephone 212 596 7000
                         New York, NY 10036               Facsimile 212 596 8910

Price Waterhouse LLP                                      (LOGO)

                       Report of Independent Accountants

January 29, 1997

To the Managing Owner and
Limited Owners of
Willowbridge Strategic Trust

In our opinion, the accompanying statement of financial condition and the related statements of operations and of changes in trust capital present fairly, in all material respects, the financial position of Willowbridge Strategic Trust (the ``Trust'') at December 31, 1996, the results of its operations for the period from May 1, 1996 to December 31, 1996 and the changes in its trust capital for the year ended December 31, 1996, in conformity with generally accepted accounting principles. The financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Deloitte &
   Touche LLP
                        --------------------------------------------------------
                        Two World Financial Center Telephone: (212) 436-2000 New York, New York 10281-1414 Facsimile: (212) 436-5000


                          INDEPENDENT AUDITORS' REPORT

To the Interestholders of
Willowbridge Strategic Trust:

We have audited the accompanying statement of financial condition of Willowbridge Strategic Trust as of December 31, 1995. This financial statement is the responsibility of the Trust's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of Willowbridge Strategic Trust as of December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

October 14, 1996

-----------------
Deloitte Touche
Tohmatsu
International
-----------------

                                       2A

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      ------------------------------
                                                                          1996              1995
----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $27,465,535        $    1,000
Net unrealized gain on open commodity positions                            354,215                --
                                                                      -------------     ------------
Net equity                                                              27,819,750             1,000
Other receivable                                                             4,224                --
                                                                      -------------     ------------
Total assets                                                           $27,823,974        $    1,000
                                                                      -------------     ------------
                                                                      -------------     ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $   359,352        $       --
Management fee payable                                                      69,560                --
Incentive fee payable                                                      414,894                --
                                                                      -------------     ------------
Total liabilities                                                          843,806                --
                                                                      -------------     ------------
Commitments
Trust capital
Limited interests (258,057 and 0 interests outstanding)                 26,700,158                --
General interests (2,706.31 and 10 interests outstanding)                  280,010             1,000
                                                                      -------------     ------------
Total trust capital                                                     26,980,168             1,000
                                                                      -------------     ------------
Total liabilities and trust capital                                    $27,823,974        $    1,000
                                                                      -------------     ------------
                                                                      -------------     ------------
Net asset value per limited and general interests (``Interests'')      $    103.47        $   100.00
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENT OF OPERATIONS

                                                                                Period from
                                                                                May 1, 1996
                                                                              (commencement of
                                                                               operations) to
                                                                                December 31,
                                                                                    1996
---------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                                     $  3,130,423
Net unrealized gain on open commodity positions                                      354,215
Interest income                                                                      663,866
                                                                         --------------------------
                                                                                   4,148,504
                                                                         --------------------------
EXPENSES
Commissions                                                                        1,033,462
Incentive fees                                                                       414,894
Management fees                                                                      409,964
                                                                         --------------------------
                                                                                   1,858,320
                                                                         --------------------------
Net income                                                                      $  2,290,184
                                                                         --------------------------
                                                                         --------------------------
ALLOCATION OF NET INCOME
Limited interests                                                               $  2,268,174
                                                                         --------------------------
                                                                         --------------------------
General interests                                                               $     22,010
                                                                         --------------------------
                                                                         --------------------------
NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income per weighted average limited and general interest                    $      10.79
                                                                         --------------------------
                                                                         --------------------------
Weighted average number of limited and general interests outstanding             212,276.447
                                                                         --------------------------
                                                                         --------------------------

---------------------------------------------------------------------------------------------------

                     STATEMENT OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Initial trust capital--December 31, 1995          10.00     $        --     $  1,000      $     1,000
Contributions                                283,101.20      26,724,000      257,000       26,981,000
Net income                                           --       2,268,174       22,010        2,290,184
Redemptions                                  (22,347.89)     (2,292,016)          --       (2,292,016)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1996             260,763.31     $26,700,158     $280,010      $26,980,168
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Willowbridge Strategic Trust (the ``Trust'') was organized under the Delaware Business Trust Statute on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the ``Trust Agreement''). The Trust was formed to engage in the speculative trading of commodity futures, options and forward contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the ``Managing Owner''), a wholly-owned subsidiary of Prudential Securities Incorporated (``PSI''), which, in turn, is a wholly-owned subsidiary of Prudential Securities Group Inc. PSI is the principal underwriter and selling agent for the Trust's interests (the ``Interests'') as well as the commodity broker (``Commodity Broker'') of the Trust.

   The Trust is offering a maximum of $100,000,000 of limited interests. On May 1, 1996, the Trust completed its initial offering with gross proceeds of $12,686,200 from the sale of 125,352 limited interests and 1,510 general interests. Additional Interests are being offered monthly at the then current net asset value per Interest until no later than January 31, 1998 but in no event after $100,000,000 in limited interests are sold (the ``Continuous Offering Period''). A minimum initial contribution of $5,000 ($2,000 for an IRA account) is required for each new limited owner unless the Managing Owner, in its sole discretion, approves a contribution of a lesser amount. Existing limited owners are permitted to make additional contributions in increments of not less than $100 during the Continuous Offering Period.

   The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner. Therefore, it must contribute to the Trust between $101,000 and $1,010,000 depending upon the total number of limited interests sold during the Initial & Continuous Offering Periods. In return, it is entitled to a proportionate number of general interests with at least a 1% interest in the profits and losses of the Trust.

   The Managing Owner, on behalf of the Trust, entered into an agreement (the ``Advisory Agreement'') with Willowbridge Associates Inc., an independent commodity trading manager (the ``Trading Manager'') to make the Trust's commodities trading decisions. The Managing Owner has made 100% of the Trust's assets available for trading by the Trading Manager; however, the Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies. The Advisory Agreement is for an initial term of approximately one year and may be renewed thereafter for additional successive one-year terms. The Managing Owner retains the right to retain additional or substitute commodity trading managers at its discretion.

B. Summary of Significant Accounting Principles

Basis of Accounting

   The books and records of the Trust are maintained on the accrual basis of accounting in accordance with generally accepted accounting principles.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. Options transactions are reflected in the statements of financial condition at market value, which is inclusive of the net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, ``Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.''

Income taxes

   The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders. Net realized profits or losses remaining after these allocations are allocated to each Interest holder in proportion to such Interest holder's capital account at year-end. Net income or loss for financial reporting purposes is allocated monthly for all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than on redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   Additional Interests are being offered monthly at their month-end NAV per Interest until the Continuous Offering Period is terminated as discussed in Note A.

   Redemptions are permitted as of the last business day of each month, on at least 10 days' prior written notice. Redemptions are at the then current net asset value per Interest; however, Interests redeemed on or prior to the end of the first and second successive six-month periods after their purchase are subject to redemption charges of 4% and 3%, respectively, of the net asset value at which they are redeemed. These redemption charges are paid to the Managing Owner. Partial redemptions are permitted.

C. Fees

Organizational, offering, and general and administrative costs

   PSI or its affiliates pay the costs of organizing the Trust and offering its Interests as well as administrative costs incurred by the Managing Owner or its affiliates for services it performs for the Trust. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other third party costs are also paid by PSI or its affiliates.

Management and incentive fees

   The Trust pays the Trading Manager a monthly management fee of 1/4 of 1% (3% per annum) of the Trust's net asset value as of the last day of each month and a quarterly incentive fee of 20% of ``New High Net Trading Profits'' (as defined in the Advisory Agreement).

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement (the ``Brokerage Agreement'') with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage and other services rendered. The monthly fee is equal to .64583 of 1% (7.75% per annum) of the Trust's net asset value as of the first day of each month. From this fee, PSI pays all of the Trust's execution (i.e., floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sell Interests in the Trust.

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust which include but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services.

   One hundred percent of the proceeds of this offering are received in the Trust's name and deposited in cash in segregated trading accounts at PSI and will remain there for as long as the Trust's Brokerage

Agreement with PSI remains in effect. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

   The costs charged to the Trust for brokerage services for the period from May 1, 1996 (commencement of operations) to December 31, 1996 were $1,033,462.

   In connection with the Trust's interbank transactions, PSI engages in foreign currency forward transactions with the Trust and an affiliate of PSI who, as principal, attempts to earn a profit on the bid-ask spreads (which must be competitive) on any foreign currency forward transactions entered into between the Trust and PSI, on the one hand, and PSI and such affiliate on the other. In connection with its trading of foreign currencies in the interbank market, PSI may arrange bank lines of credit at major international banks. To the extent such lines of credit are arranged, PSI does not charge the Trust for maintaining such lines of credit, but requires margin deposits with respect to forward contract transactions.

E. Income Taxes

   There are no differences between the tax basis and book basis of Interest holders' capital for the period from May 1, 1996 (commencement of operations) to December 31, 1996.

F. Credit and Market Risk

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level of volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Trust's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Trust's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Trust as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the Trading Manager as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission (``CFTC'') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and not to commingle such assets with other assets of PSI. At December 31, 1996, such segregated assets totalled $23,463,181. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $4,356,569 at December 31, 1996. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1996, all open futures contracts mature within nine months.

   As of December 31, 1996, gross contract amounts of open futures contracts are:

                    Financial Futures Contracts:
                      Commitments to purchase                      $ 61,090,445
                      Commitments to sell                          $ 22,255,035
                    Currency Futures Contracts:
                      Commitments to purchase                      $  2,891,650
                      Commitments to sell                          $ 12,957,888
                    Other Futures Contracts:
                      Commitments to purchase                      $ 11,829,016
                      Commitments to sell                          $  3,189,296

   The gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures or options contract). The gross contract amounts significantly exceed the future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the ``fair value'' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

      The following table presents the average fair value of futures and options contracts during the year ended December 31, 1996 and the related fair value of such contracts as of December 31, 1996.

                                      Average Fair Value                  Fair Value
                                    Assets       Liabilities        Assets       Liabilities
                                 ------------    ------------    ------------    ------------
Futures Contracts:
  Domestic exchanges
     Financial                    $  120,518      $   41,843      $   27,000      $   96,094
     Currencies                      426,724          98,904         151,650          56,533
     Other                           373,360         423,556         204,414         160,312
  Foreign exchanges
     Financial                       997,596          33,195          73,065          84,446
     Other                            81,644          23,941         307,291          11,820
Options Contracts:
  Domestic exchanges
     Financial                        15,606              --              --              --
     Currencies                       60,060              --              --              --
     Other                            17,520              --              --              --
  Foreign exchanges
     Financial                         5,650              --              --              --
                                 ------------    ------------    ------------    ------------
                                  $2,098,678      $  621,439      $  763,420      $  409,205
                                 ------------    ------------    ------------    ------------
                                 ------------    ------------    ------------    ------------

   The following table presents the net realized gains (losses) and the net unrealized gains (losses) of futures and options contracts for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

                                             Net Realized
                                                Gains          Net Unrealized
                                               (Losses)        Gains (Losses)          Total
                                             ------------      ---------------      -----------
          Futures Contracts:
            Domestic exchanges
               Financial                     $    522,445         $ (69,094)        $   453,351
               Currencies                         638,502            95,117             733,619
               Other                           (1,875,153)           44,102          (1,831,051)
            Foreign exchanges
               Financial                        4,491,095           (11,381)          4,479,714
               Other                              (39,746)          295,471             255,725
          Options Contracts:
            Domestic exchanges
               Financial                         (146,094)               --            (146,094)
               Currencies                        (195,150)               --            (195,150)
               Other                             (181,779)               --            (181,779)
            Foreign exchanges
               Financial                          (83,697)               --             (83,697)
                                             ------------      ---------------      -----------
                                             $  3,130,423         $ 354,215         $ 3,484,638
                                             ------------      ---------------      -----------
                                             ------------      ---------------      -----------

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on May 1, 1996 with gross proceeds of $12,686,200 allocated to commodities trading. Additional Interests are offered monthly at the then current net asset value per Interest until no later than January 31, 1998 but in no event after $100,000,000 in limited interests are sold.

   At December 31, 1996, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as ``daily limits.'' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Managing Owner attempts to minimize these risks by requiring the Trust's Trading Manager to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion of the credit and market risks associated with the Trust's futures, forward and options contracts.

   Redemptions of limited interests for the period from May 1, 1996 (commencement of operations) through December 31, 1996 were $2,292,016. Additional contributions raised through the continuous offering resulted in additional gross proceeds to the Trust of $14,295,800 for the period from May 1, 1996 (commencement of operations) to December 31, 1996 and $13,221,200 for January 1, 1997 through March 1, 1997. Future redemptions and contributions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The Trust commenced trading on May 1, 1996 posting a gain of 3.47% for the period ended December 31, 1996. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 420 futures funds, returned 9.45% for the comparable period in 1996, outperforming the Trust. The net asset value per Interest as of December 31, 1996 was $103.47. Past performance is not necessarily indicative of future results.

   The international interest rate, stock index and currency sectors were the solid performers in 1996, especially during the fourth quarter. In the financial sector, German, French and Japanese bond positions were profitable. With sluggish economic growth in Europe and Japan and only moderate U.S. growth, the Trust profited from rising bond prices in the major international countries as the financial markets adjusted to slower rates of growth in the second half of 1996. In the stock index sector, long U.S. stock index positions posted gains as U.S. stock prices rose on expectations that moderate U.S. economic growth would be accompanied by continuing low rates of inflation.

   In the energy sector, tight supplies of natural gas drove prices higher also impacting crude and heating oil. Long positions in these commodities were profitable. The grain sector was profitable early in the year due to rising international demand and historically low reserves; however, especially favorable weather
                                       10
conditions in the second half of the year increased crop expectations, causing grain prices to decline. Thus, the Trust's long positions experienced losses. In the soft sector, coffee and cotton positions were unprofitable as changing expectations in their growing conditions caused widely volatile price moves.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income was $663,866 for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions for the period from May 1, 1996 through December 31, 1996 were $1,033,462.

   All trading decisions for the Trust are made by Willowbridge Associates Inc., the Trading Manager. Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees for the period from May 1, 1996 through December 31, 1996 were $409,964.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement between the Trust, the Managing Owner and the Trading Manager. Incentive fees earned during the period from May 1, 1996 through December 31, 1996 were $414,894.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1996.

--------------------------------------------------------------------------------
      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Willowbridge Strategic Trust is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1996 was $49.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited interest holders without charge upon written request to:

       Willowbridge Strategic Trust
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                  BULK RATE
P.O. Box 2016                                     U.S. POSTAGE
New York, NY 10272                                    PAID
                                                 Automatic Mail

WILLO/17225