Form 10-K, Exhibit 13
period 1997-12-31
WILLOWBRIDGE STRATEGIC TRUST
filed 1998-03-30
CIK 1005006

                                                         1997
--------------------------------------------------------------------------------
Willowbridge Strategic Trust
                                                         Annual
                                                         Report

                          WILLOWBRIDGE STRATEGIC TRUST

                                                                      March 1998

Dear Interest Holder:

Enclosed is the Annual Report of Willowbridge Strategic Trust (the 'Trust') for the year ended December 31, 1997, including the audited financial statements for the Trust which contain, among other things, the operating results for the year.

The Trust posted a loss of .49% for the year ended December 31, 1997. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds, returned 9.34%, outperforming the Trust. At year-end, the Trust's net asset value per Interest was $102.96*. Past performance is not necessarily indicative of future results.

The Trust's performance in 1997 produced a slightly negative return as losses incurred in the financial, energy, and index sectors offset gains in the currency, metal and grain sectors. Further information with respect to the Trust's performance is included in the section of the report entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

We value your continued participation as an Interest Holder of the Trust. Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

Sincerely yours,

Thomas M. Lane, Jr.
President and Director
Prudential Securities Futures Management Inc.

*As of March 25, 1998 the estimated net asset value per Interest was $99.85.

                         1177 Avenue of the Americas   Telephone  212 596 7000
                         New York, NY 10036            Facsimile  212 596 8910
Price Waterhouse LLP                                   (LOGO)

                       Report of Independent Accountants

January 26, 1998

To the Managing Owner and
Limited Owners of
Willowbridge Strategic Trust

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Willowbridge Strategic Trust at December 31, 1997 and 1996, and the results of its operations for the year ended December 31, 1997 and for the period from May 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      ------------------------------
                                                                          1997              1996
----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $46,416,620      $ 27,465,535
Net unrealized gain on open commodity positions                          2,451,210           354,215
Options, at market                                                         362,402                --
                                                                      -------------     ------------
Net equity                                                              49,230,232        27,819,750
Other receivable                                                             3,218             4,224
                                                                      -------------     ------------
Total assets                                                           $49,233,450      $ 27,823,974
                                                                      -------------     ------------
                                                                      -------------     ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 1,385,332      $    359,352
Management fee payable                                                     123,083            69,560
Incentive fee payable                                                           --           414,894
                                                                      -------------     ------------
Total liabilities                                                        1,508,415           843,806
                                                                      -------------     ------------
Commitments

Trust capital
Limited interests (458,613.68 and 258,057 interests outstanding)        47,217,112        26,700,158
General interests (4,933.40 and 2,706.31 interests outstanding)            507,923           280,010
                                                                      -------------     ------------
Total trust capital                                                     47,725,035        26,980,168
                                                                      -------------     ------------
Total liabilities and trust capital                                    $49,233,450      $ 27,823,974
                                                                      -------------     ------------
                                                                      -------------     ------------

Net asset value per limited and general interests ('Interests')        $    102.96      $     103.47
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                    Period from
                                                                                    May 1, 1996
                                                                                 (commencement of
                                                                 Year Ended       operations) to
                                                                December 31,       December 31,
                                                                    1997               1996
--------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions                     $     70,832       $   3,130,423
Change in net unrealized gain on open commodity positions          2,224,441             354,215
Interest income                                                    2,179,775             663,866
                                                                ------------     -----------------
                                                                   4,475,048           4,148,504
                                                                ------------     -----------------
EXPENSES
Commissions                                                        3,628,875           1,033,462
Incentive fees                                                     1,220,889             414,894
Management fees                                                    1,409,961             409,964
                                                                ------------     -----------------
                                                                   6,259,725           1,858,320
                                                                ------------     -----------------
Net income (loss)                                               $ (1,784,677)      $   2,290,184
                                                                ------------     -----------------
                                                                ------------     -----------------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                               $ (1,771,590)      $   2,268,174
                                                                ------------     -----------------
                                                                ------------     -----------------
General interests                                               $    (13,087)      $      22,010
                                                                ------------     -----------------
                                                                ------------     -----------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL
  INTEREST
Net income (loss) per weighted average limited and general
  interest                                                      $      (4.15)      $       10.79
                                                                ------------     -----------------
                                                                ------------     -----------------
Weighted average number of limited and general interests
  outstanding                                                        430,048             212,276
                                                                ------------     -----------------
                                                                ------------     -----------------
--------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                              LIMITED        GENERAL
                                             INTERESTS       INTERESTS      INTERESTS        TOTAL
-----------------------------------------------------------------------------------------------------
Initial trust capital--December 31, 1995          10.00     $        --     $  1,000      $     1,000
Contributions                                283,101.20      26,724,000      257,000       26,981,000
Net income                                           --       2,268,174       22,010        2,290,184
Redemptions                                  (22,347.89)     (2,292,016)          --       (2,292,016)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1996             260,763.31      26,700,158      280,010       26,980,168
Contributions                                286,839.40      31,319,600      241,000       31,560,600
Net loss                                             --      (1,771,590)     (13,087 )     (1,784,677)
Redemptions                                  (84,055.63)     (9,031,056)          --       (9,031,056)
                                            -----------     -----------     ---------     -----------
Trust capital--December 31, 1997             463,547.08     $47,217,112     $507,923      $47,725,035
                                            -----------     -----------     ---------     -----------
                                            -----------     -----------     ---------     -----------
-----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Willowbridge Strategic Trust (the 'Trust') was organized under the Delaware Business Trust Statute on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the principal underwriter and selling agent for the Trust's interests (the 'Interests') as well as the commodity broker ('Commodity Broker') of the Trust. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   On May 1, 1996, the Trust completed its initial offering with gross proceeds of $12,686,200 from the sale of 125,352 limited interests and 1,510 general interests. Additional Interests were offered monthly at the then current net asset value per Interest until January 31, 1998 (the 'Continuous Offering Period'). Additional contributions raised during the Continuous Offering Period through December 1997 resulted in additional proceeds to the Trust of $45,856,400.

   The Managing Owner, on behalf of the Trust, entered into an agreement (the 'Advisory Agreement') with Willowbridge Associates Inc., an independent commodity trading manager (the 'Trading Manager'), to make the Trust's commodities trading decisions. The Managing Owner has made 100% of the Trust's assets available for trading by the Trading Manager; however, the Managing Owner retains the authority to override trading instructions that violate the Trust's trading policies. The Managing Owner retains the right to retain additional or substitute commodity trading managers at its discretion.

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

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such period.

   The Partnership has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

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

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders . Net realized profits or losses remaining after these allocations are allocated to each Interest holder in proportion to such Interest holder's capital account at month-end. Net income or loss for financial reporting purposes is allocated monthly to all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than on redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   Additional Interests were offered monthly at their month-end net asset value per Interest until the Continuous Offering Period was terminated as discussed in Note A.

   Redemptions are permitted as of the last business day of each month, on at least 10 days' prior written notice. Redemptions are at the then current net asset value per Interest; however, Interests redeemed on or prior to the end of the first and second successive six-month periods after their effective date of purchase are subject to redemption charges of 4% and 3%, respectively, of the net asset value at which they are redeemed. These redemption charges are paid to the Managing Owner. Partial redemptions are permitted.

C. Fees

Organizational, offering and general and administrative costs

   PSI or its affiliates pay the costs of organizing the Trust and offering its Interests as well as administrative costs incurred by the Managing Owner or its affiliates for services it performs for the Trust. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other third party costs are also paid by PSI or its affiliates.

Management and incentive fees

   The Trust pays the Trading Manager a monthly management fee of 1/4 of 1% (3% per annum) of the Trust's net asset value as of the last day of each month and a quarterly incentive fee of 20% of 'New High Net Trading Profits' (as defined in the Advisory Agreement).

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement (the 'Brokerage Agreement') with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage and other services rendered. The monthly fee is equal to .64583 of 1% (7.75% per annum) of the Trust's net asset value as of the first day of each month. From this fee, PSI pays all of the Trust's execution (i.e., floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sell Interests in the Trust.

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust which include but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to costs of organizing the Trust and offering its Interests as well as the routine operational, administrative, legal and auditing fees.

   The Trust maintains its trading and cash accounts at PSI. Except for the portion of assets that is deposited as margin to maintain forward currency contract positions, the Trust's assets are maintained either on deposit with PSI or, for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

   The Trust, acting through its Trading Manager, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Trust pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of the Trust.

   The costs charged to the Trust for brokerage services for the year ended December 31, 1997 and the period from May 1, 1996 (commencement of operations) to December 31, 1996 were $3,628,875 and $1,033,462, respectively.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

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

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Trust presents unrealized gains and losses on open forward positions as a net amount in the statements of financial conditions because it has a master netting agreement with PSI.

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

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and not to commingle such assets with other assets of PSI. At December 31, 1997 and 1996, such segregated assets totalled $42,384,065 and $23,463,181. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $6,852,627 and $4,356,569 at December 31, 1997 and 1996. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1997, all open futures, forward and options contracts mature within one year.

   As of December 31, 1997 and 1996, gross contract amounts of open futures, forward and options contracts are:

                                            1997             1996
                                        ------------     ------------
Financial Futures and Options
  Contracts:
  Commitments to purchase               $522,213,105     $61,090,445
  Commitments to sell                      7,592,575      22,255,035
Currency Futures and Options
  Contracts:
  Commitments to purchase                    101,737       2,891,650
  Commitments to sell                     74,270,062      12,957,888
Other Futures Contracts:
  Commitments to purchase                 29,375,203      11,829,016
  Commitments to sell                      1,551,520       3,189,296
Other Forward Contracts:
  Commitments to purchase                    939,873         --

   The gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures, forward or options contract). The gross contract amounts significantly exceed the future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   At December 31, 1997 and December 31, 1996, the fair values of futures, forward and options contracts were:

                                           1997                            1996
                                ---------------------------     ---------------------------
                                  Assets        Liabilities       Assets        Liabilities
                                -----------     -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                  $   792,100     $   240,225      $   27,000      $   96,094
     Currencies                     624,975              89         151,650          56,533
     Other                          713,857       1,004,794         204,414         160,312
  Foreign exchanges
     Financial                    1,621,656          46,687          73,065          84,446
     Other                          --                3,123         307,291          11,820
Forward Contracts:
     Other                          --                6,460         --              --
Options Contracts:
  Domestic exchanges
     Financial                       68,002         --              --              --
     Currencies                     294,400         --              --              --
                                -----------     -----------     -----------     -----------
                                $ 4,114,990     $ 1,301,378      $  763,420      $  409,205
                                -----------     -----------     -----------     -----------
                                -----------     -----------     -----------     -----------

    The following table presents the average fair value of futures, forward and options contracts during the year ended December 31, 1997 and the period from May 1, 1996 (commencement of operations) through December 31, 1996.

                                                           1997                           1996
                                                --------------------------     --------------------------
                                                  Assets       Liabilities       Assets       Liabilities
                                                ----------     -----------     ----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                                  $  451,587     $    48,625     $  120,518      $   41,843
     Currencies                                  1,062,719         235,250        426,724          98,904
     Other                                         844,081         354,329        373,360         423,556
  Foreign exchanges
     Financial                                     458,503         138,751        997,596          33,195
     Other                                         566,081         239,244         81,644          23,941
Forward Contracts:
     Other                                           8,777          19,953             --              --
Options Contracts:
  Domestic exchanges
     Financial                                      24,081              --         15,606              --
     Currencies                                     47,927              --         60,060              --
     Other                                          32,208              --         17,520              --
  Foreign exchanges
     Financial                                          --              --          5,650              --
     Other                                          34,635              --             --              --
                                                ----------     -----------     ----------     -----------
                                                $3,530,599     $ 1,036,152     $2,098,678      $  621,439
                                                ----------     -----------     ----------     -----------
                                                ----------     -----------     ----------     -----------

   The following table presents trading revenues from futures, forward and options contracts for the year ended December 31, 1997 and the period from May 1, 1996 (commencement of operations) through December 31, 1996.

                                                     1997            1996
                                                  -----------     -----------
                       Futures Contracts:
                         Domestic exchanges
                            Financial             $(3,595,125)    $   453,351
                            Currencies              6,682,118         733,619
                            Other                     200,123      (1,831,051)
                         Foreign exchanges
                            Financial                (770,987)      4,479,714
                            Other                     972,431         255,725
                       Forward Contracts:
                            Other                    (146,888)             --
                       Options Contracts:
                         Domestic exchanges
                            Financial                (317,560)       (146,094)
                            Currencies               (294,634)       (195,150)
                            Other                    (205,597)       (181,779)
                         Foreign exchanges
                            Financial                      --         (83,697)
                            Other                    (228,608)             --
                                                  -----------     -----------
                                                  $ 2,295,273     $ 3,484,638
                                                  -----------     -----------
                                                  -----------     -----------

                          WILLOWBRIDGE STRATEGIC TRUST
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on May 1, 1996 with gross proceeds of $12,686,200 allocated to commodities trading. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions made during the continuous offering period totalled $51,242,700, including $375,000 of Managing Owner contributions.

   At December 31, 1997, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

   The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as 'daily limits.' During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

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

   Redemptions of limited interests for the year ended December 31, 1997 and for the period from May 1, 1996 (commencement of operations) through December 31, 1996 were $9,031,056 and $2,292,016, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1997 was $102.96, a decrease of .49% from the December 31, 1996 net asset value per Interest of $103.47. The 1997 MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 315 futures funds, returned 9.34%, outperforming the Trust. Past performance is not necessarily indicative of future results.

   Trading performance for 1997 produced a slightly negative return. Early in the year, expectations of higher demand drove profits in several commodities, particularly contracts in copper, silver and zinc in the metal sector, and soybeans and soybean meal in the grain sector. Gains were also made in currencies which were offset by losses primarily in short S&P 500 positions.

   Losses were also incurred in the energy sector, particularly in crude and heating oil due, in part, to increasing tensions in the Middle East and the increased market volatility that resulted. Additionally, in the financial sector, U.S., Japanese and British bond positions contributed to losses.

   In the discretionary segment of the Trust, it became clear in November that a number of factors, particularly the increasing amount of bonds made available for sale by central banks, pointed to an imbalance in the relationship between stock and bond levels. This imbalance caused bond prices to rally in the U.S. and certain European countries, resulting in profits for the Trust's financial sector positions. However, these profits were not enough to offset net losses incurred in the financial sector throughout the year, particularly in U.S. and Japanese bonds.

   Throughout the course of the year, the Trust incurred losses in its index sector positions as the U.S. S&P 500 continued its journey upwards. Losses were also experienced in the British FTSE 100 and German DAX indices.

   Interest income earned and commissions and management fees incurred during the year ended December 31, 1997 were not comparable to the prior period, and increased in connection with the increase in traded assets as a result of the additional contributions discussed in Liquidity and Capital Resources above.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income was approximately $2,180,000 for the year ended December 31, 1997 and approximately $664,000 for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions were approximately $3,629,000 for the year ended December 31, 1997 and $1,033,000 for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   All trading decisions for the Trust are made by Willowbridge Associates Inc., the Trading Manager. Management fees are calculated on the Trust's net asset value at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees were approximately $1,410,000 for the year ended December 31, 1997 and $410,000 for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Manager, as defined in the Advisory Agreement between the Trust, the Managing Owner and the Trading Manager. Although the Trust ended the 1997 year with a loss, the Trading Manager earned incentive fees of approximately $1,221,000. These fees were primarily attributable to strong trading performance during the first three months of the year. The payment of these fees are not contingent upon future trading performance and therefore were unaffected by the Trust's poor trading performance during the remainder of the year. Incentive fees of approximately $415,000 were earned during the period from May 1, 1996 (commencement of operations) through December 31, 1996.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1997.

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

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Treasurer and Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1997 was $68.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Willowbridge Strategic Trust
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   BULK RATE
P.O. Box 2016                                      U.S. POSTAGE
New York, NY 10272                                      PAID
                                                  Automatic Mail
WILLO/17225