Form 10-K, Exhibit 13
period 1998-12-31
WILLOWBRIDGE STRATEGIC TRUST
filed 1999-03-31
CIK 1005006

                                                         1998
--------------------------------------------------------------------------------
Prudential Securities                                    Annual
Strategic Trust                                          Report

                         LETTER TO LIMITED OWNERS FOR
                     PRUDENTIAL SECURITIES STRATEGIC TRUST

PricewaterhouseCoopers (LOGO)

                                            PricewaterhouseCoopers LLP
                                            1177 Avenue of the Americas
                                            New York, NY 10036
                                            Telephone (212) 596 8000
                                            Facsimile (212) 596 8910

                       Report of Independent Accountants

January 26, 1999

To the Managing Owner and
Limited Owners of
Prudential Securities Strategic Trust

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 1998 and 1997, and the results of its operations for the years ended December 31, 1998 and 1997 and for the period from May 1, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the managing owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the managing owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                      ------------------------------
                                                                          1998              1997
----------------------------------------------------------------------------------------------------
ASSETS
Equity in commodity trading accounts:
Cash                                                                   $47,615,180      $ 46,416,620
Net unrealized gain on open commodity positions                            981,485         2,451,210
Options, at market                                                              --           362,402
                                                                      -------------     ------------
Net equity                                                              48,596,665        49,230,232
Other receivable                                                             9,104             3,218
                                                                      -------------     ------------
Total assets                                                           $48,605,769      $ 49,233,450
                                                                      -------------     ------------
                                                                      -------------     ------------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 1,735,717      $  1,385,332
Management fee payable                                                      88,932           123,083
Incentive fee payable                                                    1,766,804                --
                                                                      -------------     ------------
Total liabilities                                                        3,591,453         1,508,415
                                                                      -------------     ------------
Commitments

Trust capital
Limited interests (359,949.43 and 458,613.68 interests
outstanding)                                                            44,564,154        47,217,112
General interests (3,636 and 4,933.40 interests outstanding)               450,162           507,923
                                                                      -------------     ------------
Total trust capital                                                     45,014,316        47,725,035
                                                                      -------------     ------------
Total liabilities and trust capital                                    $48,605,769      $ 49,233,450
                                                                      -------------     ------------
                                                                      -------------     ------------

Net asset value per limited and general interests                      $    123.81      $     102.96
                                                                      -------------     ------------
                                                                      -------------     ------------
----------------------------------------------------------------------------------------------------
                  The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                                       Period from
                                                                                       May 1, 1996
                                                                                     (commencement of
                                                      Year Ended December 31,         operations) to
                                                   -----------------------------       December 31,
                                                       1998             1997               1996
-----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions        $ 13,284,951     $    70,832        $  3,130,423
Change in net unrealized gain on open commodity
  positions                                          (1,597,171)      2,224,441             354,215
Interest income                                       2,022,918       2,179,775             663,866
                                                   ------------     ------------     ----------------
                                                     13,710,698       4,475,048           4,148,504
                                                   ------------     ------------     ----------------
EXPENSES
Commissions                                           3,265,316       3,628,875           1,033,462
Incentive fees                                        2,339,362       1,220,889             414,894
Management fees                                       1,155,091       1,409,961             409,964
                                                   ------------     ------------     ----------------
                                                      6,759,769       6,259,725           1,858,320
                                                   ------------     ------------     ----------------
Net income (loss)                                  $  6,950,929     $(1,784,677 )      $  2,290,184
                                                   ------------     ------------     ----------------
                                                   ------------     ------------     ----------------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                  $  6,882,295     $(1,771,590 )      $  2,268,174
                                                   ------------     ------------     ----------------
                                                   ------------     ------------     ----------------
General interests                                  $     68,634     $   (13,087 )      $     22,010
                                                   ------------     ------------     ----------------
                                                   ------------     ------------     ----------------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED
  AND GENERAL INTEREST
Net income (loss) per weighted average limited
  and general interest                             $      15.76     $     (4.15 )      $      10.79
                                                   ------------     ------------     ----------------
                                                   ------------     ------------     ----------------
Weighted average number of limited and general
  interests outstanding                                 441,066         430,048             212,276
                                                   ------------     ------------     ----------------
                                                   ------------     ------------     ----------------
-----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                             LIMITED         GENERAL
                                           INTERESTS        INTERESTS       INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Initial trust capital--December 31,
  1995                                           10.00     $         --     $   1,000     $      1,000
Contributions                               283,101.20       26,724,000       257,000       26,981,000
Net income                                          --        2,268,174        22,010        2,290,184
Redemptions                                 (22,347.89)      (2,292,016)           --       (2,292,016)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1996            260,763.31       26,700,158       280,010       26,980,168
Contributions                               286,839.40       31,319,600       241,000       31,560,600
Net loss                                            --       (1,771,590)      (13,087)      (1,784,677)
Redemptions                                 (84,055.63)      (9,031,056)           --       (9,031,056)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1997            463,547.08       47,217,112       507,923       47,725,035
Contributions                                49,726.31        5,359,300        27,000        5,386,300
Net income                                          --        6,882,295        68,634        6,950,929
Redemptions                                (149,687.96)     (14,894,553)     (153,395)     (15,047,948)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1998            363,585.43     $ 44,564,154     $ 450,162     $ 45,014,316
                                          ------------     ------------     ---------     ------------
                                          ------------     ------------     ---------     ------------
------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Strategic Trust, formerly known as Willowbridge Strategic Trust, (the 'Trust') was organized under the Delaware Business Trust Statute on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the principal underwriter and selling agent for the Trust's interests (the 'Interests') as well as the commodity broker ('Commodity Broker') of the Trust. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   On May 1, 1996, the Trust completed its initial offering with gross proceeds of $12,686,200 from the sale of 125,352 limited interests and 1,510 general interests. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $51,242,700.

   At inception, the Managing Owner, on behalf of the Trust, entered into an agreement with Willowbridge Associates, Inc. ('Willowbridge'), an independent commodity trading manager to make the Trust's commodities trading decisions. During July 1998, Willowbridge ceased to serve as a trading manager to the Trust with regard to all trading programs with the exception of its XLIM program, which represented approximately 50% of the Trust's assets. These assets were reallocated to a new trading manager to the Trust, Bridgewater Associates, Inc. ('Bridgewater'), who began trading Trust assets on August 26, 1998. The monthly management fee paid to Bridgewater equals .0813% (a .9756% annual rate) of its traded assets as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fees paid to Bridgewater and Willowbridge equal 20% of the New High Net Trading Profits as defined in the Advisory Agreements among the Trust, the Managing Owner and each trading manager. In conjunction with this change, the Trust was renamed Prudential Securities Strategic Trust.

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

   The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

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

Profit and loss allocation, subscriptions, distributions and redemptions

   Net realized profits or losses for tax purposes are allocated first to Interest holders who redeem Interests to the extent the amounts received on redemption are greater than or are less than the amounts paid for the redeemed Interests by the Interest holders. Net realized profits or losses remaining after these allocations are allocated monthly to each Interest holder in proportion to such Interest holder's capital account at month-end. Net income or loss for financial reporting purposes is allocated monthly to all Interest holders on a pro rata basis based on each Interest holder's number of Interests outstanding during the month.

   Distributions (other than redemptions of Interests) are made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital accounts of the Interest holders. No distributions have been made since inception.

   Additional Interests were offered monthly at their month-end net asset value per Interest until the continuous offering period expired as discussed in Note A.

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

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Trust is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Trust does not believe the effect of adoption will be material.

C. Fees

Organizational, offering and general and administrative costs

   PSI or its affiliates paid the costs of organizing the Trust and offering its Interests and also pay administrative costs incurred by the Managing Owner or its affiliates for services it performs for the Trust. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other third party costs are also paid by PSI or its affiliates.

Management and incentive fees

   The Trust pays each trading manager a monthly management fee ranging from .0813% (a .9756% annual rate) to 1/4 of 1% (a 3% annual rate) of the portion of the Trust's net assets allocated to each trading manager as of the last day of each month. In addition, the Trust pays each trading manager a quarterly incentive fee of 20% of 'New High Net Trading Profits' (as defined in the Advisory Agreements among the Trust, the Managing Owner and each trading manager).

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement (the 'Brokerage Agreement') with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage and other services rendered. Effective September 1, 1998, the Trust pays PSI commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust's net asset value as of the first day of each month. Prior to September 1, 1998, the Trust paid commissions at a flat rate of
 .64583 of 1% (7.75% per annum.) From this fee, PSI pays all of the Trust's execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sell Interests in the Trust.

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust which include but are not limited to: brokerage services, accounting and financial management, registrar, transfer and assignment functions, investor communications, printing and other administrative services. Except for costs related to brokerage services as further discussed below, PSI or its affiliates pay the costs of these services in addition to costs of organizing the Trust and offering its Interests as well as the routine operational, administrative, legal and auditing fees.

   The Trust's assets are maintained either in trading or cash accounts with PSI or, for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

   The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Trust pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market position of the Trust.

   As of December 31, 1998, a non-U.S. affiliate of the Managing Owner owns
293.003 limited interests of the Trust.

   The costs charged to the Trust for brokerage services for the years ended December 31, 1998 and December 31, 1997 and for the period from May 1, 1996 (commencement of operations) to December 31, 1996 were $3,265,316 and $3,628,875, and $1,033,462, respectively.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Credit and Market Risk

   Since the Trust's business is to trade futures, forward (including foreign exchange transactions) and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk).

   Futures, forward and options contracts involve varying degrees of off-balance sheet risk; and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the contracts (or commodities underlying the contracts) frequently result in changes in the Trust's unrealized gain (loss) on open commodity positions reflected in the statements of financial condition. The Trust's exposure to market risk is influenced by a number of factors including the relationships among the contracts held by the Trust as well as the liquidity of the markets in which the contracts are traded.

   Futures and options contracts are traded on organized exchanges and are thus distinguished from forward contracts which are entered into privately by the parties. The credit risks associated with futures and options contracts are typically perceived to be less than those associated with forward contracts because exchanges typically provide clearinghouse arrangements in which the collective credit (subject to certain limitations) of the members of the exchanges is pledged to support the financial integrity of the exchange. On the other hand, the Trust must rely solely on the credit of its broker (PSI) with respect to forward transactions. The Trust presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition because it has a master netting agreement with PSI.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust's trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and not to commingle such assets with other assets of PSI. At December 31, 1998, such segregated assets totalled $46,253,029. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $2,517,738 at December 31, 1998. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1998, all open futures and forward contracts mature within one year.

   As of December 31, 1998 and 1997, gross contract amounts of open futures, forward and options contracts are:

                                            1998             1997
                                        ------------     ------------
Financial Futures and Options
  Contracts:
  Commitments to purchase               $ 97,619,028     $522,213,105
  Commitments to sell                    181,380,377        7,592,575
Currency Futures and Options
  Contracts:
  Commitments to purchase                 50,575,452          101,737
  Commitments to sell                     45,606,627       74,270,062
Other Futures Contracts:
  Commitments to purchase                         --       29,375,203
  Commitments to sell                      1,413,262        1,551,520
Other Forward Contracts:
  Commitments to purchase                    171,615          939,873
  Commitments to sell                        103,545               --

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

   At December 31, 1998 and December 31, 1997, the fair values of futures, forward and options contracts were:

                                           1998                            1997
                                ---------------------------     ---------------------------
                                  Assets        Liabilities       Assets        Liabilities
                                -----------     -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                  $    33,297      $    7,775     $   792,100     $   240,225
     Currencies                     988,150         166,778         624,975              89
     Other                           11,713              --         713,857       1,004,794
  Foreign exchanges
     Financial                      509,091         215,661       1,621,656          46,687
     Other                            3,550              --              --           3,123
Forward Contracts:
     Currencies                          --         174,102              --              --
     Other                               --              --              --           6,460
Options Contracts:
  Domestic exchanges
     Financial                           --              --          68,002              --
     Currencies                          --              --         294,400              --
                                -----------     -----------     -----------     -----------
                                $ 1,545,801      $  564,316     $ 4,114,990     $ 1,301,378
                                -----------     -----------     -----------     -----------
                                -----------     -----------     -----------     -----------

    The following table presents the average fair value of futures, forward and options contracts during the years ended December 31, 1998 and December 31, 1997.

                                           1998                           1997
                                --------------------------     --------------------------
                                  Assets       Liabilities       Assets       Liabilities
                                ----------     -----------     ----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                  $  640,765     $   106,931     $  451,587     $    48,625
     Currencies                    835,289         395,244      1,062,719         235,250
     Other                         248,688         332,016        844,081         354,329
  Foreign exchanges
     Financial                   1,594,167         210,401        458,503         138,751
     Other                           5,348          26,790        566,081         239,244
Forward Contracts:
     Currencies                      1,127          27,512             --              --
     Other                          92,648         160,820          8,777          19,953
Options Contracts:
  Domestic exchanges
     Financial                      50,847              --         24,081              --
     Currencies                     31,254              --         47,927              --
     Other                           3,769              --         32,208              --
  Foreign exchanges
     Financial                       5,539              --             --              --
     Other                          11,642              --         34,635              --
                                ----------     -----------     ----------     -----------
                                $3,521,083     $ 1,259,714     $3,530,599     $ 1,036,152
                                ----------     -----------     ----------     -----------
                                ----------     -----------     ----------     -----------

   The following table presents trading revenues from futures, forward and options contracts for the years ended December 31, 1998 and December 31, 1997 and for the period from May 1, 1996 (commencement of operations) through December 31, 1996.

                                   1998            1997            1996
                                -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Financial                  $ 3,873,755     $(3,595,125)    $   453,351
     Currencies                   2,400,023       6,682,118         733,619
     Other                       (5,689,561)        200,123      (1,831,051)
  Foreign exchanges
     Financial                   14,342,664        (770,987)      4,479,714
     Other                          (35,584)        972,431         255,725
Forward Contracts:
     Currencies                    (299,241)             --              --
     Other                       (1,114,551)       (146,888)             --
Options Contracts:
  Domestic exchanges
     Financial                     (890,181)       (317,560)       (146,094)
     Currencies                    (771,376)       (294,634)       (195,150)
     Other                           (4,940)       (205,597)       (181,779)
  Foreign exchanges
     Financial                      (65,754)             --         (83,697)
     Other                          (57,474)       (228,608)             --
                                -----------     -----------     -----------
                                $11,687,780     $ 2,295,273     $ 3,484,638
                                -----------     -----------     -----------
                                -----------     -----------     -----------

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on May 1, 1996 with gross proceeds of $12,686,200 allocated to commodities trading. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions made during the continuous offering period totalled $51,242,700, including $375,000 of contributions from the Managing Owner.

   At December 31, 1998, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the equity in these accounts and retains the remaining 20%.

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

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationship among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust's trading managers to abide by various trading limitations and policies. See Note F to the financial statements for a further discussion of the credit and market risks associated with the Trust's futures, forward and options contracts.

   Redemptions of limited interests recorded for the years ended December 31, 1998, 1997 and for the period from May 1, 1996 (commencement of operations) through December 31, 1996 were $14,894,553, $9,031,056 and $2,292,016, respectively. Redemptions by the Managing Owner for the year ended December 31, 1998 were $153,395. Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996 through December 31, 1998 totalled $26,217,625 and $153,395, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1998 was $123.81, an increase of 20.25% from the December 31, 1997 net asset value per Interest of $102.96, which was a decrease of .49% from the December 31, 1996 net asset value per Interest of $103.47. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 281 and 315 futures funds during 1998 and 1997, returned 6.57% and 9.34%, respectively. Past performance is not necessarily indicative of future results.

   The Trust accumulated gains in the currency and financial sectors while incurring losses in the energy, grain, index, metal, soft, and meat sectors.

   The financial sector provided the most significant profits in 1998, nearly all of which were earned in the second half. The year opened with a rally in bond prices as a result of an imbalance between stock and bond levels. Market reversals brought losses in March and April, however a rising Japanese bond market contributed profits in May. In June, the Trust benefited from long positions in 30-year U.S. Treasury bonds as prices rose on expectations of low inflation and more moderate U.S. economic growth. Third quarter profits resulted from investors moving to the safety of government bonds due to events in Japan and the devaluation of the Russian ruble. The Trust gained from long positions in German 10-year, U.S. Treasury, British, Eurodollar and French notional bonds. Profits in the fourth quarter were earned in early October as bond prices continued to rise. However, the Trust remained mostly on the sidelines for the remainder of the quarter as many markets were trendless and less liquid following such a large directional price movement.

   The currency sector began 1998 on a negative note as market reversals in January and February made for difficult trading, but ended the year profitably. The strongest performance came in the third quarter and October as the Deutsche mark rose against the U.S. dollar. Profits were also achieved in Canadian dollar and Japanese yen positions. As with positions in the financial sector, the Trust scaled back in November and December when many of the markets were trendless and less liquid.

   Trading in the metal sector was unprofitable as positions across the board generated losses. The most extensive losses were in silver. In March, short gold positions lost value as the market rose in response to increased buying as a hedge against inflation. The Trust incurred further losses as silver reversed in April when prices fell on news that a major investor was selling significant holdings. Another market reversal in silver during May added more losses. Finally, Middle East tensions during the fourth quarter generated further losses in silver and copper.

   During July 1998, Willowbridge Associates, Inc. ceased to serve as a trading manager to the Trust with regard to all trading programs with the exception of its XLIM program, which represented approximately 50% of the Trust's assets. These assets were reallocated to a new trading manager to the Trust, Bridgewater Associates, Inc., who began trading Trust assets on August 26, 1998. As a result, the Trust did not incur commissions or management fees during the period these assets were not allocated for commodities trading. The monthly management fee paid to Bridgewater equals .0813% (a .9756% annual rate) of its traded assets as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fees paid to Bridgewater and Willowbridge equal 20% of the New High Net Trading Profits as defined in the Advisory Agreements among the Trust, the Managing Owner and each trading manager.

   Interest income, commissions and management fees incurred during the year ended December 31, 1997 were not comparable to the period from May 1, 1996 (commencement of operations) to December 31, 1996, and increased in connection with the increase in traded assets as a result of additional contributions throughout 1997.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $157,000 for the year ended December 31, 1998 as compared to 1997 primarily due to declining interest rates during the current year, poor trading performance during 1998 through the second quarter and redemptions. Interest income increased $1,516,000 for the year ended December 31, 1997 as compared to the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by $364,000 for the year ended December 31, 1998 as compared to 1997 primarily due to poor trading performance during 1998 through the second quarter and redemptions. The reallocation of assets from Willowbridge to Bridgewater as discussed above also resulted in a decrease to 1998 commissions. Additionally, effective September 1, 1998, the annual rate of commissions charged to the Trust was reduced from 7.75% to 7.5% of the net asset value of the Trust. Commissions increased $2,595,000 for the year ended December 31, 1997 as compared to the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   At December 31, 1998, all trading decisions were made by Willowbridge and Bridgewater (the 'Trading Managers'). Management fees are calculated on the net asset value allocated to each Trading Manager at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees decreased by $255,000 for the year ended December 31, 1998 as compared to 1997, primarily for the same reasons commissions decreased as discussed above. Management fees increased $1,000,000 for the year ended December 31, 1997 as compared to the period from May 1, 1996 (commencement of operations) through December 31, 1996.

   Incentive fees are based on the New High Net Trading Profits generated by the Trading Managers, as defined in the Advisory Agreements among the Trust, the Managing Owner and each Trading Manager. Incentive fees of $2,339,000 and $415,000 were earned for the year ended December 31, 1998 and for the period from May 1, 1996 (commencement of operations) through December 31, 1996, respectively. Although the Trust ended 1997 with a loss, Willowbridge earned incentive fees of $1,221,000. These fees were primarily attributable to strong trading performance during the first three months of the 1997 year. The payment of these fees is not contingent upon future trading performance and therefore is unaffected by the Trust's poor trading performance during the remainder of the 1997 year.

New Accounting Guidance

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ('SFAS 133'), which the Trust is required to adopt effective January 1, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. The Trust does not believe the effect of adoption will be material.

Year 2000 Risk

   Investment funds, like financial and business organizations and individuals around the world, depend on the smooth functioning of computer systems. The year 2000, however, holds the potential for a significant disruption in the operation of these systems. Many computer systems in use today cannot distinguish the year 2000 from the year 1900 because of the way in which dates are encoded. This is commonly known as the 'Year 2000 Problem.' The Trust could be adversely affected if computer systems used by it or any third party with whom it has a material relationship do not properly perform date comparisons and calculations concerning dates on or after January 1, 2000, which in turn could have a negative impact on the handling or determination of trades and prices and the services provided to the Trust.

   The Trust has engaged third parties to perform primarily all of the services it needs. Accordingly, the Partnership's Year 2000 Problems, if any, are not its own but those that center around the ability of the Managing Owner, Prudential Securities Incorporated, its Trading Managers and any other third party with whom the Trust has a material relationship (individually, a 'Service Provider,' and collectively, the 'Service Providers') to address and correct problems that may cause their systems not to function as intended as a result of the Year 2000 Problem.

   The Trust has received assurances from its Managing Owner and Prudential Securities Incorporated that they anticipate being able to continue their operations without any material adverse impact from the Year 2000 Problem. Although other Service Providers, such as the Trust's Trustee and Trading Managers, have not made similar representations to the Trust, the Trust has no reason to believe that these Service Providers will not take steps necessary to avoid any material adverse impact on the Trust, though there can be no assurance that this will be the case. The costs or consequences of incomplete or untimely resolution of the Year 2000 Problem by the Service Providers, or by governments, exchanges, clearinghouses, regulators, banks and other third parties, are unknown to the Trust at this time, but could have a material adverse impact on the operations of the Trust. The Managing Owner will promptly notify the Trust's limited owners in the event it determines that the Year 2000 Problem will have a material adverse impact on the Trust's operations.

   The Trust has considered various alternatives as a contingency plan. If the Year 2000 Problems are systemic, for example, the federal government, the banking system, exchanges or utilities are affected materially, there may be no adequate contingency plan for the Trust to follow other than to suspend operations. If the Year 2000 Problems are related to one or more of the other Service Providers selected by the Trust, the Trust believes that each such Service Provider is prepared to address any Year 2000 Problems which arise that could have a material adverse impact on the Trust's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1998.

--------------------------------------------------------------------------------

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential Securities Strategic Trust is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     By: Barbara J. Brooks
     Chief Financial Officer
--------------------------------------------------------------------------------

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1998 was $46.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Prudential Securities Strategic Trust
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                                   BULK RATE
P.O. Box 2016                                     U.S. POSTAGE
New York, NY 10272                                    PAID
                                                 Automatic Mail
WILLO/17225