Form 10-K, Exhibit 13
period 1999-12-31
WILLOWBRIDGE STRATEGIC TRUST
filed 2000-03-30
CIK 1005006

                                                         1999
--------------------------------------------------------------------------------
Prudential Securities                                    Annual
Strategic Trust                                          Report

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 1999 and 1998, and the results of its operations for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

January 28, 2000

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                      -----------------------------
                                                                          1999             1998
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $31,489,773      $47,615,180
Net unrealized gain on open futures contracts                            3,686,345        1,155,587
Net option premium                                                         152,364               --
                                                                      -------------     -----------
Net equity                                                              35,328,482       48,770,767
Other receivable                                                             2,203            9,104
                                                                      -------------     -----------
Total assets                                                           $35,330,685      $48,779,871
                                                                      -------------     -----------
                                                                      -------------     -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $ 1,219,087      $ 1,735,717
Unrealized loss on open forward contracts                                  205,135          174,102
Management fees payable                                                     65,935           88,932
Incentive fees payable                                                      37,416        1,766,804
                                                                      -------------     -----------
Total liabilities                                                        1,527,573        3,765,555
                                                                      -------------     -----------
Commitments

Trust capital
Limited interests (261,529.58 and 359,949.43 interests
outstanding)                                                            33,465,044       44,564,154
General interests (2,642 and 3,636 interests outstanding)                  338,068          450,162
                                                                      -------------     -----------
Total trust capital                                                     33,803,112       45,014,316
                                                                      -------------     -----------
Total liabilities and trust capital                                    $35,330,685      $48,779,871
                                                                      -------------     -----------
                                                                      -------------     -----------

Net asset value per limited and general interest ('Interests')         $    127.96      $    123.81
                                                                      -------------     -----------
                                                                      -------------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                   Year Ended December 31,
                                                          ------------------------------------------
                                                             1999           1998            1997
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain on commodity transactions               $1,076,676     $13,284,951     $    70,832
Change in net unrealized gain/loss on open commodity
  positions                                                2,499,725      (1,597,171)      2,224,441
Interest income                                            1,497,863       2,022,918       2,179,775
                                                          ----------     -----------     -----------
                                                           5,074,264      13,710,698       4,475,048
                                                          ----------     -----------     -----------
EXPENSES
Commissions                                                2,966,784       3,265,316       3,628,875
Management fees                                              865,933       1,155,091       1,409,961
Incentive fees                                               394,427       2,339,362       1,220,889
                                                          ----------     -----------     -----------
                                                           4,227,144       6,759,769       6,259,725
                                                          ----------     -----------     -----------
Net income (loss)                                         $  847,120     $ 6,950,929     $(1,784,677)
                                                          ----------     -----------     -----------
                                                          ----------     -----------     -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                         $  838,655     $ 6,882,295     $(1,771,590)
                                                          ----------     -----------     -----------
                                                          ----------     -----------     -----------
General interests                                         $    8,465     $    68,634     $   (13,087)
                                                          ----------     -----------     -----------
                                                          ----------     -----------     -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                        $     2.62     $     15.76     $     (4.15)
                                                          ----------     -----------     -----------
                                                          ----------     -----------     -----------
Weighted average number of limited and general
  interests outstanding                                      323,719         441,066         430,048
                                                          ----------     -----------     -----------
                                                          ----------     -----------     -----------
----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                             LIMITED         GENERAL
                                           INTERESTS        INTERESTS       INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1996            260,763.31     $ 26,700,158     $ 280,010     $ 26,980,168
Contributions                               286,839.40       31,319,600       241,000       31,560,600
Net loss                                            --       (1,771,590)      (13,087)      (1,784,677)
Redemptions                                 (84,055.63)      (9,031,056)           --       (9,031,056)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1997            463,547.08       47,217,112       507,923       47,725,035
Contributions                                49,726.31        5,359,300        27,000        5,386,300
Net income                                          --        6,882,295        68,634        6,950,929
Redemptions                                (149,687.96)     (14,894,553)     (153,395)     (15,047,948)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1998            363,585.43       44,564,154       450,162       45,014,316
Net income                                          --          838,655         8,465          847,120
Redemptions                                 (99,413.85)     (11,937,765)     (120,559)     (12,058,324)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1999            264,171.58     $ 33,465,044     $ 338,068     $ 33,803,112
                                          ------------     ------------     ---------     ------------
                                          ------------     ------------     ---------     ------------
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

   At inception, the Managing Owner, on behalf of the Trust, entered into an agreement with Willowbridge Associates, Inc. ('Willowbridge'), an independent commodity trading manager, to make the Trust's commodities trading decisions. During July 1998, Willowbridge ceased to serve as a trading manager to the Trust with regard to assets in all trading programs with the exception of its XLIM program, which represented approximately 50% of the Trust's assets. These assets were reallocated to a new trading manager to the Trust, Bridgewater Associates, Inc. ('Bridgewater'), who began trading Trust assets on August 26, 1998. The monthly management fee paid to Bridgewater equals .0813% (a .9756% annual rate) of its traded assets as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fees paid to Bridgewater and Willowbridge equal 20% of the New High Net Trading Profits as defined in the Advisory Agreements among the Trust, the Managing Owner and each trading manager. In conjunction with this change, the Trust was renamed Prudential Securities Strategic Trust. As further discussed in Note G to the financial statements, the Managing Owner terminated Willowbridge as a trading manager of the Trust on February 15, 2000.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with generally accepted accounting principles.

   Commodity futures, forward and options transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests subscribed and redeemed based on their respective time outstanding during such year.

   The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, 'Statement of Cash Flows--Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.'

   Certain balances from the prior year have been reclassified to conform with the current financial statement presentation.

Income taxes

   The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual Interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

Profit and loss allocation, distributions and redemptions

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

   Redemptions are permitted as of the last business day of each month, on at least 10 days' prior written notice. Redemptions are at the then current net asset value per Interest; however, Interests redeemed on or prior to the end of the first and second successive six-month periods after their effective date of purchase were subject to redemption charges of 4% and 3%, respectively, of the net asset value at which they were redeemed. These redemption charges were paid to the Managing Owner. Partial redemptions are permitted.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Trust adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Trust which carries its assets at fair value. The Managing Owner does not believe the adoption of SFAS No. 133 has a material effect on the carrying value of assets and liabilities within the financial statements.

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

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage and other services rendered. Effective September 1, 1998, the Trust pays PSI commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust's net asset value as of the first day of each month. Prior to September 1, 1998, the Trust paid commissions at a flat rate of .64583 of 1% (7.75% per annum.) From this fee, PSI pays all of the Trust's execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold Interests in the Trust.

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services as further discussed below, PSI or its affiliates pay the costs of these services in addition to costs of organizing the Trust and offering its Interests as well as the routine operational, administrative, legal and auditing costs.

   The Trust's assets are maintained either in trading or cash accounts at PSI or, for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in the Trust's accounts and retains the remaining 20%.

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

   As of December 31, 1999, a non-U.S. affiliate of the Managing Owner owns
293.003 limited interests of the Trust.

   The costs charged to the Trust for brokerage services for the years ended December 31, 1999, 1998 and 1997 were $2,966,784, $3,265,316, and $3,628,875, respectively.

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

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust's trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties (currently, PSI is the sole counterparty or broker); limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trust, the Managing Owner and each trading manager, a trading manager will automatically be terminated if the net asset value allocated to that trading manager declines by 33 1/3% in any year or since the initial allocation of assets to that trading manager. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement') provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% in any year or since the commencement of trading activities. In each case, the decline in the net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of such trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and not to commingle such assets with other assets of PSI. At December 31, 1999, such segregated assets totalled $24,728,236. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $10,600,246 at December 31, 1999. There are no segregation requirements for assets related to forward trading.

   As of December 31, 1999, all open futures and forward contracts mature within one year.

   Gross contract amounts represent the Trust's potential involvement in a particular class of financial instrument (if it were to take or make delivery on an underlying futures, forward or options contract). Gross contract amounts significantly exceed future cash requirements as the Trust intends to close out open positions prior to settlement and thus is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures, forward and options contracts to be the net unrealized gain or loss on the contracts (plus premiums on options). Thus, the amount at risk associated with counterparty nonperformance of all contracts is the net unrealized gain included in the statements of financial condition. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross contract amounts involved, while the market risk associated with its commitments to sell is unlimited since the Trust's potential involvement is to make delivery of an underlying commodity at the contract price; therefore, it must repurchase the contract at prevailing market prices.

   As of December 31, 1998, the gross contract amounts of open futures and forward contracts were:

                                                         1998
                                                     ------------
Interest Rate Futures:
  Commitments to purchase                            $ 92,177,040
  Commitments to sell                                 181,380,377
Stock Index Futures:
  Commitments to purchase                               5,441,988
Currency Futures:
  Commitments to purchase                              50,575,452
  Commitments to sell                                  45,606,627
Commodity Futures:
  Commitments to sell                                   1,413,262
Currency Forwards:
  Commitments to purchase                                 171,615
  Commitments to sell                                     103,545
                                       8

   At December 31, 1999 and December 31, 1998, the fair values of futures, forward and options contracts were:

                                           1999                            1998
                                ---------------------------     ---------------------------
                                  Assets        Liabilities       Assets        Liabilities
                                -----------     -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates             $     5,455      $   13,650     $    33,297      $    7,775
     Stock indices                2,022,713           3,606              --              --
     Currencies                     142,955         185,257         988,150         166,778
     Commodities                    206,761         119,006          11,713              --
  Foreign exchanges
     Interest rates                 167,112         181,994         329,643         194,044
     Stock indices                       --          11,538         179,448          21,617
     Commodities                  1,670,554         256,879           3,550              --
Forward Contracts:
     Currencies                          --           8,656              --         174,102
     Commodities                         --         196,479              --              --
Options Contracts:
  Foreign exchanges
     Commodities                    395,089              --              --              --
                                -----------     -----------     -----------     -----------
                                $ 4,610,639      $  977,065     $ 1,545,801      $  564,316
                                -----------     -----------     -----------     -----------
                                -----------     -----------     -----------     -----------

    The following table presents the average fair value of futures, forward and options contracts during the year ended December 31, 1998.

                                                                1998
                                                     --------------------------
                                                       Assets       Liabilities
                                                     ----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                                  $  624,219     $   101,716
     Stock indices                                       16,546           5,215
     Currencies                                         835,289         395,244
     Commodities                                        248,688         332,016
  Foreign exchanges
     Interest rates                                   1,531,709         139,631
     Stock indices                                       62,458          70,770
     Commodities                                          5,348          26,790
Forward Contracts:
     Currencies                                           1,127          27,512
     Commodities                                         92,648         160,820
Options Contracts:
  Domestic exchanges
     Interest rates                                      50,847              --
     Currencies                                          31,254              --
     Commodities                                          3,769              --
  Foreign exchanges
     Interest rates                                       5,539              --
     Commodities                                         11,642              --
                                                     ----------     -----------
                                                     $3,521,083     $ 1,259,714
                                                     ----------     -----------
                                                     ----------     -----------

   The following table presents trading revenues from futures, forward and options contracts for the years ended December 31, 1998 and 1997.

                                                        1998            1997
                                                     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates                                  $ 4,758,105     $(1,163,675)
     Stock indices                                      (884,350)     (2,431,450)
     Currencies                                        2,400,023       6,682,118
     Commodities                                      (5,689,561)        200,123
  Foreign exchanges
     Interest rates                                   15,079,412        (557,736)
     Stock indices                                      (736,748)       (213,251)
     Commodities                                         (35,584)        972,431
Forward Contracts:
     Currencies                                         (299,241)             --
     Commodities                                      (1,114,551)       (146,888)
Options Contracts:
  Domestic exchanges
     Interest rates                                     (890,181)       (317,560)
     Currencies                                         (771,376)       (294,634)
     Commodities                                          (4,940)       (205,597)
  Foreign exchanges
     Interest rates                                      (65,754)             --
     Commodities                                         (57,474)       (228,608)
                                                     -----------     -----------
                                                     $11,687,780     $ 2,295,273
                                                     -----------     -----------
                                                     -----------     -----------

G. Subsequent Event

   As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust. The advisory agreement among the Trust, the Managing Owner and Willowbridge was automatically terminated when the assets allocated to Willowbridge declined by greater than 33 1/3% from their balance at December 31, 1999. The portion of Trust assets which were traded by Willowbridge are not currently allocated to commodities trading and, as such, have not been subject to management fees or commissions since February 15, 2000. The Managing Owner is currently considering other independent commodity trading managers to trade these assets on behalf of the Trust.

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last business day of any month at the then current net asset value per Interest. Redemptions of limited interests recorded for the years ended December 31, 1999, 1998 and 1997 were $11,937,765, $14,894,553 and $9,031,056, respectively. Redemptions by the Managing Owner for the years ended December 31, 1999 and 1998 were $120,559 and $153,395, respectively. Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996 through December 31, 1999 totalled $38,155,390 and $273,954, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 1999, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in these accounts and retains the remaining 20%.

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

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust's trading managers to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and utilizing stop loss provisions. See Note F to the financial statements for a further discussion of the credit and market risks associated with the Trust's futures, forward and options contracts.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 1999 was $127.96, an increase of 3.35% from the December 31, 1998 net asset value per Interest of $123.81, which was an increase of 20.25% from the December 31, 1997 net asset value per Interest of $102.96. The MAR (Managed Account Reports) Fund/Pool Index, which tracked the performance of 317 and 281 futures funds during 1999 and 1998, returned gains of 1.48% and 6.81%, respectively. Past performance is not necessarily indicative of future results.

   In 1999, profits in the metal, financial, index, and energy sectors outpaced losses in the currency and grain sectors.

   The metal sector recorded substantial gains in the third quarter from long positions in gold. Gold prices rose following the Bank of England's auction which yielded higher-than-expected prices. The market later surged following a joint announcement by 15 European central banks that they would not sell or lease any reserves other than those previously designated for sale, for a five-year period. This announcement removed a tremendous amount of supply uncertainty from the market, allowing producer demand to send prices higher.

   Financial sector profits earned in the first and second quarters exceeded losses in the third and fourth quarters. During the first quarter, significant gains resulted from short U.S. Treasury bond positions which profited from falling prices as the U.S. economy continued to grow at a rapid pace. Gains were also experienced from short European bond positions which declined in price as political pressures within Europe delayed central bank interest rate reductions. Second quarter gains were driven by positions in U.S. Treasury and Japanese government bonds. Global bond markets followed the U.S. bond market's lead to higher interest rates and lower prices. By mid-June, the U.S. 30-year Treasury bond yield was back above 6% in anticipation of tightening by the U.S. Federal Reserve (FED). Subsequently, on June 30, the FED raised the federal funds rate by 25 basis points. In Japan, the possibility of an improving economy triggered a bond market rally.

   Long positions in the energy sector, specifically crude oil and derivative products, provided gains in the second and third quarters. In the first quarter, energy markets surged as OPEC announced substantial cuts in crude oil exports. Crude oil prices continued to rally into the second quarter as extremely hot U.S. weather drove increased utility demand during June and following statements by Saudi Arabian and Mexican oil ministers reporting a high degree of compliance with OPEC production cuts. These production cuts continued to prove beneficial for the Trust's long positions into the third quarter.

   Currency sector positions recorded net losses from the second to the fourth quarters. The Trust suffered primarily from losses in the Japanese yen and Swiss franc. In Japan, the economy showed signs of a recovery during the second quarter, but Japanese officials feared a premature strengthening of the yen might dampen growth. The Bank of Japan intervened at various points throughout the year by selling yen. During November, the Japanese yen surged to a 4-year high against the U.S. dollar. Consequently, from the second through the fourth quarters, short yen positions added to losses. The Trust experienced losses in the Swiss franc in the second and fourth quarters. The Swiss franc fell further against the U.S. dollar during the second quarter as it lost its safe haven attraction when the Kosovo war ended and the Federal Reserve Bank increased interest rates. In the fourth quarter, the Swiss franc lost value when the Swiss National Bank added liquidity to their domestic money market in an attempt to keep interest rates from rising due to millennium-related liquidity concerns. As a result, long Swiss franc positions contributed to losses.

   During July 1998, Willowbridge ceased to serve as a trading manager to the Trust with regard to all trading programs with the exception of its XLIM program, which represented approximately 50% of the Trust's assets. These assets were reallocated to Bridgewater, a new trading manager to the Trust, who began trading Trust assets on August 26, 1998. As a result, the Trust did not incur commissions or management fees during the period these assets were not allocated for commodities trading. The monthly management fee paid to Bridgewater equals
 .0813% (a .9756% annual rate) of its traded assets as compared to 1/4 of 1% (a 3% annual rate) paid to Willowbridge. The quarterly incentive fees paid to Bridgewater and Willowbridge equal 20% of the New High Net Trading Profits as defined in the Advisory Agreements among the Trust, the Managing Owner and each trading manager. As further discussed in Note G to the financial statements, as of February 15, 2000, Willowbridge was terminated as a trading manager to the Trust.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $525,000 for the year ended December 31, 1999 as compared to 1998 primarily due to redemptions and, to a lesser extent, declining interest rates. Interest income decreased by $157,000 for the year ended December 31, 1998 as compared to 1997 primarily due to declining interest rates during 1998, poor trading performance during 1998 through the second quarter and redemptions.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by $299,000 for the year ended December 31, 1999 as compared to 1998 primarily due to redemptions. Commissions decreased by $364,000 for the year ended December 31, 1998 as compared to 1997 primarily due to poor trading performance during 1998 through the second quarter and redemptions. The effect of the reallocation of assets from Willowbridge to Bridgewater during 1998 as discussed above partially offset the decrease in the 1999 commissions versus 1998 and added to the decrease in the 1998 commissions versus 1997. Additionally, effective September 1, 1998, the annual rate of commissions charged to the Trust was reduced from 7.75% to 7.5% of the net asset value of the Trust.

   At December 31, 1999, all trading decisions were made by Willowbridge and Bridgewater (the 'Trading Managers'). Management fees are calculated on the net asset value allocated to each Trading Manager at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees decreased by $289,000 and $255,000 for the years ended December 31, 1999 and 1998, respectively, as compared to the prior years, primarily for the same reasons commissions decreased as discussed above.

   Incentive fees are based on the New High Net Trading Profits generated by each Trading Manager, as defined in the Advisory Agreements among the Trust, the Managing Owner and each Trading Manager. Incentive fees of $394,000, $2,339,000, and $1,221,000 were earned for the years ended December 31, 1999, 1998 and 1997, respectively. Although the Trust ended 1997 with an overall loss, incentive fees were generated by strong trading performance during the first three months of 1997. The payment of these fees is not contingent upon future trading and, therefore, is unaffected by the Trust's poor trading performance during the remainder of the 1997 year.

Accounting for Derivative Instruments

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Trust adopted effective October 1, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as assets or liabilities measured at fair value. SFAS No. 133 supersedes SFAS No. 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments and SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk which required the disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments for an entity like the Trust which carries its assets at fair value. The Managing Owner does not believe the adoption of SFAS No. 133 has a material effect on the carrying value of assets and liabilities within the financial statements.

Year 2000 Risk

   The arrival of year 2000 was much anticipated and raised serious concerns about whether or not computer systems around the world would continue to function properly and the degree of 'Year 2000 Problems' that would have to be resolved.

   The Trust engages third parties to perform primarily all of the services it needs and also relies on other third parties such as governments, exchanges, clearinghouses, vendors and banks. The Trust has not experienced any material adverse impact on operations related to Year 2000 Problems. While the Trust believes it has mitigated its Year 2000 risk, the Trust cannot guarantee that an as yet unknown Year 2000 failure will not have a material adverse effect on the Trust's operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 1999.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 1999 was $52.

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