Form 10-K, Exhibit 13
period 2000-12-31
WILLOWBRIDGE STRATEGIC TRUST
filed 2001-03-29
CIK 1005006

                                                         2000
-------------------------------------------------------------------------------
Prudential Securities                                    Annual
Strategic Trust                                          Report


                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                                                                     March 2001

Dear Limited Owner:

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

In our opinion, the accompanying statements of financial condition and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 2000 and 1999, and the results of its operations for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 26, 2001
                                       2

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                      -----------------------------
                                                                          2000             1999
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $13,240,014      $31,489,773
Net unrealized gain on open futures and options contracts                   75,883        3,686,345
Premium paid on options                                                         --          152,364
Other receivable                                                               895            2,203
                                                                      -------------     -----------
Total assets                                                           $13,316,792      $35,330,685
                                                                      -------------     -----------
                                                                      -------------     -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $   222,610      $ 1,219,087
Management fees payable                                                     15,110           65,935
Unrealized loss on open forward contracts                                   11,692          205,135
Incentive fees payable                                                          --           37,416
                                                                      -------------     -----------
Total liabilities                                                          249,412        1,527,573
                                                                      -------------     -----------
Commitments

Trust capital
Limited interests (146,544.840 and 261,529.578 interests
outstanding)                                                            12,936,640       33,465,044
General interests (1,481 and 2,642 interests outstanding)                  130,740          338,068
                                                                      -------------     -----------
Total trust capital                                                     13,067,380       33,803,112
                                                                      -------------     -----------
Total liabilities and trust capital                                    $13,316,792      $35,330,685
                                                                      -------------     -----------
                                                                      -------------     -----------

Net asset value per limited and general interest ('Interests')         $     88.28      $    127.96
                                                                      -------------     -----------
                                                                      -------------     -----------
---------------------------------------------------------------------------------------------------
                 The accompanying notes are an integral part of these statements.

                                       3

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                   Year Ended December 31,
                                                          ------------------------------------------
                                                             2000            1999           1998
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions        $(5,711,411)    $1,076,676     $13,284,951
Change in net unrealized gain/loss on open commodity
  positions                                                (3,417,019)     2,499,725      (1,597,171)
Interest income                                             1,011,209      1,497,863       2,022,918
                                                          -----------     ----------     -----------
                                                           (8,117,221)     5,074,264      13,710,698
                                                          -----------     ----------     -----------
EXPENSES
Commissions                                                 1,239,674      2,966,784       3,265,316
Management fees                                               226,233        865,933       1,155,091
Incentive fees                                                     --        394,427       2,339,362
                                                          -----------     ----------     -----------
                                                            1,465,907      4,227,144       6,759,769
                                                          -----------     ----------     -----------
Net income (loss)                                         $(9,583,128)    $  847,120     $ 6,950,929
                                                          -----------     ----------     -----------
                                                          -----------     ----------     -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                         $(9,487,283)    $  838,655     $ 6,882,295
                                                          -----------     ----------     -----------
                                                          -----------     ----------     -----------
General interests                                         $   (95,845)    $    8,465     $    68,634
                                                          -----------     ----------     -----------
                                                          -----------     ----------     -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                        $    (47.34)    $     2.62     $     15.76
                                                          -----------     ----------     -----------
                                                          -----------     ----------     -----------
Weighted average number of limited and general
  interests outstanding                                       202,424        323,719         441,066
                                                          -----------     ----------     -----------
                                                          -----------     ----------     -----------

----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                             LIMITED         GENERAL
                                           INTERESTS        INTERESTS       INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1997           463,547.078     $ 47,217,112     $ 507,923     $ 47,725,035
Contributions                               49,726.311        5,359,300        27,000        5,386,300
Net income                                                    6,882,295        68,634        6,950,929
Redemptions                               (149,687.958)     (14,894,553)     (153,395)     (15,047,948)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1998           363,585.431       44,564,154       450,162       45,014,316
Net income                                                      838,655         8,465          847,120
Redemptions                                (99,413.853)     (11,937,765)     (120,559)     (12,058,324)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1999           264,171.578       33,465,044       338,068       33,803,112
Net loss                                                     (9,487,283)      (95,845)      (9,583,128)
Redemptions                               (116,145.738)     (11,041,121)     (111,483)     (11,152,604)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2000           148,025.840     $ 12,936,640     $ 130,740     $ 13,067,380
                                          ------------     ------------     ---------     ------------
                                          ------------     ------------     ---------     ------------

------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                                       4

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Strategic Trust, formerly known as Willowbridge Strategic Trust, (the 'Trust') was organized under the Delaware Business Trust Statute on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is a wholly owned subsidiary of Prudential Securities Group Inc. PSI is the principal underwriter and selling agent for the Trust's interests ('Interests'), as well as its commodity broker ('Commodity Broker'). The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   On May 1, 1996, the Trust completed its initial offering with gross proceeds of $12,686,200 from the sale of 125,352 limited interests and 1,510 general interests. General interests were sold exclusively to the Managing Owner. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $51,242,700.

   At inception of the Trust's trading activities, Willowbridge Associates Inc. ('Willowbridge') made all the Trust's commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust's assets and, during August 1998, these assets were reallocated to Bridgewater Associates, Inc. ('Bridgewater'). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC ('Gamma'). As a result of the changes in the Trust's independent commodity trading managers discussed above, during a majority of July and August 1998 as well as from February 16, 2000 through July 4, 2000, a portion of the Trust's assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on 'New High Net Trading Profits' (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each trading manager are as follows:

                                       Monthly                               Quarterly
        Trading                      Management                              Incentive
        Manager                          Fee                                    Fee
-----------------------   ---------------------------------   ---------------------------------------
Willowbridge              3% annually of traded assets        20% of 'New High Net Trading Profits'
Bridgewater               .9756% annually of traded assets    20% of 'New High Net Trading Profits'
Gamma                     2% annually of traded assets        20% of 'New High Net Trading Profits'

   Additionally, Gamma must recoup the cumulative trading losses of Willowbridge before it is paid an incentive fee. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures, forward and options transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded.
                                       5

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

Profit and loss allocation, distributions, contributions and redemptions

   The Trust allocates profits and losses for both financial and tax reporting purposes to its Interest holders monthly on a pro rata basis based on each owner's Interests outstanding during the month. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, no distributions have been made since inception, nor does the Managing Owner presently intend to make any distributions in the future.

   Additional Interests were offered monthly at their month-end net asset value per Interest until the continuous offering period expired as discussed in Note A.

   Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per Interest. Prior to February 1999, Interests redeemed on or prior to the end of the first and second successive six-month periods after their effective date of purchase were subject to redemption charges of 4% and 3%, respectively, of the net asset value at which they were redeemed. These redemption charges were paid to the Managing Owner. Partial redemptions are permitted.

New Accounting Guidance

   In June 2000, the Financial Accounting Standards Board ('FASB') issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133 ('SFAS 138'), which became effective for the Trust on July 1, 2000. SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

C. Fees

Organizational, offering and general and administrative costs

   PSI or its affiliates paid the costs of organizing the Trust and offering its Interests and continue to pay administrative costs incurred by the Managing Owner or its affiliates for services they perform for the Trust. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other third party costs are also paid by PSI or its affiliates.

Management and incentive fees

   The Trust pays each trading manager a monthly management fee on the portion of the Trust's net assets allocated to each trading manager as of the last day of each month. In addition, the Trust pays each trading manager a quarterly incentive fee based on 'New High Net Trading Profits' (as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager). See Note A for a discussion of changes to the Trust's trading managers and the rates paid to each trading manager since inception of the Trust.

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. Effective September 1, 1998, the Trust pays PSI commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust's net asset value as of the first day of each month. Prior to September 1, 1998, the Trust paid commissions at a flat rate of .64583 of 1% (7.75% per annum.) From this fee, PSI pays all of the Trust's execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold Interests in the Trust.

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust, which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services in addition to the Trust's routine operational, administrative, legal and auditing costs, as well as costs paid to organize the Trust and offer its Interests.

   The Trust's assets are maintained either in trading or cash accounts at PSI or, for margin purposes, with the various exchanges on which the Trust is permitted to trade. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in the Trust's accounts and retains the remaining 20%.

   The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PSI. PSI then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. ('PBGM'). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PSI and the Trust pursuant to a line of credit. PSI may require that collateral be posted against the marked-to-market positions of the Trust.

   As of December 31, 2000, a non-U.S. affiliate of the Managing Owner owns
538.703 limited interests of the Trust.

   The costs charged to the Trust for brokerage services for the years ended December 31, 2000, 1999 and 1998 were $1,239,674, $2,966,784, and $3,265,316, respectively.

E. Income Taxes

   There have been no differences between the tax basis and book basis of Interest holders' capital since inception of the Trust.

F. Derivative Instruments and Associated Risks

   The Trust is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of The Trust's investment activities (credit risk).

Market Risk

   Trading in futures and forward (including foreign exchange) contracts involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures and forwards to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Trading in options involves the payment or receipt of a premium and the corresponding right or obligation, as the case may be, to either purchase or sell the underlying commodity for a specified price during a limited period of time. Purchasing options involves the risk that the underlying commodity does not change price as expected, so that the option expires worthless and the premium is lost. On the other hand, selling options involves unlimited risk because the Trust is exposed to the potentially unlimited price movement in the underlying commodity.

   Market risk is influenced by a wide variety of factors including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit risk

   When entering into futures, forward and options contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures and options contracts traded in the United States and on most foreign futures and options exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, the sole counterparty to the Trust's forward transactions is PSI, the Trust's commodity broker. The Trust has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreements among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate a trading manager if the net asset value allocated to that trading manager declines by 33 1/3% from the value at the beginning of any year or since the initial allocation of assets to that trading manager. (See Note A for a discussion of the termination of Willowbridge as a trading manager to the Trust.) Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures and options contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures and options trading and not to commingle such assets with other assets of PSI. At December 31, 2000, such segregated assets totalled $2,657,711. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures and options trading which totalled $10,658,186 at December 31, 2000. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2000, all open futures and forward contracts mature within one year.
                                       8

   At December 31, 2000 and December 31, 1999, the fair values of futures, forward and options contracts were:

                                           2000                            1999
                                ---------------------------     ---------------------------
                                  Assets        Liabilities       Assets        Liabilities
                                -----------     -----------     -----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates              $   23,200      $  178,704     $     5,455      $   13,650
     Stock indices                   17,350              --       2,022,713           3,606
     Currencies                     288,497          15,500         142,955         185,257
     Commodities                         --           2,812         206,761         119,006
  Foreign exchanges
     Interest rates                  31,675          88,797         167,112         181,994
     Stock indices                   20,397          15,369              --          11,538
     Commodities                      4,250           8,304       1,670,554         256,879
Forward Contracts:
     Currencies                          --          11,692              --           8,656
     Commodities                         --              --              --         196,479
Options Contracts:
  Foreign exchanges
     Commodities                         --              --         395,089              --
                                -----------     -----------     -----------     -----------
                                 $  385,369      $  321,178     $ 4,610,639      $  977,065
                                -----------     -----------     -----------     -----------
                                -----------     -----------     -----------     -----------

                                       9

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last day of any month at the then current net asset value per Interest. Redemptions of limited interests recorded for the years ended December 31, 2000, 1999 and 1998 were $11,041,121, $11,937,765 and $14,894,553, respectively. Redemptions by the Managing Owner for the years ended December 31, 2000, 1999 and 1998 were $111,483, $120,559 and $153,395, respectively.
Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996 through December 31, 2000 totalled $49,196,511 and $385,437, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2000, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash, which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in these accounts and retains the remaining 20%.

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

   Since the Trust's business is to trade futures, forward and options contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust's speculative trading as well as the development of drastic market occurrences could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust's trading managers to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion of the credit and market risks associated with the Trust's futures, forward and options contracts.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2000 was $88.28, a decrease of 31.01% from the December 31, 1999 net asset value per Interest of $127.96, which was an increase of 3.35% from the December 31, 1998 net asset value per Interest of $123.81. The MAR (Managed Account Reports) Fund/Pool Index, which tracks the performance of approximately 300 futures funds, returned 9.41% and 1.48% for the years ended December 31, 2000 and 1999, respectively. Past performance is not necessarily indicative of future results.

   The Trust's gross trading gains/(losses) were ($9,128,000), $3,576,000 and $11,688,000 during the years ended December 31, 2000, 1999 and 1998, respectively. Due to the nature of the Trust's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the Trust's 2000 trading results is presented below.

   The Trust's unfavorable performance in 2000 was attributed to losses in the stock index, currency, interest rate and metals sectors, particularly in the first quarter. Gains were recognized in the energy sector.

   During January and February, positions in the NASDAQ and S&P 500 indices led to the Trust's largest losses durng the year. These losses, coupled with negative performance in other sectors, particularly positions in the euro as well as metal positions, caused the termination of Willowbridge Associates Inc. as a trading manager to the Trust as more fully described below.

   During the first half of 2000, the world financial markets experienced extreme volatility. During the second half of the year, equity markets experienced continued volatility, but markets trended downward as global economies began to show signs of slowing down and most major indices ended the year lower. Gains earned during the second and fourth quarters were not sufficient to offset losses incurred by the Trust during the first and third quarters.

   The euro began 2000 lower versus the U.S. dollar, Japanese yen and British pound before rallying slightly in June as a result of solid European economic data and sentiment that the currency was undervalued. Long euro positions resulted in losses. Despite a brief rally after intervention by the European Central Bank and other G-7 central banks to boost the failing euro in September, the euro settled back down more than $0.02 below its intervention peaks. The euro reversed its downtrend during the fourth quarter as it rose against the U.S. dollar and Japanese yen. Short euro positions incurred losses for the Trust. The Japanese yen rallied sharply, gaining on the U.S. dollar and most other currencies in the final months of Japan's fiscal year (which ended March
31st) resulting in gains in long positions. This was attributed to positive sentiment regarding Japan's economy. In May, the yen rose slightly against the U.S. dollar supported by expectations of a possible change in the Bank of Japan's (BOJ) zero-interest rate policy and continued to rise when the BOJ increased short-term interest rates in August. Political and economic uncertainty in Japan during the fourth quarter caused the yen to fall against the U.S. dollar and short Japanese yen positions resulted in gains. The Swiss franc spent most of the first three quarters drifting lower against the U.S. dollar, tracking the euro's trend and incurring losses for long positions. The Swiss franc, Australian dollar and Canadian dollar were among other currencies that rose against the U.S. dollar in the fourth quarter due to a weakening U.S. economy incurring losses in short positions.

   Global bond markets began 2000 on a strong note. The U.S. Federal Reserve, European Central Bank, Bank of England, Reserve Bank of Australia, and Bank of Canada increased interest rates in early February. These rate increases shared motivation of strong economic growth and concerns about inflation. Despite rate hikes and news of robust worldwide economic growth, global bond markets continued to rally partially due to investors seeking refuge from volatile equity markets. U.S. and euro bond positions resulted in losses during the first and third quarters of the year. Negative equity performance throughout the fourth quarter and mounting fear of a global economic slowdown contributed to a bond market rally towards year end as investors continued their flight to quality from the stock market. Prices of long- and short-term interest rate instruments rose, and losses resulted from short U.S., Australian and euro bond positions during the last quarter.

   Short metal positions provided negative performance for the Trust throughout most of the year as strong demand and fear of inflation drove prices higher. In addition, the high cost of energy, which is used in the production of base metals, caused a decrease in metal supply driving prices higher and incurring losses for short positions.

   Energy prices climbed throughout January and February and into the first week of March. Prices of crude oil futures rose above $33 a barrel, the highest level for a front-month (the most liquid) contract since the Gulf War in 1991. The energy sector reached a high early in March just prior to OPEC's agreement to increase production sufficiently to stabilize prices. Political pressure by the United States, along with a desire among OPEC members to maintain crude oil prices in the range of $22-$28 per barrel, prompted the cartel to announce a production increase and crude oil prices reversed downward. Increased demand and low supplies caused oil prices to surge once again during the second quarter. Energy markets ended a year
                                       12
long uptrend with natural gas surging to an all time high in December as low supplies were strained by unusually cold temperatures in the U.S. resulting in gains from natural gas positions in the third quarter.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by the Trust, which are largely based on the level of net assets. The Trust's average net asset levels were significantly lower during the year ended December 31, 2000 versus the prior year, primarily from redemptions and unfavorable trading performance in 2000. The Trust's average net asset levels were also lower during the year ended December 31, 1999 versus the year ended December 31, 1998, primarily from redemptions.

   At inception of the Trust's trading activities, Willowbridge Associates Inc. ('Willowbridge') made all the Trust's commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust's assets and, during August 1998, these assets were reallocated to Bridgewater Associates, Inc. ('Bridgewater'). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC ('Gamma'). As a result of the changes in the Trust's independent commodity trading managers discussed above, during a majority of July and August 1998 as well as from February 16, 2000 through July 4, 2000, a portion of the Trust's assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on 'New High Net Trading Profits' (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each trading manager are as follows:

                                       Monthly                               Quarterly
        Trading                      Management                              Incentive
        Manager                          Fee                                    Fee
-----------------------   ---------------------------------   ---------------------------------------
Willowbridge              3% annually of traded assets        20% of 'New High Net Trading Profits'
Bridgewater               .9756% annually of traded assets    20% of 'New High Net Trading Profits'
Gamma                     2% annually of traded assets        20% of 'New High Net Trading Profits'

   Additionally, Gamma must recoup the cumulative trading losses of Willowbridge before it is paid an incentive fee. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $487,000 for the year ended December 31, 2000 as compared to 1999 and decreased by $525,000 for the year ended December 31, 1999 as compared to 1998. These decreases were due primarily to the decline in net asset levels as discussed above. However, higher overall interest rates in 2000 versus 1999 offset some of the decrease in 2000, but lower overall interest rates in 1999 versus 1998 compounded the decrease in 1999.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by $1,727,000 for the year ended December 31, 2000 as compared to 1999 and decreased by $299,000 for the year ended December 31, 1999 as compared to 1998 due to the decline in average net asset levels as well as the postponement of commissions charged to the Trust by PSI on the net assets unallocated to commodities trading as discussed above. Additionally, effective September 1, 1998, the annual rate of commissions charged to the Trust was reduced from 7.75% to 7.5% of the net asset value of the Trust.

   At December 31, 2000, all trading decisions were made by Gamma and Bridgewater. Management fees are calculated on the net asset value allocated to each trading manager at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees decreased by $640,000 for the year ended December 31, 2000 as compared to 1999 and decreased by $289,000 for the year ended December 31, 1999 as compared to 1998. The decreases were due to the decline in average net asset levels as well as the effect of the 2000 and 1998 reallocation of Trust assets to the different trading managers who are paid differently, as well as the postponement of management fees on the portion of Trust assets not allocated to commodities trading, as more fully discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by each trading manager, as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager. Incentive fees of $394,000, and $2,339,000 were earned for the years ended December 31, 1999 and 1998, respectively. The payment of incentive fees is not contingent upon future trading performance and, therefore, is unaffected by the Trust's poor trading performance in 2000. None of the Trust's trading managers earned an incentive fee in 2000.

New Accounting Guidance

   In June 2000, FASB issued SFAS 138, which became effective for the Trust on July 1, 2000, SFAS 138 amends the accounting and reporting standards of FASB Statement No. 133 for certain derivative instruments and certain hedging activities. SFAS 138 has not had a material effect on the carrying value of assets and liabilities within the financial statements.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2000.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2000 was $68.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Prudential Securities Strategic Trust
        P.O. Box 2016
        Peck Slip Station
        New York, New York 10272-2016

Peck Slip Station                        PRESORTED
P.O. Box 2016                            STANDARD
New York, NY 10272                     U.S. POSTAGE
                                           PAID
                                     Automatic Mail
WILLO/17225