Form 10-K, Exhibit 13
period 2001-12-31
PRUDENTIAL SECURITIES STRATEGIC TRUST
filed 2002-03-28
CIK 1005006

                                                         2001
--------------------------------------------------------------------------------
Prudential Securities                                    Annual
Strategic Trust                                          Report

                          LETTER TO LIMITED OWNERS FOR
                     PRUDENTIAL SECURITIES STRATEGIC TRUST

PricewaterhouseCoopers (LOGO)

                                     PricewaterhouseCoopers LLP
                                     1177 Avenue of the Americas
                                     New York, NY 10036
                                     Telephone (646) 471-4000
                                     Facsimile (646) 471-4100


                       Report of Independent Accountants

To the Managing Owner and Limited Owners of Prudential Securities Strategic Trust

In our opinion, the accompanying statements of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 2001 and 2000 and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 25, 2002

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                              December 31,
                                                                      -----------------------------
                                                                          2001             2000
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $ 9,662,833      $13,240,014
Net unrealized gain (loss) on open futures contracts                       (95,924)          75,883
Other receivables                                                             2,120              895
                                                                      -------------     -----------
Total assets                                                           $ 9,569,029      $13,316,792
                                                                      -------------     -----------
                                                                      -------------     -----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                    $    93,665      $   222,610
Unrealized loss on open forward contracts                                   21,053           11,692
Management fees payable                                                     10,694           15,110
                                                                      -------------     -----------
Total liabilities                                                          125,412          249,412
                                                                      -------------     -----------
Commitments

Trust capital
Limited interests (113,584.560 and 146,544.840 interests
outstanding)                                                             9,349,125       12,936,640
General interests (1,148 and 1,481 interests outstanding)                   94,492          130,740
                                                                      -------------     -----------
Total trust capital                                                      9,443,617       13,067,380
                                                                      -------------     -----------
Total liabilities and trust capital                                    $ 9,569,029      $13,316,792
                                                                      -------------     -----------
                                                                      -------------     -----------

Net asset value per limited and general interest ('Interests')         $     82.31      $     88.28
                                                                      -------------     -----------
                                                                      -------------     -----------
---------------------------------------------------------------------------------------------------

                 The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       Condensed Schedule of Investments
                              At December 31, 2001

                                                                      Net Unrealized
                                                                       Gain (Loss)
                                                                        as a % of       Net Unrealized
Futures Contracts                                                     Trust Capital      Gain (Loss)
------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Stock indices                                                                           $   36,704
  Interest rates                                                                             (92,254)
  Currencies                                                                                (192,533)
  Commodities                                                                                (33,820)
                                                                                        --------------
     Net unrealized loss on futures contracts purchased                    (2.99)%          (281,903)
                                                                                        --------------
Futures contracts sold:
  Interest rates                                                                              18,171
  Currencies                                                                                 157,050
  Commodities                                                                                 10,758
                                                                                        --------------
     Net unrealized gain on futures contracts sold                          1.97             185,979
                                                                          ------        --------------
     Net unrealized loss on futures contracts                              (1.02)%        $  (95,924)
                                                                          ------        --------------
                                                                          ------        --------------

     Net unrealized loss on forward contracts purchased                    (0.22)%           (21,053)
                                                                          ------        --------------
                                                                          ------        --------------

Settlement Currency--Futures Contracts
  British pound                                                             0.54%         $   51,697
  Canadian dollar                                                           0.37              34,908
  Euro                                                                     (1.58)           (148,945)
  Japanese yen                                                              0.05               4,424
  Australian dollar                                                        (0.03)             (2,958)
  Swiss franc                                                               0.04               3,451
  U.S. dollar                                                              (0.41)            (38,501)
                                                                          ------        --------------
     Total                                                                 (1.02)%        $  (95,924)
                                                                          ------        --------------
                                                                          ------        --------------

Settlement Currency--Forward Contracts
  U.S. dollar                                                              (0.22)%        $  (21,053)
                                                                          ------        --------------
                                                                          ------        --------------
     Total                                                                                $  (21,053)
                                                                                        --------------
                                                                                        --------------

------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                    Year Ended December 31,
                                                          -------------------------------------------
                                                             2001            2000            1999
-----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions        $  (158,207)    $(5,711,411)    $ 1,076,676
Change in net unrealized gain/loss on open commodity
  positions                                                  (181,168)     (3,417,019)      2,499,725
Interest income                                               385,785       1,011,209       1,497,863
                                                          -----------     -----------     -----------
                                                               46,410      (8,117,221)      5,074,264
                                                          -----------     -----------     -----------
EXPENSES
Commissions                                                   806,004       1,239,674       2,966,784
Management fees                                               145,698         226,233         865,933
Incentive fees                                                     --              --         394,427
                                                          -----------     -----------     -----------
                                                              951,702       1,465,907       4,227,144
                                                          -----------     -----------     -----------
Net income (loss)                                         $  (905,292)    $(9,583,128)    $   847,120
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                         $  (896,233)    $(9,487,283)    $   838,655
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
General interests                                         $    (9,059)    $   (95,845)    $     8,465
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                        $     (6.96)    $    (47.34)    $      2.62
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------
Weighted average number of limited and general
  interests outstanding                                       130,085         202,424         323,719
                                                          -----------     -----------     -----------
                                                          -----------     -----------     -----------

-----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                             LIMITED         GENERAL
                                           INTERESTS        INTERESTS       INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1998           363,585.431     $ 44,564,154     $ 450,162     $ 45,014,316
Net income                                                      838,655         8,465          847,120
Redemptions                                (99,413.853)     (11,937,765)     (120,559)     (12,058,324)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 1999           264,171.578       33,465,044       338,068       33,803,112
Net loss                                                     (9,487,283)      (95,845)      (9,583,128)
Redemptions                               (116,145.738)     (11,041,121)     (111,483)     (11,152,604)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2000           148,025.840       12,936,640       130,740       13,067,380
Net loss                                                       (896,233)       (9,059)        (905,292)
Redemptions                                (33,293.280)      (2,691,282)      (27,189)      (2,718,471)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2001           114,732.560     $  9,349,125     $  94,492     $  9,443,617
                                          ------------     ------------     ---------     ------------
                                          ------------     ------------     ---------     ------------

------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Strategic Trust, formerly known as Willowbridge Strategic Trust, (the 'Trust') was organized under the Delaware Business Trust Statute on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner is Prudential Securities Futures Management Inc. (the 'Managing Owner'), a wholly-owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly-owned subsidiary of Prudential Financial, Inc. PSI is the principal underwriter and selling agent for the Trust's interests ('Interests'), as well as its commodity broker ('Commodity Broker'). The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

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

   At inception of the Trust's trading activities, Willowbridge Associates Inc. ('Willowbridge') made all the Trust's commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust's assets and, during August 1998, these assets were reallocated to Bridgewater Associates, Inc. ('Bridgewater'). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC ('Gamma'). As a result of the changes in the Trust's independent commodity trading managers discussed above, during a majority of July and August 1998, as well as from February 16, 2000 through July 4, 2000, a portion of the Trust's assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on 'New High Net Trading Profits' (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each trading manager are as follows:

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

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as the Trust. Under the new requirements, the Trust is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on the Trust's financial position or results of operations.

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

Commissions

   The Managing Owner, on behalf of the Trust, entered into an agreement with PSI to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. Effective September 1, 1998, the Trust pays PSI commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust's net asset value as of the first day of each month. Prior to September 1, 1998, the Trust paid commissions at a flat rate of .64583 of 1% (7.75% per annum). From this fee, PSI pays all of the Trust's execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold Interests in the Trust.

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

   As of December 31, 2001, a non-U.S. affiliate of the Managing Owner owns
362.197 limited interests of the Trust.

   The costs charged to the Trust for brokerage services for the years ended December 31, 2001, 2000 and 1999 were $806,004, $1,239,674, and $2,966,784, respectively.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures and forwards to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit risk

   When entering into futures and forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with such exchanges. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, if the Trust enters into forward transactions, the sole counterparty is PSI, the Trust's commodity broker. The Trust has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which, include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreements among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate a trading manager if the net asset value allocated to that trading manager declines by 33 1/3% from the value at the beginning of any year or since the initial allocation of assets to that trading manager. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interests of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading (subject to the opt out provisions discussed below) and is not allowed to commingle such assets with other assets of PSI. At December 31, 2001, such segregated assets totalled $1,004,378. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $8,562,531 at December 31, 2001. There are no segregation requirements for assets related to forward trading.

   The CFTC promulgated rules that allow futures commission merchants to permit certain custumers, including the Trust, to opt out of segregation with regard to trading on certain exchanges, but PSI has not done so to date. If the Trust were to opt out, its funds could be held in a broader and potentially riskier range of investments than are allowed for segregated funds.

   As of December 31, 2001, all open futures and forward contracts mature within one year.

   At December 31, 2000, the fair values of futures and forward contracts were:

                                           2000
                                ---------------------------
                                  Assets        Liabilities
                                -----------     -----------
Futures Contracts:
  Domestic exchanges
     Interest rates             $    23,200      $  178,704
     Stock indices                   17,350              --
     Currencies                     288,497          15,500
     Commodities                         --           2,812
  Foreign exchanges
     Interest rates                  31,675          88,797
     Stock indices                   20,397          15,369
     Commodities                      4,250           8,304
Forward Contracts:
     Currencies                          --          11,692
                                -----------     -----------
                                $   385,369      $  321,178
                                -----------     -----------
                                -----------     -----------

G. Financial Highlights

                                                                               Year Ended
                                                                            December 31, 2001
                                                                           -------------------
   Performance per Interest
     Net asset value, beginning of period                                        $ 88.28
                                                                              ----------
     Net realized loss and change in net unrealized gain/loss on
        commodity transactions                                                     (1.56)
     Interest income                                                                2.90
     Expenses                                                                      (7.31)
                                                                              ----------
     Net decrease for the period                                                   (5.97)
                                                                              ----------
     Net asset value, end of period                                              $ 82.31
                                                                              ----------
                                                                              ----------
   Total return                                                                    (6.76)%
   Ratio to average net assets
     Interest income                                                                3.46%
     Expenses                                                                       8.53%

   These financial highlights represent the overall results of the Trust. An individual limited owner's actual results may differ depending on the timing of contributions and redemptions.

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

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last day of any month at the then current net asset value per Interest. Redemptions of limited interests recorded for the years ended December 31, 2001, 2000 and 1999 were $2,691,282, $11,041,121 and $11,937,765, respectively. Redemptions by the Managing Owner for the years ended December 31, 2001, 2000 and 1999 were $27,189, $111,483 and $120,559, respectively.
Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996 through December 31, 2001 totalled $51,887,793 and $412,626, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2001, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets are held in cash, which is used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in these accounts and retains the remaining 20%.

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

   Since the Trust's business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust's exposure to market risk is influenced by a number of factors, including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust's speculative trading, as well as the development of drastic market occurrences, could result in monthly losses considerably beyond the Trust's experience to date and could ultimately lead to a loss of all or substantially all of investors' capital. The Managing Owner attempts to minimize these risks by requiring the Trust's trading managers to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note C to the financial statements for a further discussion of the credit and market risks associated with the Trust's futures and forward contracts.

   The Trust does not have, nor does it expect to have, any capital assets.

Results of Operations

   The net asset value per Interest as of December 31, 2001 was $82.31, a decrease of 6.76% from the December 31, 2000 net asset value per Interest of $88.28, which was a decrease of 31.01% from the December 31, 1999 net asset value per Interest of $127.96. The Zurich Fund/Pool Qualified Universe Index (formerly the MAR Fund/Pool Index), which tracked the performance of 272 futures funds at December 31, 2001, returned 7.52% and 9.41% for the years ended December 31, 2001 and 2000, respectively. Past performance is not necessarily indicative of future results.

   The Trust's gross trading gains/(losses) were $(339,000), $(9,128,000) and $3,576,000 during the years ended December 31, 2001, 2000 and 1999, respectively. Due to the nature of the Trust's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the Trust's 2001 trading results is presented below.

   Net losses for the Trust were experienced in the currency, index and energy sectors. Profits were the result of net gains in the interest rate and metals sector.

   In foreign exchange markets, the U.S. dollar rose slightly against many foreign currencies during the first half of the year, reflecting expectations that some of those economies might be adversely affected by slower economic growth in the United States. Additionally, the U.S. dollar strengthened as investors around the globe felt that it was the safest currency in this time of economic uncertainty resulting in losses for long Australian dollar and Canadian dollar positions during the first half of the year. Short Japanese yen positions resulted in gains as the yen fell due to continued signs of weakness in the Japanese economy and expectations that the Bank of Japan would reinstate its zero-interest rate policy. The U.S. dollar fell against most major currencies during the third quarter, particularly the Japanese yen, the euro and the Swiss franc. The U.S. dollar's downward trend against many currencies accelerated after September 11th. As a result of the attacks many investors switched exposure from the U.S. dollar to other currencies which rose against the U.S. dollar. The U.S. dollar strengthened slightly towards year-end amid hopes of a recovery in the U.S. economy.

   Equity markets performed poorly across the board during the first half of the year as foreign stock markets generally followed the downtrend of the U.S. markets. Technology stocks led this market downturn and the NASDAQ fell to its lowest level in nearly two years. Losses in the Dow Jones and NASDAQ brought these indices under the key 10,000 and 2,000 levels, respectively, with the DAX, FTSE, CAC-40 and Nikkei experiencing similar losses. Long S&P 500 and London FTSE positions incurred losses during the fist half of the year. The terrorist attacks of September 11th further weakened sluggish U.S. and global economies plunging equity markets downward throughout the world in the week following the attacks. In the week following the attacks, the Dow Jones industrial average suffered its worst weekly percentage loss since the Great Depression due to uncertainty about how the economy would perform as a result of these attacks and other threats of terrorism. U.S. equity indices recovered somewhat at the end of September as interest rate cuts by the U.S. Federal Reserve (the 'Fed') and fiscal stimuli by Congress combined to stimulate an economic rebound. Global equity markets followed suit rebounding from earlier lows as well. U.S. and global equity markets rallied in November amid positive developments in the war in Afghanistan and sentiment that the U.S. economy may be emerging from recession. Equity markets reversed in December providing a negative return for the second consecutive year. Losses were incurred in equity index positions during the first and third quarters of the year.

   Energy prices generally remained high throughout most of the first quarter of 2001. Crude oil prices increased in January as OPEC announced a likely 5% cut in production. During the second quarter, energy prices fell in response to growing inventory levels of crude oil and related products. Energy prices peaked sharply immediately after the September 11th attacks amid worries of a potential interruption in supplies. Prices soon reversed course as concerns of decreased demand caused by a global economic recession outweighed fears of scarcity. Two weeks after the attacks, oil prices plunged more than 12% to a 22-month low of $23 a barrel. OPEC leaders announced that with prices within their $22 to $28 a barrel target, they saw no need to alter output and assured that there will be no disruption in supplies. Fear of continued terrorist attacks, sluggish economies and mild winter weather continued to limit growth in global demand for oil during the fourth quarter. A coordinated cut in oil output by OPEC and non-OPEC producers was agreed upon as OPEC tried to regain control of crude oil prices. Crude oil positions incurred losses during the second and fourth quarters of the year resulting in net losses for the Trust in this sector.

   In light of the rapid weakening in economic expansion and deterioration in business and consumer confidence, the Fed followed a relatively aggressive policy, lowering interest rates three times during the first quarter of 2001. Other central banks followed the Fed's lead lowering interest rates as well. Interest rate instruments trended upward throughout most of the second and third quarters as major central banks cut short-term interest rates in an attempt to bolster slowing economies. The bond market rally continued in the wake of September 11th as the Fed moved to inject liquidity into the economy, cutting interest rates 50 basis points on September 17th to 3%. This move was soon followed by the Central Bank of Canada, the European Central Bank and Swiss National Central Bank who also lowered their rates by 50 basis points.

U.S. and European interest rate instruments began the fourth quarter up as data indicated persistent weakness in the U.S. economy. In an effort to stimulate the economy, the Fed lowered interest rates by 50 basis points in October and again in early November. The European Central Bank and the Bank of England each cut rates by 50 basis points in November. In mid-November, some positive economic news, the fall of Kabul, Afghanistan and an announcement by the U.S. Treasury regarding the cessation of sales of 30-year bonds, resulted in one of the greatest reversals the U.S. bond market has seen in recent times. Interest rates climbed sharply in the U.S. and Europe causing bond prices to fall. In December, the Fed lowered rates by another 25 basis points and bond prices climbed slightly. Gains resulting from long euro and Australian bond positions during the third and fourth quarters of the year were sufficient to offset losses incurred during the rest of the year and this sector produced net gains for the Trust.

   Gold prices rallied to a ten-month high in May before reversing course amid rumors that Russia would sell a portion of its gold reserve. Short gold positions resulted in gains. Short copper and aluminum positions resulted in gains during the third quarter as fears of a global economic recession and decreasing industrial production lowered prices of industrial commodities.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by the Trust, which are largely based on the level of net assets. The Trust's average net asset levels were significantly lower during the year ended December 31, 2001 versus the prior year, primarily from redemptions and unfavorable trading performance in 2001. The Trust's average net asset levels were also significantly lower during the year ended December 31, 2000 versus the year ended December 31, 1999, primarily from redemptions and unfavorable trading performance.

   At inception of the Trust's trading activities, Willowbridge Associates Inc. ('Willowbridge') made all the Trust's commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust's assets and, during August 1998, these assets were reallocated to Bridgewater Associates, Inc. ('Bridgewater'). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC ('Gamma'). As a result of the changes in the Trust's independent commodity trading managers discussed above, during a majority of July and August 1998, as well as from February 16, 2000 through July 4, 2000, a portion of the Trust's assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on 'New High Net Trading Profits' (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each trading manager are as follows:

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

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance, contributions and redemptions. Interest income decreased by $625,000 for the year ended December 31, 2001 as compared to 2000 and decreased by $487,000 for the year ended December 31, 2000 as compared to 1999. These decreases were due primarily to the decline in net asset levels as discussed above. Additionally, lower overall interest rates in 2001 compounded the decrease in 2001, while higher overall interest rates in 2000 offset part of the decrease in 2000.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance, contributions and redemptions. Commissions decreased by $434,000 for the year ended December 31, 2001 as compared to 2000 and decreased by $1,727,000 for the year ended December 31, 2000 as compared to 1999 due to the decline in average net asset levels, as well as the postponement of commissions charged to the Trust by PSI on the net assets unallocated to commodities trading as discussed above.

   At December 31, 2001, all trading decisions were made by Gamma and Bridgewater. Management fees are calculated on the net asset value allocated to each trading manager at the end of each month and, therefore, are affected by trading performance, contributions and redemptions. Management fees decreased by $81,000 for the year ended December 31, 2001 as compared to 2000 and decreased by $640,000 for the year ended December 31, 2000 as compared to 1999. The decreases were due to the decline in average net asset levels in addition to the effect of the 2000 reallocation of Trust assets to a different trading manager who is paid differently, as well as the postponement of management fees on the portion of Trust assets not allocated to commodities trading, as more fully discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by each trading manager, as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager. Incentive fees of $394,000, were earned for the year ended December 31, 1999. The payment of incentive fees is not contingent upon future trading performance and, therefore, is unaffected by the Trust's poor trading performance in 2001 and 2000. None of the Trust's trading managers earned an incentive fee in 2001 and 2000.

Financial Reporting by Commodity Pools

   During March 2001, the Accounting Standards Executive Committee issued Statement of Position ('SOP') 01-1, Amendment to Scope of Statement of Position 95-2, Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools, which is effective for financial statements issued for periods ending after December 15, 2001. This SOP amends SOP 95-2, Financial Reporting by Nonpublic Investment Partnerships, to include within its scope commodity pools such as the Trust. Under the new requirements, the Trust is required to present a condensed schedule of investments and certain other information in accordance with the American Institute of Certified Public Accountants' Audit and Accounting Guide 'Audits of Investment Companies.' The adoption of the requirements of SOP 01-1 has not had a material effect on the Trust's financial position or results of operations.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2001.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2001 was $96.

   The Trust's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

        Prudential Securities Strategic Trust/0TH
        Peck Slip Station
        P.O. Box 2303
        New York, New York 10273-0005

0TH                                      PRESORTED
Peck Slip Station                        STANDARD
P.O. Box 2303                          U.S. POSTAGE
New York, NY 10273-0005                    PAID
                                      Automatic Mail


WILLO/17225