Form 10-K, Exhibit 13
period 2002-12-31
PRUDENTIAL SECURITIES STRATEGIC TRUST
filed 2003-03-28
CIK 1005006

                                                         2002
--------------------------------------------------------------------------------
Prudential Securities                                    Annual
Strategic Trust                                          Report

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

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 2002 and 2001, and the results of its operations and changes in trust capital for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

February 24, 2003

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       STATEMENTS OF FINANCIAL CONDITION

                                                                               December 31,
                                                                        ---------------------------
                                                                            2002            2001
---------------------------------------------------------------------------------------------------
ASSETS
Cash in commodity trading accounts                                       $8,527,359      $9,662,833
Net unrealized gain (loss) on open futures contracts                         56,102         (95,924)
Other receivables                                                             1,335           2,120
                                                                        ------------     ----------
Total assets                                                             $8,584,796      $9,569,029
                                                                        ------------     ----------
                                                                        ------------     ----------
LIABILITIES AND TRUST CAPITAL
Liabilities
Redemptions payable                                                      $   40,817      $   93,665
Management fees payable                                                       9,132          10,694
Unrealized loss on open forward contracts                                        --          21,053
                                                                        ------------     ----------
Total liabilities                                                            49,949         125,412
                                                                        ------------     ----------
Commitments

Trust capital
Limited interests (96,797.855 and 113,584.560 interests outstanding)      8,449,304       9,349,125
General interests (980 and 1,148 interests outstanding)                      85,543          94,492
                                                                        ------------     ----------
Total trust capital                                                       8,534,847       9,443,617
                                                                        ------------     ----------
Total liabilities and trust capital                                      $8,584,796      $9,569,029
                                                                        ------------     ----------
                                                                        ------------     ----------

Net asset value per limited and general interest                         $    87.29      $    82.31
                                                                        ------------     ----------
                                                                        ------------     ----------
---------------------------------------------------------------------------------------------------

                 The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                       Condensed Schedules of Investments

                                                                   At December 31,
                                         --------------------------------------------------------------------
                                                       2002                                2001
                                         --------------------------------    --------------------------------

                                         Net Unrealized                      Net Unrealized
                                          Gain (Loss)                         Gain (Loss)
                                           as a % of       Net Unrealized      as a % of       Net Unrealized
Futures Contracts                        Trust Capital      Gain (Loss)      Trust Capital      Gain (Loss)
-------------------------------------------------------------------------------------------------------------
Futures contracts purchased:
  Stock indices                                              $  (36,059)                         $   36,704
  Interest rates                                                261,040                             (92,254)
  Currencies                                                     90,669                            (192,533)
  Commodities                                                   (36,719)                            (33,820)
                                                           --------------                      --------------
     Net unrealized gain (loss) on
       futures contracts purchased             3.27%            278,931           (2.99)%          (281,903)
                                                           --------------                      --------------
Futures contracts sold:
  Stock indices                                                   1,004                                  --
  Interest rates                                               (175,554)                             18,171
  Currencies                                                    (48,279)                            157,050
  Commodities                                                        --                              10,758
                                                           --------------                      --------------
     Net unrealized gain (loss) on
       futures contracts sold                 (2.61)           (222,829)           1.97             185,979
                                             ------        --------------                      --------------
     Net unrealized gain (loss) on
     futures contracts                         0.66%         $   56,102           (1.02)%        $  (95,924)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Forward currency contracts purchased          (0.04)%        $   (3,158)          (0.22)%        $  (21,053)
Forward currency contracts sold                0.04               3,158              --                  --
                                             ------        --------------        ------        --------------
     Net unrealized loss on forward
       contracts                               0.00%         $        0           (0.22)%        $  (21,053)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Settlement Currency--Futures Contracts
  British pound                               (1.03)%        $  (87,605)           0.54%         $   51,697
  Canadian dollar                             (0.42)            (36,264)           0.37              34,908
  Euro                                         1.58             134,838           (1.58)           (148,945)
  Japanese yen                                (0.21)            (17,576)           0.05               4,424
  Australian dollar                            0.03               2,770           (0.03)             (2,958)
  Swiss franc                                  0.20              16,844            0.04               3,451
  Swedish krona                               (0.00)               (164)             --                  --
  U.S. dollar                                  0.51              43,259           (0.41)            (38,501)
                                             ------        --------------        ------        --------------
     Total                                     0.66%         $   56,102           (1.02)%        $  (95,924)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
Settlement Currency--Forward Contracts
  U.S. dollar                                  0.00%         $        0           (0.22)%        $  (21,053)
                                             ------        --------------        ------        --------------
     Total                                     0.00%         $        0           (0.22)%        $  (21,053)
                                             ------        --------------        ------        --------------
                                             ------        --------------        ------        --------------
-------------------------------------------------------------------------------------------------------------
                      The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                            STATEMENTS OF OPERATIONS

                                                                    Year Ended December 31,
                                                            ----------------------------------------
                                                               2002          2001           2000
----------------------------------------------------------------------------------------------------
REVENUES
Net realized gain (loss) on commodity transactions          $1,004,217     $(158,207)    $(5,711,411)
Change in net unrealized gain/loss on open commodity
  positions                                                    173,079      (181,168)     (3,417,019)
Interest income                                                163,669       385,785       1,011,209
                                                            ----------     ---------     -----------
                                                             1,340,965        46,410      (8,117,221)
                                                            ----------     ---------     -----------
EXPENSES
Commissions                                                    677,675       806,004       1,239,674
Management fees                                                119,759       145,698         226,233
                                                            ----------     ---------     -----------
                                                               797,434       951,702       1,465,907
                                                            ----------     ---------     -----------
Net income (loss)                                           $  543,531     $(905,292)    $(9,583,128)
                                                            ----------     ---------     -----------
                                                            ----------     ---------     -----------
ALLOCATION OF NET INCOME (LOSS)
Limited interests                                           $  538,093     $(896,233)    $(9,487,283)
                                                            ----------     ---------     -----------
                                                            ----------     ---------     -----------
General interests                                           $    5,438     $  (9,059)    $   (95,845)
                                                            ----------     ---------     -----------
                                                            ----------     ---------     -----------
NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND
  GENERAL INTEREST
Net income (loss) per weighted average limited and
  general interest                                          $     5.11     $   (6.96)    $    (47.34)
                                                            ----------     ---------     -----------
                                                            ----------     ---------     -----------
Weighted average number of limited and general interests
  outstanding                                                  106,298       130,085         202,424
                                                            ----------     ---------     -----------
                                                            ----------     ---------     -----------

----------------------------------------------------------------------------------------------------

                     STATEMENTS OF CHANGES IN TRUST CAPITAL

                                                             LIMITED         GENERAL
                                           INTERESTS        INTERESTS       INTERESTS        TOTAL
------------------------------------------------------------------------------------------------------
Trust capital--December 31, 1999           264,171.578     $ 33,465,044     $ 338,068     $ 33,803,112
Net loss                                                     (9,487,283)      (95,845)      (9,583,128)
Redemptions                               (116,145.738)     (11,041,121)     (111,483)     (11,152,604)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2000           148,025.840       12,936,640       130,740       13,067,380
Net loss                                                       (896,233)       (9,059)        (905,292)
Redemptions                                (33,293.280)      (2,691,282)      (27,189)      (2,718,471)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2001           114,732.560        9,349,125        94,492        9,443,617
Net income                                                      538,093         5,438          543,531
Redemptions                                (16,954.705)      (1,437,914)      (14,387)      (1,452,301)
                                          ------------     ------------     ---------     ------------
Trust capital--December 31, 2002            97,777.855     $  8,449,304     $  85,543     $  8,534,847
                                          ------------     ------------     ---------     ------------
                                          ------------     ------------     ---------     ------------

------------------------------------------------------------------------------------------------------
                   The accompanying notes are an integral part of these statements.

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
                         NOTES TO FINANCIAL STATEMENTS

A. General

   Prudential Securities Strategic Trust, formerly known as Willowbridge Strategic Trust, (the 'Trust') was organized under the Delaware Statutory Trust Act on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the 'Trust Agreement'). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company. The managing owner, Prudential Securities Futures Management Inc. (the 'Managing Owner'), is a wholly-owned subsidiary of Prudential Securities Incorporated ('PSI'), which, in turn, is an indirect wholly-owned subsidiary of Prudential Financial, Inc. ('Prudential'). PSI is the principal underwriter and selling agent for the Trust's interests ('Interests'), as well as its commodity broker ('Commodity Broker'). The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

   In February 2003, Prudential and Wachovia Corp. ('Wachovia') announced an agreement to combine each company's respective retail securities, brokerage and clearing operations within a new firm, which will be headquartered in Richmond, Virginia. Under the agreement, Prudential will have a 38% ownership interest in the new firm and Wachovia will own 62%. The transaction, which includes the securities brokerage, securities clearing, and debt capital markets operations of PSI, but does not include the equity sales, trading and research operations or commodity brokerage and derivative operations of PSI, is anticipated to close in the third quarter of 2003. The Managing Owner, as well as the Commodity Broker, will continue to be indirect wholly-owned subsidiaries of Prudential.

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

                                       Monthly                               Quarterly
        Trading                      Management                              Incentive
        Manager                          Fee                                    Fee
-----------------------   ---------------------------------   ---------------------------------------
Willowbridge              3% annually of traded assets        20% of New High Net Trading Profits
Bridgewater               .9756% annually of traded assets    20% of New High Net Trading Profits
Gamma                     2% annually of traded assets        20% of New High Net Trading Profits

   Additionally, Gamma must recoup the cumulative trading losses associated with the assets that were allocated to it from Willowbridge before it is paid an incentive fee. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   As of January 31, 2003, Gamma was terminated as a trading manager to the Trust. On February 11, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP ('Graham') to manage a portion of the Trust's assets as further discussed in Note H.

B. Summary of Significant Accounting Policies

Basis of accounting

   The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America.

   Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. The difference between the original contract amount and market value is reflected as net unrealized gain or loss. The market value of each contract is based upon the closing quotation on the exchange, clearing firm or bank on, or through, which the contract is traded. Net unrealized gain or loss on open contracts denominated in foreign currencies and foreign currency holdings are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

   The weighted average number of limited and general interests outstanding was computed for purposes of disclosing net income (loss) per weighted average limited and general interest. The weighted average limited and general interests are equal to the number of Interests outstanding at year end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such year.

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

   Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per Interest. Partial redemptions are permitted.

New Accounting Guidance

   In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 ('FIN 45'), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, which the Trust adopted at December 31, 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Consistent with standard business practices in the normal course of business, the Trust has provided general indemnifications to the Managing Owner, its Trading Advisor and others when they act, in good faith, in the best interests of the Trust. The Trust is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

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

D. Related Parties

   The Managing Owner or its affiliates perform services for the Trust, which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PSI or its affiliates pay the costs of these services, as well as the Trust's routine operational, administrative, legal and auditing costs, and costs paid to organize the Trust and offer its Interests.

   The Trust's assets are maintained either in trading or cash accounts with PSI for margin purposes. PSI credits the Trust monthly with 80% of the interest it earns on the average net assets in the Trust's accounts and retains the remaining 20%.

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

   As of December 31, 2002, a non-U.S. affiliate of the Managing Owner owns
116.497 limited interests of the Trust.

   The costs charged to the Trust for brokerage services for the years ended December 31, 2002, 2001 and 2000 were $677,675, $806,004, and $1,239,674, respectively.

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

Market Risk

   Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust's net assets being traded, significantly exceeds the Trust's future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the 'fair value' of its futures and forwards to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust's commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

   Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

   When entering into futures and forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as PSI, the Trust's commodity broker, is the sole counterparty. The Trust has entered into a master netting agreement with PSI and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust's contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Trust's contracts may result in greater loss than non-performance on all the Trust's contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

   The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies which, include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreements among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate a trading manager if the net asset value allocated to that trading manager declines by 33 1/3% from the value at the beginning of any year or since the initial allocation of assets to that trading manager. Furthermore, the Second Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for contributions, distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading managers as it, in good faith, deems to be in the best interest of the Trust.

   PSI, when acting as the Trust's futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission ('CFTC') regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not permitted to commingle such assets with other assets of PSI. At December 31, 2002, such segregated assets totalled $961,435. Part 30.7 of the CFTC regulations also requires PSI to secure assets of the Trust related to foreign futures trading which totalled $7,622,026 at December 31, 2002. There are no segregation requirements for assets related to forward trading.

   As of December 31, 2002, all of the Trust's open futures and forward contracts mature within one year.

G. Financial Highlights

                                                                               For the Year Ended
                                                                                  December 31,
                                                                             ----------------------
                                                                                2002          2001
                                                                             -----------     ------
Performance per Interest
  Net asset value, beginning of period                                         $ 82.31       $88.28
                                                                             -----------     ------
  Net realized gain (loss) and change in net unrealized gain/loss on
     commodity transactions                                                      10.95        (1.56)
  Interest income                                                                 1.54         2.90
  Expenses                                                                       (7.51)       (7.31)
                                                                             -----------     ------
  Net increase (decrease) for the period                                          4.98        (5.97)
                                                                             -----------     ------
  Net asset value, end of period                                               $ 87.29       $82.31
                                                                             -----------     ------
                                                                             -----------     ------
Total return                                                                      6.05%       (6.76)%
Ratio to average net assets
  Interest income                                                                 1.80%        3.46%
  Expenses                                                                        8.75%        8.53%

      These financial highlights represent the overall results of the Trust for the years ended December 31, 2002 and 2001. An individual limited owner's actual results may differ depending on the timing of redemptions.

H. Subsequent Event

   As of January 31, 2003 Gamma was terminated as a trading manager to the Trust. On February 11, 2003 the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP ('Graham') to manage a portion of the Trust's assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the 'New High Net Trading Profits' on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma's cumulative trading losses before earning any incentive fees. The Trust did not incur commissions and management fees from the period February 1, 2003 to February 13, 2003 on the portion of assets unallocated to trading (i.e. the portion of assets previously managed by Gamma). The advisory agreement may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

--------------------------------------------------------------------------------

      I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential Securities Strategic Trust is accurate and complete.

     PRUDENTIAL SECURITIES
     FUTURES MANAGEMENT INC.
     (Managing Owner)

     /s/ Steven Weinreb
     By: Steven Weinreb
     Chief Financial Officer
--------------------------------------------------------------------------------

                     PRUDENTIAL SECURITIES STRATEGIC TRUST
                          (a Delaware Business Trust)
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

   The Trust commenced operations on May 1, 1996 with gross proceeds of $12,686,200 allocated to commodities trading. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions made during the continuous offering from the sales of Interests totalled $51,242,700, including $375,000 of contributions from the Managing Owner.

   The Trust Agreement provides that an Interest holder may redeem its Interests as of the last day of any month at the then current net asset value per Interest. Redemptions of limited interests recorded for the years ended December 31, 2002, 2001 and 2000 were $1,437,914, $2,691,282 and $11,041,121, respectively. Redemptions by the Managing Owner for the years ended December 31, 2002, 2001 and 2000 were $14,387, $27,189 and $111,483, respectively.
Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996, to December 31, 2002 totalled $53,325,707 and $427,013, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

   At December 31, 2002, 100% of the Trust's net assets were allocated to commodities trading. A significant portion of the net assets of the Trust was held in cash, which was used as margin for the Trust's trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PSI credits the Trust monthly with 80% of the interest it earns on the equity balances in these accounts and retains the remaining 20%.

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

Results of Operations

   The net asset value per Interest as of December 31, 2002 was $87.29, an increase of 6.05% from the December 31, 2001 net asset value per Interest of $82.31, which was a decrease of 6.76% from the December 31, 2000 net asset value per Interest of $88.28. The CISDM Fund/Pool Qualified Universe Index (formerly the Zurich Fund/Pool Qualified Universe Index) returned 11.99% and 7.52% for the years ended December 31, 2002 and 2001, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

   The Trust's trading gains/(losses) before commissions were $1,177,000, $(339,000) and $(9,128,000) during the years ended December 31, 2002, 2001 and
2000, respectively. Due to the nature of the Trust's trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the Trust's 2002 trading results is presented below.

   Net losses for the Trust were experienced in the index, metals and energy sectors. Profits were the result of gains in the currency and financial sectors.

   Global equity indices began the year choppily due to continuing weak economies and concerns about balance sheet reporting and accounting irregularities. Positive data and hopes of an economic recovery boosted stock markets towards the middle of the first quarter. However, as investor confidence collapsed in response to concerns about accounting transparency at some firms, heightened tension in the Middle East, and decreased corporate sales and profits, global equity markets moved sharply lower throughout the second quarter. This resulted in investors re-evaluating their outlook for a near-term economic recovery. Equity markets rallied in mid October, triggered by a surge of global economic optimism, but fell once again towards the end of the year providing a negative return for the third consecutive year. Overall, equity markets around the world showed poor performance for 2002. In the U.S., the Dow Jones Industrial Average was down 16.76% for the year while the S&P 500 was down 23.37%. The London FTSE returned a negative 24.48% and the Hong Kong Hang Seng Index ended the year down 18.21%. Overall, long positions in the S&P 500, Euro DAX and Tokyo TOPIX resulted in net losses for the Trust.

   Gold and other precious metals soared throughout most of the first quarter in response to weaknesses in the U.S. dollar and global equity markets and instability in the Middle East. Base metals also began the year on a rise as global economic activity showed signs of recovery. Gold prices reversed at first quarter-end as a result of profit taking by traders and the sentiment that U.S. and Japanese central banks would support the U.S. dollar. Gold ended the year above $300 an ounce. Base metal prices fell in the second half of the year due to weak economies and decreased industrial production. Gains earned by long gold and silver positions in the second quarter of the year were not sufficient to offset losses incurred during the rest of the year resulting in net losses for the Trust.

   Energy markets were volatile at the beginning of the year, but rose toward the first quarter-end as the escalating conflict in the Middle East prompted fears of an interruption in supplies. This, together with hopes for increased U.S. energy demand due to a recovering economy, reinforced the normal seasonal upward pressure on energy prices. Energy prices declined in the second quarter amid increased U.S. stock suggesting ample supply for the summer season and anticipation that Russia would discontinue output restrictions. Through the end of the year, energy markets climbed as fears of impending war with Iraq and the Venezuelan oil strike pushed crude oil prices up significantly. Crude oil rose from the low $20's per barrel earlier in the year to approximately $30 a barrel at year-end. Gains earned from long crude oil positions in the second half of the year were insufficient to offset losses, resulting in a net loss for the Trust.

   In foreign exchange markets, the U.S. dollar began the year strong against most major foreign currencies as the U.S. economy exhibited signs of recovery. The trend reversed in the second quarter as weak U.S. economic growth in relation to other economies and concerns regarding accounting irregularities in major U.S. corporations drove the dollar downward. Most European currencies and the euro were weak early in the year but rallied in March amid hopes of an economic recovery. In the third quarter, the euro surpassed parity with the U.S. dollar as investors' desire for U.S. assets decreased, but ended the quarter lower. The British pound rose against the U.S. dollar early in the year amid perceived strength in the British economy and positive economic data. Towards the end of the year, the U.S. dollar began the quarter up amid evidence of a firming U.S. economy, but traded lower against many major foreign currencies in December. The market reacted to the sluggish U.S. economy, weaker foreign demand for the U.S. dollar and expectations of war with Iraq. Gains for long euro, Australian dollar and British pound currency positions during the second and fourth quarter offset losses incurred during the third quarter. This resulted in net gains for the Trust.

   Global bond markets trended lower through most of the first quarter amid growing prospects for imminent interest rate hikes by central banks. In the U.S., interest rates rose towards the end of the first quarter in response to stronger than expected economic data and indications that the U.S. Federal Reserve Bank (the 'Fed') would lean towards increasing rates in the near future. The Fed kept rates unchanged at 1.75% throughout the first three quarters of the year. Other central banks, including the European Central Bank and the Bank of Japan, generally followed the lead of the Fed leaving rates unchanged and foreign bond markets rose as well. In the second half of the year, the Japanese bond market was particularly strong as the Japanese economy continued to struggle with recession and investors fled to bonds for safety. Global bond prices in the fourth quarter were slightly weaker as interest rates rose in response to the stock market rally and optimism on economic prospects. This trend reversed when the Fed cut interest rates by 50 basis points to 1.25%, a new 40-year low, at its first quarterly meeting in November. This was the first rate cut of 2002, following 11 cuts in 2001. The Fed also switched its economic outlook for the near future from a bias toward 'economic weakness' to 'balanced'. U.S., Japanese and European bond markets ended the year strong resulting in net gains for long European and Japanese bond positions.

   Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by the Trust, which are largely based on the level of net assets. The Trust's average net asset levels were lower during the year ended December 31, 2002 versus the prior year, primarily from redemptions offset, in part, by favorable trading performance in 2002. The Trust's average net asset levels were significantly lower during the year ended December 31, 2001 versus the prior year, primarily from redemptions and unfavorable trading performance in 2001.

   At inception of the Trust's trading activities, Willowbridge made all the Trust's commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust's assets and, during August 1998, these assets were reallocated to Bridgewater. As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma. As a result of the changes in the Trust's independent commodity trading managers discussed above, during a majority of July and August 1998, as well as from February 16, 2000 through July 4, 2000, a portion of the Trust's assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on 'New High Net Trading Profits' (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each trading manager are as follows:

                                       Monthly                               Quarterly
        Trading                      Management                              Incentive
        Manager                          Fee                                    Fee
-----------------------   ---------------------------------   ---------------------------------------
Willowbridge              3% annually of traded assets        20% of New High Net Trading Profits
Bridgewater               .9756% annually of traded assets    20% of New High Net Trading Profits
Gamma                     2% annually of traded assets        20% of New High Net Trading Profits

   Additionally, Gamma must recoup the cumulative trading losses of Willowbridge before it is paid an incentive fee. The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

   Interest income is earned on the equity balances held at PSI and, therefore, varies monthly according to interest rates, trading performance and redemptions. Interest income decreased by $222,000 for the year ended December 31, 2002 as compared to 2001 and decreased by $625,000 for the year ended December 31, 2001 as compared to 2000. These decreases were due primarily to the decline in net asset levels as discussed above. Additionally, declining interest rates in 2002 and 2001 compounded these decreases.

   Commissions are calculated on the Trust's net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased by $128,000 for the year ended December 31, 2002 as compared to 2001 and decreased by $434,000 for the year ended December 31, 2001 as compared to 2000 due to the decline in average net asset levels offset, in part, by the postponement of commissions charged to the Trust by PSI on the net assets unallocated to commodities trading during 2000 as discussed above.

   At December 31, 2002, all trading decisions were made by Gamma and Bridgewater. Management fees are calculated on the net asset value allocated to each trading manager at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased by $26,000 for the year ended December 31, 2002 as compared to 2001 and decreased by $81,000 for the year ended December 31, 2001 as compared to 2000. The decreases were due to the decline in average net asset levels offset, in part, by the effect of the 2000 reallocation of Trust assets to a different trading manager who is paid differently, as well as the postponement of management fees on the portion of Trust assets not allocated to commodities trading, as more fully discussed above.

   Incentive fees are based on the 'New High Net Trading Profits' generated by each trading manager, as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager. No incentive fee was earned during the three years ended December 31, 2002.

Inflation

   Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2002.

                               OTHER INFORMATION

   The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2002 was $93.

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