Form 10-K, Exhibit 13
period 2003-12-31
PRUDENTIAL SECURITIES STRATEGIC TRUST
filed 2004-03-29
CIK 1005006

Prudential Securities

Strategic Trust

2003

Annual

Report

LETTER TO LIMITED OWNERS FOR

PRUDENTIAL SECURITIES STRATEGIC TRUST

PricewaterhouseCoopers (LOGO)	PricewaterhouseCoopers LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone (646) 471-4000

Facsimile (646) 471-4100

Report of Independent Auditors

To the Managing Owner and Limited Owners

of Prudential Securities Strategic Trust

In our opinion, the accompanying statements of financial condition, including the condensed schedules of investments, and the related statements of operations and of changes in trust capital present fairly in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 2003 and 2002, and the results of its operations and changes in its trust capital for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

January 23, 2004

PRUDENTIAL SECURITIES STRATEGIC TRUST

(a Delaware Business Trust)

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2003	2002

ASSETS

Cash in commodity trading accounts	$7,969,620	$8,527,359

Net unrealized gain on open futures contracts	274,531	56,102

Other receivables	2,222	1,335

Total assets	$8,246,373	$8,584,796

LIABILITIES AND TRUST CAPITAL

Liabilities

Redemptions payable	$86,425	$40,817

Net unrealized loss on open forward contracts	416	—

Management fees payable	9,868	9,132

Incentive fees	9,826	—

Accounts payable	191	—

Total liabilities	106,726	49,949

Commitments

Trust capital

Limited interests (78,447.463 and 96,797.855 interests outstanding)	8,058,219	8,449,304

General interests (793 and 980 interests outstanding)	81,428	85,543

Total trust capital	8,139,647	8,534,847

Total liabilities and trust capital	$8,246,373	$8,584,796

Net asset value per limited and general interest	$102.72	$87.29

The accompanying notes are an integral part of these statements.

PRUDENTIAL SECURITIES STRATEGIC TRUST

(a Delaware Business Trust)

CONDENSED SCHEDULES OF INVESTMENTS

	At December 31,
	2003		2002
Futures Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)

Futures contracts purchased:

Stock indices		$0		$(36,059)

Interest rates		228,064		261,040

Currencies		131,469		90,669

Commodities		316,639		(36,719)

Net unrealized gain on futures contracts purchased	8.30%	676,172	3.27%	278,931

Futures contracts sold:

Stock indices		0		1,004

Interest rates		(166,195)		(175,554)

Currencies		(45,127)		(48,279)

Commodities		(190,319)		—

Net unrealized loss on futures contracts sold	(4.93)	(401,641)	(2.61)	(222,829)

Net unrealized gain on futures contracts	3.37%	$274,531	0.66%	$56,102

Forward currency contracts purchased	(0.01)%	$(416)	(0.04)%	$(3,158)

Forward currency contracts sold	0.00	0	0.04	3,158

Net unrealized loss on forward contracts	(0.01)%	$(416)	0.00%	$0

Settlement Currency—Futures Contracts

British pound	(1.03)%	$(83,696)	(1.03)%	$(87,605)

Canadian dollar	0.22	17,721	(0.42)	(36,264)

Euro	1.34	109,320	1.58	134,838

Japanese yen	(0.04)	(2,976)	(0.21)	(17,576)

Australian dollar	(0.11)	(8,880)	0.03	2,770

Swiss franc	(0.06)	(4,688)	0.20	16,844

Swedish krona	(0.04)	(3,141)	(0.00)	(164)

U.S. dollar	3.09	250,870	0.51	43,259

Total	3.37%	$274,531	0.66%	$56,102

Settlement Currency—Forward Contracts

Canadian dollar	(0.01)%	$(416)	0.00%	$0

Total	(0.01)%	$(416)	0.00%	$0

The accompanying notes are an integral part of these statements.

PRUDENTIAL SECURITIES STRATEGIC TRUST

(a Delaware Business Trust)

STATEMENTS OF OPERATIONS

	Year ended December 31,
	2003	2002	2001

REVENUES

Net realized gain (loss) on commodity transactions	$1,756,919	$1,004,217	$(158,207)

Change in net unrealized gain/loss on open commodity positions	218,012	173,079	(181,168)

Interest income	99,927	163,669	385,785

	2,074,858	1,340,965	46,410

EXPENSES

Commissions	603,616	677,675	806,004

Management fees	113,849	119,759	145,698

Incentive fee	11,611	—	—

	729,076	797,434	951,702

Net income (loss)	$1,345,782	$543,531	$(905,292)

ALLOCATION OF NET INCOME (LOSS)

Limited interests	$1,332,549	$538,093	$(896,233)

General interests	$13,233	$5,438	$(9,059)

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST

Net income (loss) per weighted average limited and general interest	$15.44	$5.11	$(6.96)

Weighted average number of limited and general interests outstanding	87,137	106,298	130,085

STATEMENTS OF CHANGES IN TRUST CAPITAL

	INTERESTS	LIMITED INTERESTS	GENERAL INTERESTS	TOTAL

Trust capital—December 31, 2000	148,025.840	$12,936,640	$130,740	$13,067,380

Net loss		(896,233)	(9,059)	(905,292)

Redemptions	(33,293.280)	(2,691,282)	(27,189)	(2,718,471)

Trust capital—December 31, 2001	114,732.560	9,349,125	94,492	9,443,617

Net income		538,093	5,438	543,531

Redemptions	(16,954.705)	(1,437,914)	(14,387)	(1,452,301)

Trust capital—December 31, 2002	97,777.855	$8,449,304	$85,543	$8,534,847

Net income		1,332,549	13,233	1,345,782

Redemptions	(18,537.392)	(1,723,634)	(17,348)	(1,740,982)

Trust capital—December 31, 2003	79,240.463	$8,058,219	$81,428	$8,139,647

The accompanying notes are an integral part of these statements.

PRUDENTIAL SECURITIES STRATEGIC TRUST

(a Delaware Business Trust)

NOTES TO FINANCIAL STATEMENTS

A.  General

Prudential Securities Strategic Trust, formerly known as Willowbridge Strategic Trust, (the “Trust”) was organized under the Delaware Statutory Trust Act on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Second Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. The Trust and its managing owner, Prudential Securities Futures Management Inc., entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia. Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remains an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential Securities Group Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirectly wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association.

The managing owner, Prudential Securities Futures Management Inc. (the “Managing Owner”), is a wholly-owned subsidiary of PEG. The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

On May 1, 1996, the Trust completed its initial offering with gross proceeds of $ 12,686,200 from the sale of 125,352 limited interests and 1,510 general interests. General interests were sold exclusively to the Managing Owner. Additional Interests were offered monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $51,242,700.

At inception of the Trust’s trading activities, Willowbridge Associates Inc. (“Willowbridge”) made all the Trust’s commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust’s assets and, during August 1998, these assets were reallocated to Bridgewater Associates, Inc. (“Bridgewater”). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC (“Gamma”). As of January 31, 2003 Gamma was terminated as a trading manager to the Trust. On February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP (“Graham”) to manage a portion of the Trust’s assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to  1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma’s cumulative trading losses before earning any incentive fees. As a result of the changes in the Trust’s independent commodity trading managers discussed above, during a majority of July and

August 1998, February 16, 2000 through July 4, 2000, as well as from February 1, 2003 through February 13, 2003, a portion of the Trust’s assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on “New High Net Trading Profits” (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each of the Trust’s trading managers are as follows:

Trading Manager	Monthly Management Fee	Quarterly Incentive Fee

Bridgewater	.9756% annually of traded assets	20% of New High Net Trading Profits

Gamma	2% annually of traded assets	20% of New High Net Trading Profits

Graham	2% annually of traded assets	20% of New High Net Trading Profits

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

The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows—Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

Profit and loss allocation, distributions, contributions and redemptions

The Trust allocates profits and losses for both financial and tax reporting purposes to its interest holders monthly on a pro rata basis based on each owner’s Interests outstanding during the month. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders; however, no distributions have been made since inception, nor does the Managing Owner presently intend to make any distributions in the future.

Additional interests were offered monthly at their month-end net asset value per interest until the continuous offering period expired as discussed in Note A.

Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per interest. Partial redemptions are permitted.

New Accounting Guidance

In April 2003, Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” was issued. This statement amends and clarifies accounting and reporting for derivative instruments and hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 149 is intended to result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 had no material effect on the Trust’s financial position or results of operations.

C.  Fees

Organizational, offering and general and administrative costs

PEG or its affiliates paid the costs of organizing the Trust and offering its Interests and continue to pay administrative costs incurred by the Managing Owner or its affiliates for services they perform for the Trust. These costs include, but are not limited to, those discussed in Note D below. Routine legal, audit, postage and other third party costs are also paid by PEG or its affiliates.

Management and incentive fees

The Trust pays each trading manager a monthly management fee on the portion of the Trust’s net assets allocated to each trading manager as of the last day of each month. In addition, the Trust pays each trading manager a quarterly incentive fee based on “New High Net Trading Profits” (as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager). See Note A for a discussion of changes to the Trust’s trading managers and the rates paid to each of the Trust’s trading managers.

Commissions

The Managing Owner, on behalf of the Trust, entered into an agreement with PEG to act as Commodity Broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The Trust pays PEG commissions at a flat rate of  5/8 of 1% (7.5% per annum) of the Trust’s net asset value as of the first day of each month. From this fee, PEG pays all of the Trust’s execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold interests in the Trust.

D.  Related Parties

The Managing Owner or its affiliates perform services for the Trust, which include but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PEG or its affiliates pay the costs of these services, as well as the Trust’s routine operational, administrative, legal and auditing costs, and costs paid to organize the Trust and offer its Interests.

The Trust’s assets are maintained either in trading or cash accounts with PEG for margin purposes. PEG credits the Trust monthly with 80% of the interest it earns on the average net assets in the Trust’s accounts and retains the remaining 20%.

The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with PEG. PEG then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between PEG and the Trust pursuant to a line of credit. PEG may require that collateral be posted against the marked-to-market positions of the Trust.

As of December 31, 2003, a non-U.S. affiliate of the Managing Owner owns 116.497 limited interests of the Trust.

The costs charged to the Trust for brokerage services for the years ended December 31, 2003, 2002 and 2001 were $603,616, $677,675 and $806,004, respectively.

E.  Income Taxes

There have been no differences between the tax basis and book basis of Interest holders’ capital since inception of the Trust.

F.  Derivative Instruments and Associated Risks

The Trust is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Trust’s investment activities (credit risk).

Market Risk

Trading in futures and forward contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trust’s net assets being traded, significantly exceeds the Trust’s future cash requirements since the Trust intends to close out its open positions prior to settlement. As a result, the Trust is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trust considers the “fair value” of its futures and forwards to be the net unrealized gain or loss on the contracts. The market risk associated with the Trust’s commitments to purchase commodities is limited to the gross or face amount of the contracts held. However, when the Trust enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trust to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effects among the derivative instruments the Trust holds and the liquidity and inherent volatility of the markets in which the Trust trades.

Credit Risk

When entering into futures and forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as PEG, the Trust’s commodity broker, is the sole counterparty. The Trust has entered into a master netting agreement with PEG and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non- performance of all of the Trust’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Trust’s contracts may result in greater loss than non-performance on all the Trust’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

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

PEG, when acting as the Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not permitted to commingle such assets with other assets of PEG. At December 31, 2003 and 2002, such segregated assets totalled $2,989,530 and $961,435, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of the Trust related to foreign futures trading which totalled $5,254,623 and $7,622,026 at December 31, 2003 and 2002, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2003, all of the Trust’s open futures and forward contracts mature with in one year.

G.  Financial Highlights

	For the Year ended December 31,
	2003	2002

Performance per Interest

Net asset value, beginning of period	$87.29	$82.31

Net realized gain (loss) and change in net unrealized gain/loss on commodity transactions	22.63	10.95

Interest income	1.14	1.54

Expenses	(8.34)	(7.51)

Net increase for the period	15.43	4.98

Net asset value, end of period	$102.72	$87.29

Total Return:

Total return before incentive fees	17.82%	6.05%

Incentive fees	(0.14)%	0.00%

Total return after incentive fees	17.68%	6.05%

Ratios to average net assets:

Net investment income before incentive fees**	(7.58)%	(6.95)%

Incentive fees	(0.14)	0.00

Net investment income after incentive fees	(7.72)%	(6.95)%

Interest income	1.23%	1.80%

Incentive fees	0.14%	0.00%

Other expenses	8.81%	8.75%

Total expenses	8.95%	8.75%

**	Represents interest income less total expenses (exclusive of incentive fees). The Managing Owner believes that the disclosure of the ratio of net investment income to average net assets as required under the AICPA Audit Guide For Investment Companies is not a meaningful or appropriate measure for the Trust. The Managing Owner believes that the total return ratio is the appropriate ratio as it also considers the Trust commodity trading gains/losses.

These financial highlights represent the overall results of the Trust for the years ended December 31, 2003 and 2002. An individual limited owner’s actual results may differ depending on the timing of redemptions.

H.  Subsequent Event

On January 1, 2004, PEG, a wholly-owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to Prudential Securities Strategic Trust is accurate and complete.

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

(Managing Owner)

/s/:    RONALD J. IVANS

By: Ronald J. Ivans

Chief Financial Officer

PRUDENTIAL SECURITIES STRATEGIC TRUST

(a Delaware Business Trust)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Preparation of the financial statements and related disclosures in compliance with accounting principles generally accepted in the United States of America requires the application of appropriate accounting rules and guidance, as well as the use of estimates. The Trust’s application of these policies involves judgements and actual results may differ from the estimates used.

The Managing Owner has evaluated the nature and types of estimates that it makes in preparing the Trust’s financial statements and related disclosures and has determined that the valuation of its investments which are not traded on a United States or Internationally recognized futures exchange involves a critical accounting policy. The values used by the Trust for its open forward positions are provided by its commodity broker, PEG, who uses market prices when available, while over-the-counter derivative financial instruments, principally forwards, options and swaps are valued based on the present value of estimated future cash flows that would be received from or paid to a third party in settlement of these derivative contracts prior to their delivery date.

As such, if actual results vary from estimates used, they are anticipated to not have a material impact on the financial statements and related disclosures.

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

The Trust Agreement provides that an Interest holder may redeem its Interests as of the last day of any month at the then current net asset value per Interest. Redemptions of limited interests recorded for the years ended December 31, 2003, 2002 and 2001 were $1,723,634, $1,437,914, and $2,691,282, respectively. Redemptions by the Managing Owner for the years ended December 31, 2003, 2002 and 2001 were $17,348, $14,387 and $27,189, respectively. Redemptions of limited interests and general interests from the commencement of operations, May 1, 1996, to December 31, 2003 totalled $55,049,341 and $444,361, respectively. Future redemptions will impact the amount of funds available for investment in commodity contracts in subsequent periods.

At December 31, 2003, 100% of the Trust’s net assets were allocated to commodities trading. A significant portion of the net assets of the Trust was held in cash, which was used as margin for the Trust’s trading in commodities. Inasmuch as the sole business of the Trust is to trade in commodities, the Trust continues to own such liquid assets to be used as margin. PFD credits the Trust monthly with 80% of the interest it earns on the equity balances in these accounts and retains the remaining 20%.

The commodities contracts are subject to periods of illiquidity because of market conditions, regulatory considerations and other reasons. For example, commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as “daily limits.” During a single day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can neither be taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved the daily limit for several consecutive days with little or no trading. Such market conditions could prevent the Trust from promptly liquidating its commodity futures positions.

Since the Trust’s business is to trade futures and forward contracts, its capital is at risk due to changes in the value of these contracts (market risk) or the inability of counterparties to perform under the terms of the contracts (credit risk). The Trust’s exposure to market risk is influenced by a number of factors, including the volatility of interest rates and foreign currency exchange rates, the liquidity of the markets in which the contracts are traded and the relationships among the contracts held. The inherent uncertainty of the Trust’s speculative trading, as well as the development of drastic market occurrences, could result in monthly losses considerably beyond the Trust’s experience to date and could ultimately lead to a loss of all or substantially all of investors’ capital. The Managing Owner attempts to minimize these risks by requiring the Trust’s trading managers to abide by various trading limitations and policies, which include limiting margin amounts, trading only in liquid markets and permitting the use of stop loss provisions. See Note F to the financial statements for a further discussion of the credit and market risks associated with the Trust’s futures and forward contracts.

The Trust does not have, nor does it expect to have, any capital assets.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2003, the Trust had not utilized special purpose entries to facilitate off-balance sheet financing arrangements and has no loan guarantee arrangements or off-balance sheet arrangements of any kind other than agreements entered into in the normal course of business which may include indemnification provisions related to certain risks services providers, such as our accountants, undertake in performing services which are in the best interests of the Trust. While the Trust’s exposure under such indemnification provisions can not be estimated, these general business indemnifications are not expected to have a material impact on the Trust’s financial position.

The Trust’s contractual obligations are with the Trading Advisor and its commodity broker. Payments made under the Trust’s agreement with the Trading Advisor are at a fixed rate, calculated as a percentage of the Trust’s “New High Net Trading Profits”. Management fee payments made to the Trading Advisor and commission payments to the commodity broker are calculated as a fixed percentage of the Trust’s NAV’s. As such, the Managing Owner cannot anticipate the amount of payments that will be required under these agreements for future periods as NAV’s are not known until a future date. These agreements are effective for one-year terms, renewable automatically for additional one-year terms unless terminated. Additionally, these agreements may be terminated by either party for various reasons. For a further discussion on these payments, see Notes A & C of the Registrant’s 2003 Annual Report.

Results of Operations

The net asset value per Interest as of December 31, 2003 was $102.72, an increase of 17.68% from the December 31, 2002 net asset value per Interest of $87.29, which was an increase of 6.05% from the December 31, 2001 net asset value per Interest of $82.31. The CISDM Fund/Pool Qualified Universe Index (formerly the Zurich Fund/Pool Qualified Universe Index) returned 12.17% and 11.99% for the years ended December 31, 2003 and 2002, respectively. The CISDM Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports, LLC. Past performance is not necessarily indicative of future results.

The Trust’s trading gains/(losses) before commissions were $1,975,000, $1,177,000 and $(339,000) during the years ended December 31, 2003, 2002 and 2001, respectively. Due to the nature of the Trust’s trading activities, a period to period comparison of its trading results is not meaningful. However, a detailed discussion of the Trust’s 2003 trading results is presented below.

The Trust’s trading profits were the result of gains in the currencies, indices, metals and softs sectors. Net losses for the Trust were experienced in the interest rates, energies and grains sectors.

Currencies: Perceptions of a quick success in Iraq boosted the U.S. dollar versus many foreign currencies early in 2003. As uncertainty crept in, the euro topped U.S.$1.10 for the first time in nearly four years amid concerns that the war would disrupt the U.S. economy and the U.S. dollar ended the first quarter down against the euro and the Japanese yen. The U.S. dollar continued to move sharply lower against most major currencies during the second quarter. The reversal of the U.S.’s strong dollar policy by Treasury Secretary Snow led to a 4.5-year low against the Swiss franc, and a 33-month low against the Japanese yen. Despite the strong global economic growth exhibited in the third quarter the U.S. dollar began a new significant decline against both the euro and yen in the fourth quarter with the U.S. dollar reaching a three-year low against the Japanese yen and an 11-year low against the British pound. The weakened U.S. dollar played a major role in the markets throughout 2003. The Iraq War, growing U.S. federal deficits, and weak job market led to a 17% depreciation of the U.S. dollar against the euro for the year with 7.5% drop over the last quarter. The Trust’s biggest currency position throughout the year was short the U.S. dollar. This resulted in considerable gains from being short the U.S. dollar vs. Australian dollar, Canadian dollar, the Euro, and the Japanese Yen.

Indices: Major global equity markets rallied early in the first quarter of 2003, but slid on fears of the impending war with Iraq, possible terrorism attacks and international political conflict. Markets recovered to surge ahead in the second quarter due to the easing of geopolitical tension, massive short covering, excess liquidity, some positive first quarter earnings reports, and economic recovery. Stronger corporate earnings, growth in capital and consumer spending, a weak U.S. dollar, and low interest rates boosted stock prices and resulted in continued gains through the second half of the year. All three major U.S. market gauges made double-digit gains to end the year in solidly positive territory for the first time since 1999. The Dow Jones Industrial Average was up 25.3%, NASDAQ up 50% and the S&P 500 up 26.4%. Global markets also revived in 2003 with the biggest gains in Latin America and Asia. Long global index positions resulted in gains for the Trust as global equity markets rallied throughout 2003.

Metals: Throughout 2003, metal prices have risen by between approximately 15% and 115% on the back of increased world demand and concerns about poor global inventory levels. Investors and speculators purchased precious metals as a way to hedge against the declining dollar. Gold crossed the threshold of $400 an ounce for the first time in seven years while silver reached a five and a half-year high and increased 24% for the year. China’s voracious appetite for industrial metals moved prices up and copper reached a six-year high due to short-term supply disruptions. Long gold and copper positions resulted in profits for the Trust in 2003.

Softs: Cotton prices increased 47% in 2003 as China increased its demand for raw materials. Coffee prices also rose because of poor growing conditions in Brazil resulting in a drop in stockpiles. Sugar prices dropped more than 25% as surpluses were recorded for the eleventh consecutive year. Early political unrest in the Ivory Coast led to a rally in cocoa prices only to fall as tensions eased and production grew. Long cotton positions contributed profits that were offset by long sugar positions and overall the soft sector resulted in a slight profit for the Trust in 2003.

Interest rates: The U.S. Federal Reserve (the “Fed”) left the federal funds rate unchanged at a 41-year low of 1.25% at both the January and March meetings. In mid-March, initial optimism for the Coalition Forces’ success in Iraq resulted in a shift by investors to junk bonds and stocks, marking the worst setback for the U.S. Treasury markets in 18 months. The European Central Bank cut interest rates by 0.25% in the beginning of March, which, coupled with weak global economic growth prospects, resulted in the strengthening of European bond prices. In June, the market reacted with disappointment to the Fed’s 0.25% cut in short-term interest rates and as a result, intermediate and long-term rates rose. Concern about deteriorating public finances in most large economies and a renewed interest in equities, resulted in falling bond prices throughout the quarter and the subsequent rising of long-term rates. As a result of improved world growth, global bond yields began low at the beginning of the third quarter and rose in every major developed bond market, with Japanese bonds experiencing the greatest rise in yields. The majority of damage occurred in July as U.S. Treasuries posted their worst monthly return in more than two decades when investors shifted their allocations from bonds to stocks on the basis of stronger economic data. Government bonds under performed in the fourth quarter as investors sought riskier assets due to gains in GDP, consumer confidence, manufacturing and employment. The Fed maintained its target for the federal funds rate at one percent at its October and December meetings. European and Asian Central Banks followed suit. The threat of increased interest rates depressed bond prices as the improved global economy created upward pressure resulting in market fluctuations and increased volatility. The interest rate markets showed fewer opportunities in 2003 for the Trust. Long positions in the Japanese government bonds resulted in profits for the Trust but these were offset by losses in long positions in short-term European interest rates and the U.S. 10-year bond. Overall the interest rate sector contributed losses to the Trust for 2003.

Energies: Price increases in the world oil markets at the beginning of the first quarter continued to be fed by concerns of supplies disruptions due to the conflict in Iraq, civil strife in Venezuela, anticipation of a Nigerian strike and tensions on the Korean peninsula. Towards the end of the first quarter, fears of the possibility of a prolonged war in Iraq and low supplies pushed energy futures prices higher despite the securing of Iraqi oil wells. Energy price declines began in March and continued as the war in Iraq became inevitable and supplies continued to be stable. In order to stave off the declining prices and correct an oversupply as crude oil demand reached a seasonal low, the Organization of Petroleum Exporting Countries (“OPEC”) members agreed to cut current output by seven percent in April. Toward the end of the second quarter, energy prices, in general, were higher due to Nigeria’s general worker’s strike, low U.S. oil inventory levels and expectations of U.S. economic growth. Oil prices spiked in September as OPEC announced an output reduction of 3.5% ahead of peak winter demand to stem the decline in prices. Prices stabilized slightly when investors realized supplies appeared to be sufficient but ended the quarter at the highest level in three weeks. Energy prices for the fourth quarter experienced volatile but upward trending conditions. China’s demand for crude oil, falling U.S. inventories and OPEC’s decision to cut output quotas due to the weak dollar resulted in crude oil rising to its highest closing price in nine months. An early cold snap and snowstorms in the Northeast led to a surge in natural gas prices. Short positions in crude oil resulted in net losses in 2003 for the Trust.

Grains: High demand for U.S. exports led to increased prices in grains and other crops in 2003. China made record purchases in soybeans and is forecasted to double its orders. Corn and wheat prices rallied as well but not as strongly as soybeans. The Trust experienced losses in the grain sector as short positions in the corn and wheat markets were not offset by gains realized in the soybean meal and soybean oil markets.

Fluctuations in overall average net asset levels have led to corresponding fluctuations in interest earned and commissions and management fees incurred by the Trust, which are largely based on the level of net assets. The Trust’s average net asset levels were lower during the year ended December 31, 2003 versus the prior year, primarily from redemptions offset, in part, by favorable trading performance in 2003. The Trust’s average net asset levels were significantly lower during the year ended December 31, 2002 versus the prior year, primarily from redemptions offset, in part, by favorable trading performance in 2002.

At inception of the Trust’s trading activities, Willowbridge made all the Trust’s commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trust’s assets and, during August 1998, these assets were reallocated to Bridgewater. As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma. As of January 31, 2003 Gamma was terminated as a trading manager to the Trust. On February 14, 2003 the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP (“Graham”) to manage a portion of the Trust’s assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to  1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma’s cumulative trading losses before earning any incentive fees. As a result of the changes in the Trust’s independent commodity trading managers discussed above, during a majority of July and August 1998, as February 16, 2000 through July 4, 2000, as well as from February 1, 2003 through February 13, 2003, a portion of the Trust’s assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on “New High Net Trading Profits” (as defined in each advisory agreement among the Trust, Managing Owner each trading manager) to each of the Trust’s current trading manager are as follows:

Trading Manager	Monthly Management Fee	Quarterly Incentive Fee

Bridgewater	.9756% annually of traded assets	20% of New High Net Trading Profits

Gamma	2% annually of traded assets	20% of New High Net Trading Profits

Graham	2% annually of traded assets	20% of New High Net Trading Profits

The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

Interest income is earned on the equity balances held at PEG and, therefore, varies monthly according to interest rates, trading performance and redemptions. Interest income decreased by $64,000 for the year ended December 31, 2003 as compared to 2002 and decreased by $222,000 for the year ended December 31, 2002 as compared to 2001. These decreases were due primarily to the decline in net asset levels as discussed above. Additionally, declining interest rates in 2003 and 2002 compounded these decreases.

Commissions are calculated on the Trust’s net asset value at the beginning of each month and, therefore, vary according to trading performance and redemptions. Commissions decreased by $74,000 for the year ended December 31, 2003 as compared to 2002 and decreased by $128,000 for the year ended December 31, 2002 as compared to 2001 due to the decline in average net asset levels.

At December 31, 2003, all trading decisions were made by Graham and Bridgewater. Management fees are calculated on the net asset value allocated to each trading manager at the end of each month and, therefore, are affected by trading performance and redemptions. Management fees decreased by $6,000 for the year ended December 31, 2003 as compared to 2002 and decreased by $26,000 for the year ended December 31, 2002 as compared to 2001. The decreases were due to the decline in average net asset levels.

Incentive fees are based on the “New High Net Trading Profits” generated by each trading manager, as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager. An incentive fee of $12,000 was incurred by the Trust in 2003. No incentive fee was incurred during 2002 and 2001.

Inflation

Inflation has had no material impact on operations or on the financial condition of the Trust from inception through December 31, 2003.

OTHER INFORMATION

The actual round-turn equivalent of brokerage commissions paid per contract for the year ended December 31, 2003 was $178.

The Trust’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available to limited owners without charge upon written request to:

Prudential Securities Strategic Trust/0TH

Peck Slip Station

P.O. Box 2303

New York, New York 10273-0005

OTH

Peck Slip Station

P.O. Box 2303

New York, NY 10273-0005

PRESORTED

STANDARD

U.S. POSTAGE

PAID

Automatic Mail

WILLO/17225