Form 10-K, Exhibit 13
PRUDENTIAL SECURITIES STRATEGIC TRUST
filed 2005-03-31
CIK 1005006

Exhibit 13.1

FUTURES STRATEGIC TRUST

(formerly Prudential Securities Strategic Trust)

ANNUAL REPORT

December 31, 2004

FUTURES STRATEGIC TRUST

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Futures Strategic Trust

We have audited the accompanying statement of financial condition of Futures Strategic Trust as of December 31, 2004, including the December 31, 2004 condensed schedules of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futures Strategic Trust as of December 31, 2004, and the results of its operations and changes in its trust capital for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland

March 25, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners

of Prudential Securities Strategic Trust

In our opinion, the accompanying statement of financial condition, including the condensed schedule of investments, and the related statements of operations and changes in trust capital present fairly, in all material respects, the financial position of Prudential Securities Strategic Trust at December 31, 2003, and the results of its operations and changes in its trust capital for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Managing Owner; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Managing Owner, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

FUTURES STRATEGIC TRUST

STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
ASSETS
Cash in commodity trading accounts	$7,685,481	$7,969,620
Net unrealized gain on open futures contracts	75,883	274,531
Other receivables	0	2,222

Total assets	$7,761,364	$8,246,373

LIABILITIES
Redemptions payable	$91,590	$86,425
Net unrealized loss on open forward contracts	31,967	416
Management fees payable	9,127	9,868
Incentive fees payable	42,581	9,826
Accounts payable	45,451	191

Total liabilities	220,716	106,726

Commitments

TRUST CAPITAL
Limited interests (69,104.765 and 78,447.463 interests outstanding) at December 31, 2004 and 2003	7,464,282	8,058,219
General interests (707 and 793 interests outstanding) at December 31, 2004 and 2003	76,366	81,428

Total trust capital	7,540,648	8,139,647

Total liabilities and trust capital	$7,761,364	$8,246,373

See accompanying notes.

FUTURES STRATEGIC TRUST

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2004 and 2003

	2004		2003
	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures and Forward Contracts

Futures contracts purchased:
Commodities	(0.02)%	$(1,621)	3.89%	$316,639
Currencies	0.74%	55,785	1.61%	131,469
Interest rates	0.37%	28,147	2.80%	228,064
Stock indices	0.88%	66,473	0.00%	0

Net unrealized gain on futures contracts purchased	1.97%	148,784	8.30%	676,172

Futures contracts sold:
Commodities	(0.10)%	(7,276)	(2.34)%	(190,319)
Currencies	(0.62)%	(47,103)	(0.55)%	(45,127)
Interest rates	(0.15)%	(11,344)	(2.04)%	(166,195)
Stock indices	(0.09)%	(7,178)	0.00%	0

Net unrealized (loss) on futures contracts sold	(0.96)%	(72,901)	(4.93)%	(401,641)

Net unrealized gain on futures contracts	1.01%	$75,883	3.37%	$274,531

Forward contracts purchased	0.23%	17,419	(0.01)%	$(416)
Forward contracts sold	(0.65)%	(49,386)	0.00%	0

Net unrealized (loss) on forward contracts	(0.42)%	$(31,967)	(0.01)%	$(416)

Settlement Currency – Futures Contracts

British pound	0.20%	$14,964	(1.03)%	$(83,696)
Canadian dollar	0.26%	19,362	0.22%	17,721
Euro	0.17%	12,564	1.34%	109,321
Japanese yen	0.61%	45,853	(0.04)%	(2,976)
Australian dollar	0.39%	29,226	(0.11)%	(8,880)
U.S. dollar	(0.71)%	(53,385)	3.09%	250,870
Hong Kong dollar	0.00%	(26)	0.00%	0
Mexican peso	0.01%	775	0.00%	0
New Zealand dollar	0.08%	6,550	0.00%	0
Swiss francs	0.00%	0	(0.06)%	(4,688)
Swedish krona	0.00%	0	(0.04)%	(3,141)

Total futures contracts	1.01%	$75,883	3.37%	$274,531

Settlement Currency – Forward Contracts

Canadian dollar	0.00%	$(357)	(0.01)%	$(416)
British pound	0.15%	11,449	0.00%	0
Euro	(0.02)%	(1,141)	0.00%	0
Japanese yen	0.08%	6,095	0.00%	0
Australian dollar	0.01%	1,035	0.00%	0
Swiss francs	(0.10)%	(7,308)	0.00%	0
U.S. dollar	(0.64)%	(49,386)	0.00%	0
Mexican peso	0.03%	2,081	0.00%	0
New Zealand dollar	(0.02)%	(1,307)	0.00%	0
South African rand	0.09%	6,872	0.00%	0

Total forward contracts	(0.42)%	$(31,967)	(0.01)%	$(416)

See accompanying notes.

FUTURES STRATEGIC TRUST

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
REVENUES
Realized	$1,265,968	$1,756,919	$1,004,217
Change in net gain (loss) on open commodity transactions unrealized	(230,199)	218,012	173,079
Interest income	98,108	99,927	163,669

Total revenues	1,133,877	2,074,858	1,340,965

EXPENSES
Commissions	559,224	603,616	677,675
Management fees	107,524	113,849	119,759
Incentive fees	130,605	11,611	0

Total expenses	797,353	729,076	797,434

NET INCOME	$336,524	$1,345,782	$543,531

NET INCOME PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income per weighted average limited and general interest	$4.54	$15.44	$5.11

Weighted average number of limited and general interests outstanding	74,164	87,137	106,298

See accompanying notes.

FUTURES STRATEGIC TRUST

(a Delaware Business Trust)

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2004, 2003 and 2002

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2001	114,732.560	$9,349,125	$94,492	$9,443,617
Redemptions	(16,954.705)	(1,437,914)	(14,387)	(1,452,301)
Net income for the year ended December 31, 2002		538,093	5,438	543,531

Trust capital at December 31, 2002	97,777.855	8,449,304	85,543	8,534,847
Redemptions	(18,537.392)	(1,723,634)	(17,348)	(1,740,982)
Net income for the year ended December 31, 2003		1,332,549	13,233	1,345,782

Trust capital at December 31, 2003	79,240.463	8,058,219	81,428	8,139,647
Redemptions	(9,428.698)	(927,071)	(8,452)	(935,523)
Net income for the year ended December 31, 2004		333,134	3,390	336,524

Trust capital at December 31, 2004	69,811.765	$7,464,282	$76,366	$7,540,648

Net Asset Value per Limited and General Interest
December 31,
2004	2003	2002
$108.01	$102.72	$87.29

See accompanying notes.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trust

Futures Strategic Trust (formerly Prudential Securities Strategic Trust) (the “Trust”) was organized under the Delaware Statutory Trust Act on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Third Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company.

On July 1, 2003, Prudential Financial, Inc. (“Prudential”) and Wachovia Corp. (“Wachovia”) combined their separate retail securities brokerage and clearing businesses under a new holding company named Wachovia/Prudential Financial Advisors, LLC (“WPFA”), owned 62% by Wachovia and 38% by Prudential. As a result, the retail brokerage operations of Prudential Securities Incorporated (“PSI”) were contributed to Wachovia Securities, LLC (“Wachovia Securities”). Wachovia Securities is wholly-owned by WPFA and is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (“NASD”) and all major securities exchanges. The Trust and its Managing Owner, Prudential Securities Futures Management Inc., which was a wholly-owned subsidiary of PSI, entered into a service agreement with Wachovia Securities, effective July 1, 2003. Pursuant to this agreement, Wachovia Securities agrees to provide certain enumerated services to accounts of the limited interest owners carried at Wachovia.

Effective July 1, 2003, PSI changed its name to Prudential Equity Group, Inc. (“PEG”). PEG remained an indirectly wholly-owned subsidiary of Prudential. PEG was a registered broker-dealer and a member of the NASD and all major securities exchanges and conducted the equity research, domestic and international equity sales and trading operations, and commodity brokerage and derivative operations it had previously conducted as PSI until December 31, 2003. As part of the process of reorganizing its business structure, Prudential securities Group, Inc. (“PSG”), the direct parent of PEG and a wholly-owned subsidiary of Prudential, transferred the commodity brokerage, commodity clearing and derivative operations previously performed by PEG to another PSG indirectly wholly-owned subsidiary, Prudential Financial Derivatives, LLC (“PFD”) effective January 1, 2004. Like PEG, PFD is registered as a futures commission merchant under the Commodity Exchange Act and is a member of the National Futures Association. On April 1, 2004, PEG transferred the ownership of the Managing Owner and PFD Holdings, LLC, the direct parent of PFD, to PSG.

On June 30, 2004, PSG and Preferred Investment Solutions Corp., formerly Kenmar Advisory Corp. (“Preferred”), entered into a Stock Purchase Agreement, pursuant to which PSG would sell, and Preferred would buy, all of the capital stock of Prudential Securities Futures Management Inc. (the then current Managing Owner) and another commodity pool operator owned by PSG. In connection with the transaction, Prudential Securities Futures Management Inc. solicited proxies seeking approval from the Interest holders for (i) the sale of the stock of Prudential Securities Futures Management Inc. to Preferred; (ii) the concomitant approval of Preferred as the new Managing Owner of the Trust; and (iii) the approval of certain amendments to the Amended and Restated Declaration of the Trust and Trust Agreement of the Trust. A report on Form 8-K describing the transaction was filed with the Securities and Exchange Commission on July 1, 2004 and the definitive proxies were filed with the Securities and Exchange Commission on July 20, 2004.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

A.	General Description of the Trust (Continued)

As of October 1, 2004, Preferred acquired from PSG all of the outstanding stock of Prudential Securities Futures Management Inc. Immediately after such acquisition, Prudential Securities Futures Management Inc. was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of Prudential Securities Futures Management Inc. resigned. Following Preferred’s acquisition of Prudential Securities Futures Management Inc. and its merger with and into Preferred, Preferred became the successor Managing Owner of the Trust.

The term Managing Owner, as used herein, refers either to Prudential Securities Futures Management Inc. or Preferred, depending upon the applicable period discussed.

B.	Regulation

As a registrant with the Securities and Exchange Commission, the Trust is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity pool, the Trust is subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States (U.S.) government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Trust executes transactions. Additionally, the Trust is subject to the requirements of the futures commission merchants (brokers) and interbank market makers through which the Trust trades.

C.	The Offering

On May 1, 1996, the Trust completed its initial offering with gross proceeds of $12,686,200 from the sale of 125,352 Limited Interests and 1,510 General Interests. General Interests were sold exclusively to the Managing Owner. Additional interests were offered and sold monthly at the then current net asset value per Interest until the continuous offering period expired on January 31, 1998. Additional contributions raised during the continuous offering period resulted in additional proceeds to the Trust of $51,242,700.

The Managing Owner is required to maintain at least a 1% interest in the Trust so long as it is acting as the Managing Owner.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. ORGANIZATION (CONTINUED)

D.	The Trading Managers

At inception of the Trust’s trading activities, Willowbridge Associates Inc. (“Willowbridge”) made all the Trust’s commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trusts assets and during August 1998, these assets were reallocated to Bridgewater Associates Inc. (Bridgewater). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33 1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC (“Gamma”). As of January 31, 2003, Gamma was terminated as a trading manager to the Trust. On February 14, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP (“Graham”) to manage a portion of the Trust’s assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma’s cumulative trading losses before earning any incentive fees. As a result of the changes in the Trust’s independent commodity trading managers discussed above, during a majority of July and August 1998, February 16, 2000 through July 4, 2000, as well as from February 1, 2003 through February 13, 2003, a portion of the Trust’s assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on “New High Net Trading Profits” (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each of the Trust’s trading managers are as follows:

Trading Manager	Monthly Management Fee	Quarterly Incentive Fee
Bridgewater	.9756% annually of traded assets	20% of New High Net Trading Profits
Gamma (through January 31, 2003)	2% annually of traded assets	20% of New High Net Trading Profits
Graham	2% annually of traded assets	20% of New High Net Trading Profits

The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of the Trust are prepared in accordance with accounting principles generally accepted in the United States of America. Such principles require the Managing Owner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

Commodity futures and forward transactions are reflected in the accompanying statements of financial condition on trade date. Net unrealized gain or loss on open contracts (the difference between contract trade price and market price) is reflected in the statement of financial condition in accordance with Financial Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. The fair value of swap and forward (non-exchange traded) contracts is extrapolated on a forward basis from the spot prices. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income (loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such year.

The Trust has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

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

B.	Income Taxes

The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Profit and Loss Allocation, Distributions, Contributions and Redemptions

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

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

C.	Profit and Loss Allocation, Distributions and Redemptions (Continued)

Additional interests were offered monthly at their month-end net asset value per interest until the continuous offering period expired as discussed in Note 1.

Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per interest. Partial redemptions are permitted.

D.	Foreign Currency Transaction

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other then the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3. FEES

A.	Organizational, Offering and General and Administrative Costs

PEG or its affiliates paid the costs of organizing the Trust and offering its interests and paid administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. These costs included, but were not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other third party costs were also paid by PEG or its affiliates through September 30, 2004. Effective October 1, 2004, Preferred pays all routine legal, audit, postage and other third party costs for the Trust.

B.	Management and Incentive Fees

The Trust pays each trading manager a monthly management fee on the portion of the Trust’s net assets allocated to each trading manager as of the last day of each month. In addition, the Trust pays each trading manager a quarterly incentive fee based on “New High Net Trading Profits” (as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager). See Note 1 for a discussion of changes to the Trust’s trading managers and the rates paid to each of the Trust’s trading managers.

C.	Commissions

Prior to January 1, 2004, Prudential Securities Futures Management, Inc., as Managing Owner, entered into an agreement with PEG to act as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The Trust paid PEG commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust’s net asset value as of the first day of each month. From this fee, PEG paid all of the Trust’s execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold interests in the Trust.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES (CONTINUED)

C.	Commissions (Continued)

On January 1, 2004, PEG, a wholly-owned subsidiary of PSG, transferred its Global Derivatives Division to PFD and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

On October 1, 2004, an agreement was executed between Preferred and PFD which amended and restated the brokerage commissions which were previously paid to PFD, excluding transaction fees which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by the Trust. Under the agreement, PFD’s transaction based fees will be paid out of the total fees by the Trust to Preferred.

Note 4. RELATED PARTIES

The Managing Owner or parties engaged by the Managing Owner perform services for the Trust, which included but are not limited to: brokerage services; accounting and financial management; registrar, transfer and assignment functions; investor communications; printing and other administrative services. Except for costs related to brokerage services, PEG or its affiliates or Preferred pay the costs of these services as well as the Trust’s routine operational, administrative, legal and auditing costs, and costs paid to organize the Trust and offer its Interests.

The Trust’s assets are maintained in either trading or cash accounts with the broker for margin purposes. The broker credits the Trust monthly with 80% of the interest it earns on the average net assets in the Trust’s accounts and pays the remaining 20% to Preferred.

The Trust, acting through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between the Trust and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market positions of the Trust.

As of December 31, 2003, a non-U.S. affiliate of the then Managing Owner, owned 116.497 Limited Interests in the Trust. As of October 1, 2004, this investor is no longer a related party of the successor Managing Owner.

The costs charged to the Trust for brokerage services for the years ended December 31, 2004, 2003 and 2002 were $559,224, $603,616 and $677,675, respectively.

Note 5. INCOME TAXES

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

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

Credit Risk

When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e. some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as the Trust’s commodity broker (as defined in Note 4), is the sole counterparty. The Trust has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Trust’s contracts may result in greater loss than non-performance on all the Trust’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreements among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate a trading manager if the net asset value allocated to that trading manager declines by 33 1/3% from the value at the beginning of any year or since the initial allocation of assets to the trading manager. Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for contributions, distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading manager as it, in good faith, deems to be in the best interests of the Trust.

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PEG. At December 31, 2004 and 2003, such segregated assets totaled $2,534,394 and $2,989,530, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of the Trust related to foreign futures trading which totaled $5,226,970 and $5,254,623 at December 31, 2004 and 2003, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2004, all of the Trust’s open futures and forward contracts mature within 18 months.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.

	2004	2003	2002
Per Interest Performance (for an interest outstanding throughout the entire year)

Net asset value, beginning of year	$102.72	$87.29	$82.31

Net realized gain and change in net realized gain (loss) on commodity transactions (1)	14.72	22.63	10.95
Interest income (1)	1.32	1.14	1.54
Expenses (1)	(10.75)	(8.34)	(7.51)

Net increase for the year	5.29	15.43	4.98

Net asset value, end of year	$108.01	$102.72	$87.29

Total Return:
Total return before incentive fees	6.90%	17.82%	6.05%
Incentive fees	(1.75)%	(0.14)%	0.00%

Total return after incentive fees	5.15%	17.68%	6.05%

Supplemental Data

Ratios to average net asset value:
Net investment loss before incentive fees (2)	(7.62)%	(7.58)%	(6.95)%
Incentive fees	(1.75)%	(0.14)%	0.00%

Net investment loss after incentive fees (2)	(9.37)%	(7.72)%	(6.95)%

Interest income	1.31%	1.23%	1.80%

Incentive fees	1.75%	0.14%	0.00%
Other expenses	8.93%	8.81%	8.75%

Total net expenses	10.68%	8.95%	8.75%

Total returns are calculated based on the change in value of a interest during the year. An individual interestholder’s total returns and ratios may vary from the above total returns and ratios based on the timing of additions and redemptions.

(1)	Interest income per interest and expenses per interest are calculated by dividing interest income and expenses by the weighted average number of interests outstanding during the period. Net realized gain and change in net unrealized gain (loss) on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with the other per interest information.
(2)	Represents interest income less total expenses (exclusive of incentive fees).