Form 10-K, Exhibit 13
period 2005-12-31
FUTURES STRATEGIC TRUST
filed 2006-04-03
CIK 1005006

FUTURES STRATEGIC TRUST

(formerly Prudential Securities Strategic Trust)

ANNUAL REPORT

December 31, 2005

FUTURES STRATEGIC TRUST

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Interest Owners of

Futures Strategic Trust

We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of Futures Strategic Trust (the “Trust”) as of December 31, 2005, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements for the years ended December 31, 2004 and 2003, including the condensed schedule of investments for 2004, were audited by other auditors whose reports dated March 25, 2005 and January 23, 2004, respectively, expressed unqualified opinions on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 financial statements referred to above present fairly, in all material respects, the financial position of Futures Strategic Trust at December 31, 2005, and the results of its operations and changes in its trust capital for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

March 29, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Futures Strategic Trust

We have audited the accompanying statement of financial condition of Futures Strategic Trust as of December 31, 2004, including the December 31, 2004 condensed schedule of investments, and the related statements of operations and changes in trust capital for the year then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

/s/ PricewaterhouseCoopers LLP

New York, New York

January 23, 2004

FUTURES STRATEGIC TRUST

STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash in commodity trading accounts	$5,855,738	$7,685,481
Net unrealized gain on open futures contracts	58,026	75,883
Net unrealized gain on open forward contracts	58,506	0
Interest receivable	4,790	0

Total assets	$5,977,060	$7,761,364

LIABILITIES
Redemptions payable	$26,847	$91,590
Net unrealized loss on open forward contracts	0	31,967
Management fees payable	7,188	9,127
Incentive fees payable	0	42,581
Accounts payable	21,690	45,451

Total liabilities	55,725	220,716

TRUST CAPITAL
Limited interests (58,989.744 and 69,104.765 interests outstanding) at December 31, 2005 and 2004	5,861,321	7,464,282
General interests (604 and 707 interests outstanding) at December 31, 2005 and 2004	60,014	76,366

Total trust capital	5,921,335	7,540,648

Total liabilities and trust capital	$5,977,060	$7,761,364

See accompanying notes.

FUTURES STRATEGIC TRUST

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2005 and 2004

	2005		2004
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.75%	$44,558	(0.02)%	$(1,621)
Currencies	0.75%	44,543	0.74%	55,785
Interest rates	0.11%	6,712	0.37%	28,147
Stock indices	0.01%	491	0.88%	66,473

Net unrealized gain on futures contracts purchased	1.62%	96,304	1.97%	148,784

Futures contracts sold:
Commodities	(0.05)%	(3,158)	(0.10)%	(7,276)
Currencies	0.68%	40,486	(0.62)%	(47,103)
Interest rates	(1.23)%	(72,719)	(0.15)%	(11,344)
Stock indices	(0.05)%	(2,887)	(0.09)%	(7,178)

Net unrealized (loss) on futures contracts sold	(0.65)%	(38,278)	(0.96)%	(72,901)

Net unrealized gain on futures contracts	0.97%	$58,026	1.01%	$75,883

Forward contracts purchased	1.37%	$81,335	0.23%	$17,419
Forward contracts sold	(0.38)%	(22,829)	(0.65)%	(49,386)

Net unrealized (loss) on forward contracts	0.99%	$58,506	(0.42)%	$(31,967)

See accompanying notes.

FUTURES STRATEGIC TRUST

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
REVENUES
Realized	$(214,852)	$1,265,968	$1,756,919
Change in net unrealized gain (loss) on open commodity transactions unrealized	72,616	(230,199)	218,012
Interest income	184,592	98,108	99,927

Total revenues	42,356	1,133,877	2,074,858

EXPENSES
Commissions	503,311	559,224	603,616
Management fees	94,290	107,524	113,849
Incentive fees	31,458	130,605	11,611

Total expenses	629,059	797,353	729,076

NET INCOME (LOSS)	$(586,703)	$336,524	$1,345,782

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income (loss) per weighted average limited and general interest	$(8.99)	$4.54	$15.44

Weighted average number of limited and general interests outstanding	65,278	74,164	87,137

See accompanying notes.

FUTURES STRATEGIC TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2005, 2004 and 2003

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2002	97,777.855	$8,449,304	$85,543	$8,534,847
Redemptions	(18,537.392)	(1,723,634)	(17,348)	(1,740,982)
Net income for the year ended December 31, 2003		1,332,549	13,233	1,345,782

Trust capital at December 31, 2003	79,240.463	8,058,219	81,428	8,139,647
Redemptions	(9,428.698)	(927,071)	(8,452)	(935,523)
Net income for the year ended December 31, 2004		333,134	3,390	336,524

Trust capital at December 31, 2004	69,811.765	7,464,282	76,366	7,540,648
Redemptions	(10,218.021)	(1,022,214)	(10,396)	(1,032,610)
Net (loss) for the year ended December 31, 2005		(580,747)	(5,956)	(586,703)

Trust capital at December 31, 2005	59,593.744	$5,861,321	$60,014	$5,921,335

Net Asset Value per Limited and General Interest December 31,
2005	2004	2003
$99.36	$108.01	$102.72

See accompanying notes.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS

Note 1.	ORGANIZATION

A.	General Description of the Trust

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

At inception of the Trust’s trading activities, Willowbridge Associates Inc. (“Willowbridge”) made all the Trust’s commodity trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trusts assets and during August 1998, these assets were reallocated to Bridgewater Associates Inc. (Bridgewater). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33-1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC (“Gamma”). As of January 31, 2003, Gamma was terminated as a trading manager to the Trust. On February 14, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP (“Graham”) to manage a portion of the Trust’s assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma’s cumulative trading losses before earning any incentive fees. As a result of the changes in the Trust’s independent commodity trading managers discussed above, during a majority of July and August 1998, February 16, 2000 through July 4, 2000, as well as from February 1, 2003 through February 13, 2003, a portion of the Trust’s assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on “New High Net Trading Profits” (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each of the Trust’s trading managers are as follows:

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

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded, and receives interest on all cash balances held by the clearing brokers at prevailing rates.

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

C.	Profit and Loss Allocation, Distributions, Contributions and Redemptions

The Trust allocates profits and losses for both financial and tax reporting purposes to its Interest holders monthly on a pro rata basis based on each owner’s Interests outstanding during the month. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner has not made any distributions since inception and does not presently intend to make any distributions in the future.

Additional interests were offered monthly at their month-end net asset value per interest until the continuous offering period expired as discussed in Note 1.

Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per interest. Partial redemptions are permitted.

D.	Foreign Currency Transaction

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Note 3.	FEES

A.	Organizational, Offering and General and Administrative Costs

PEG or its affiliates paid the costs of organizing the Trust and offering its interests and paid administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. These costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other third party costs were also paid by PEG or its affiliates through September 30, 2004. Effective October 1, 2004, Preferred pays all routine legal, audit, postage and other third party costs for the Trust.

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

The Trust’s assets are maintained in either trading or cash accounts with the broker for margin purposes. Prior to September 1, 2005, the broker credited the Trust monthly with 80% of the interest it earned on the average net assets in the Trust’s accounts and paid the remaining 20% to Preferred. Effective September 1, 2005, the Trust receives 100% of the interest credit.

The Trust, through its trading managers, executes over-the-counter, spot, forward and/or option foreign exchange transactions with its broker (PEG through December 31, 2003 and PFD effective January 1, 2004). The broker then engages in back-to-back trading with an affiliate, Prudential-Bache Global Markets, Inc. (“PBGM”). PBGM attempts to earn a profit on such transactions. PBGM keeps its prices on foreign currency competitive with other interbank currency trading desks. All over-the-counter currency transactions are conducted between the Trust and its broker pursuant to a line of credit. The broker may require that collateral be posted against the marked-to-market positions of the Trust. Effective July 1, 2005, one of the trading managers, Bridgewater, no longer cleared trades through PFD, and UBS Securities LLC became the clearing broker.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4.	RELATED PARTIES (CONTINUED)

As of December 31, 2003, a non-U.S. affiliate of the then Managing Owner, owned 116.497 Limited Interests in the Trust. As of October 1, 2004, this investor is no longer a related party of the successor Managing Owner.

The costs charged to the Trust for brokerage services for the years ended December 31, 2005, 2004 and 2003 were $503,311, $559,224 and $603,616, respectively.

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

Credit Risk

When entering into futures or forward contracts, the Trust is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, clearinghouses are backed by their corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e. some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. On the other hand, there is concentration risk on forward transactions entered into by the Trust as the Trust’s commodity brokers (as defined in Note 4), is the sole counterparty. The Trust has entered into a master netting agreement with its broker and, as a result, when applicable, presents unrealized gains and losses on open forward positions as a net amount in the statements of financial condition. The amount at risk associated with counterparty non-performance of all of the Trust’s contracts is the net unrealized gain included in the statements of financial condition; however, counterparty non-performance on only certain of the Trust’s contracts may result in greater loss than non-performance on all the Trust’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trust.

The Managing Owner attempts to minimize both credit and market risks by requiring the Trust and its trading managers to abide by various trading limitations and policies. The Managing Owner monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the advisory agreements among the Trust, the Managing Owner and each trading manager, the Trust shall automatically terminate a trading manager if the net asset value allocated to that trading manager declines by 33-1/3% from the value at the beginning of any year or since the initial allocation of assets to the trading manager. Furthermore, the Third Amended and Restated Declaration of Trust and Trust Agreement provides that the Trust will liquidate its positions, and eventually dissolve, if the Trust experiences a decline in the net asset value of 50% from the value at the beginning of any year or since the commencement of trading activities. In each case, the decline in net asset value is after giving effect for contributions, distributions and redemptions. The Managing Owner may impose additional restrictions (through modifications of trading limitations and policies) upon the trading activities of the trading manager as it, in good faith, deems to be in the best interests of the Trust.

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PEG. At December 31, 2005 and 2004, such segregated assets totaled $4,137,952 and $2,534,394, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of the Trust related to foreign futures trading which totaled $1,835,963 and $5,226,970 at December 31, 2005 and 2004, respectively. There are no segregation requirements for assets related to forward trading.

As of December 31, 2005, all of the Trust’s open futures and forward contracts mature within 18 months.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7.	FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2005, 2004 and 2003. This information has been derived from information presented in the financial statements.

	2005	2004	2003
Per Interest Performance
(for an interest outstanding throughout the entire year)

Net asset value, beginning of year	$108.01	$102.72	$87.29

Net realized gain and change in net realized gain (loss) on commodity transactions (1)	(1.84)	14.72	22.63

Interest income (1)	2.83	1.32	1.14
Expenses (1)	(9.64)	(10.75)	(8.34)

Net increase (decrease) for the year	(8.65)	5.29	15.43

Net asset value, end of year	$99.36	$108.01	$102.72

Total Return:
Total return before incentive fees	(7.53)%	6.90%	17.82%
Incentive fees	(0.48)%	(1.75)%	(0.14)%

Total return after incentive fees	(8.01)%	5.15%	17.68%

Supplemental Data
Ratios to average net asset value:
Net investment loss before incentive fees (2)	(6.26)%	(7.62)%	(7.58)%
Incentive fees	(0.48)%	(1.75)%	(0.14)%

Net investment loss after incentive fees	(6.74)%	(9.37)%	(7.72)%

Interest income	2.80%	1.31%	1.23%

Incentive fees	0.48%	1.75%	0.14%
Other expenses	9.06%	8.93%	8.81%

Total net expenses	9.54%	10.68%	8.95%

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