Form 10-K, Exhibit 13
period 2006-12-31
FUTURES STRATEGIC TRUST
filed 2007-03-30
CIK 1005006

Exhibit 13.1

FUTURES STRATEGIC TRUST

ANNUAL REPORT

December 31, 2006

FUTURES STRATEGIC TRUST

The financial statements are comprised of Section I, containing the financial statements of Futures Strategic Trust as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004, and Section II, containing the financial statements of WMT III Series H/J Trading Vehicle L.L.C. as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period December 1, 2005 (commencement of operations) to December 31, 2005.

SECTION I

PAGES
Report of Independent Registered Public Accounting Firm – Deloitte & Touche LLP	1

Report of Independent Registered Public Accounting Firm – Arthur F. Bell, Jr. & Associates, L.L.C.	2

Financial Statements

Statements of Financial Condition	3

Condensed Schedules of Investments	4

Statements of Operations	5

Statements of Changes in Trust Capital	6

Notes to Financial Statements	7 –14

SECTION II

Financial statements of WMT III Series H/J Trading Vehicle L.L.C. as of

December 31, 2006 and 2005

and for the year ended December 31, 2006

and the period December 1, 2005 (commencement of operations) to December 31, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Futures Strategic Trust

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of Futures Strategic Trust (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in trust capital for the two years in the period then ended. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The statement of operations and statement of changes in trust capital for the year ended December 31, 2004 were audited by another auditor whose report dated March 25, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futures Strategic Trust at December 31, 2006 and 2005, and the results of its operations and changes in its trust capital for the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

201 International Circle, Suite 400
Hunt Valley, Maryland 21030 • USA
Tel: 410-771-0001 • Fax: 410-785-9784
www.arthurbellcpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Limited Owners of

Futures Strategic Trust

We have audited the accompanying statements of operations and changes in trust capital of Futures Strategic Trust for the year ended December 31, 2004. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and changes in trust capital of Futures Strategic Trust for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Arthur F. Bell, Jr. & Associates, L.L.C.

Hunt Valley, Maryland
March 25, 2005

FUTURES STRATEGIC TRUST

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash in commodity trading accounts	$10,539	$5,855,738
Net unrealized gain on open futures contracts	0	58,026
Net unrealized gain on open forward contracts	0	58,506
Interest receivable	0	4,790
Investment in WMT III Series H/J Trading Vehicle L.L.C. (101.30% and 0.00% of net asset value, respectively)	5,286,137	0

Total assets	$5,296,676	$5,977,060

LIABILITIES
Redemptions payable	$63,959	$26,847
Management fees payable	0	7,188
Accounts payable	14,437	21,690

Total liabilities	78,396	55,725

TRUST CAPITAL
Limited interests (51,529.821 and 58,989.743 interests outstanding) at December 31, 2006 and 2005, respectively	5,165,353	5,861,321
General interests (528 and 604 interests outstanding) at December 31, 2006 and 2005, respectively	52,927	60,014

Total trust capital	5,218,280	5,921,335

Total liabilities and trust capital	$5,296,676	$5,977,060

Net Asset Value per Limited and General Interest
December 31,
2006	2005	2004
$100.24	$99.36	$108.01

See accompanying notes.

FUTURES STRATEGIC TRUST

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
Futures and Forward Contracts	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)	Net Unrealized Gain (Loss) as a % of Trust Capital	Net Unrealized Gain (Loss)
Futures contracts purchased:
Commodities	0.00%	$0	0.75%	$44,558
Currencies	0.00%	0	0.75%	44,543
Interest rates	0.00%	0	0.11%	6,712
Stock indices	0.00%	0	0.01%	491

Net unrealized gain on futures contracts purchased	0.00%	0	1.62%	96,304

Futures contracts sold:
Commodities	0.00%	0	(0.05)%	(3,158)
Currencies	0.00%	0	0.68%	40,486
Interest rates	0.00%	0	(1.23)%	(72,719)
Stock indices	0.00%	0	(0.05)%	(2,887)

Net unrealized (loss) on futures contracts sold	0.00%	0	(0.65)%	(38,278)

Net unrealized gain on futures contracts	0.00%	$0	0.97%	$58,026

Forward contracts purchased	0.00%	$0	1.37%	$81,335
Forward contracts sold	0.00%	0	(0.38)%	(22,829)

Net unrealized gain on forward contracts	0.00%	$0	0.99%	$58,506

See accompanying notes.

FUTURES STRATEGIC TRUST

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
NET INCOME (LOSS) FROM TRUST OPERATIONS:

REVENUES
Realized	$513,334	$(214,852)	$1,265,968
Change in net unrealized gain (loss) on open commodity transactions unrealized	(116,532)	72,616	(230,199)
Interest income	262,815	184,592	98,108

Total revenues	659,617	42,356	1,133,877

EXPENSES
Commissions	434,382	503,311	559,224
Management fees	70,389	94,290	107,524
Incentive fees	22,720	31,458	130,605

Total expenses	527,491	629,059	797,353

NET INCOME (LOSS) FROM TRUST OPERATIONS	132,126	(586,703)	336,524

NET LOSS ALLOCATED FROM WMT III SERIES H/J TRADING VEHICLE LLC:

REVENUES
Realized	(248,303)	0	0
Change in unrealized	195,788	0	0
Interest income	37,259	0	0

Total revenues	(15,256)	0	0

EXPENSES
Administration fees and other transaction fees	1,338	0	0
Broker commissions	3,289	0	0
Management fee	26,574	0	0

Total expenses	31,201	0	0

NET (LOSS) ALLOCATED FROM WMT III SERIES H/J TRADING VEHICLE LLC	(46,457)	0	0

NET INCOME/(LOSS)	$85,669	$(586,703)	$336,524

NET INCOME (LOSS) PER WEIGHTED AVERAGE LIMITED AND GENERAL INTEREST
Net income (loss) per weighted average limited and general interest	$1.53	$(8.99)	$4.54

Weighted average number of limited and general interests outstanding	55,886	65,278	74,164

See accompanying notes.

FUTURES STRATEGIC TRUST

STATEMENTS OF CHANGES IN TRUST CAPITAL

For the Years Ended December 31, 2006, 2005 and 2004

	Interests	Limited Interests	General Interests	Total
Trust capital at December 31, 2003	79,240.463	$8,058,219	$81,428	$8,139,647
Redemptions	(9,428.698)	(927,071)	(8,452)	(935,523)
Net income for the year ended December 31, 2004		333,134	3,390	336,524

Trust capital at December 31, 2004	69,811.765	7,464,282	76,366	7,540,648
Redemptions	(10,218.022)	(1,022,214)	(10,396)	(1,032,610)
Net (loss) for the year ended December 31, 2005		(580,747)	(5,956)	(586,703)

Trust capital at December 31, 2005	59,593.743	5,861,321	60,014	5,921,335
Redemptions	(7,535.922)	(780,804)	(7,920)	(788,724)
Net income for the year ended December 31, 2006		84,836	833	85,669

Trust capital at December 31, 2006	52,057.821	$5,165,353	$52,927	$5,218,280

See accompanying notes.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trust

Futures Strategic Trust (the “Trust”) was organized under the Delaware Statutory Trust Act on October 16, 1995 and commenced trading operations on May 1, 1996. The Trust will terminate on December 31, 2015 unless terminated sooner as provided in the Third Amended and Restated Declaration of Trust and Trust Agreement (the “Trust Agreement”). The Trust was formed to engage in the speculative trading of commodity futures, forward and options contracts. The Trustee of the Trust is Wilmington Trust Company.

The term (“Managing Owner”), as used herein, refers to Prudential Securities Futures Management Inc. (“PSFM”) up to September 30, 2004. As of October 1, 2004, Preferred Investment Solutions Corp. (“Preferred”) acquired from Prudential Securities Group Inc. (“PSG”) all of the outstanding stock of PSFM. Immediately after such acquisition, PSFM was merged with and into Preferred. Accordingly, as of October 1, 2004 all of the board of directors and officers of PSFM resigned. Following Preferred’s acquisition of PSFM and its merger with and into Preferred, Preferred became the successor Managing Owner of the Trust.

Effective November 1, 2006, the Trust allocated its net assets to WMT III Series H/J Trading Vehicle LLC, (the “Trading Vehicle”) and received a Voting Membership Interest in the Trading Vehicle. The Trading Vehicle was formed to function as an aggregate trading vehicle. The sole members of the Trading Vehicle are WMT III Series H, and WMT III Series J and the Trust. Preferred Investment Solutions Corp. is the Managing Owner of WMT III Series H, WMT III Series J and the Trust and has been delegated administrative authority over the operations of the Trading Vehicle. The Trading Vehicle engages in the speculative trading of futures contracts, options on futures contracts and forward currency contracts. The financial statements of the Trading Vehicle, including the condensed schedule of investments, are included in Section II of these financial statements and should be read in conjunction with the Trust’s financial statements.

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

At inception of the Trust’s trading activities, Willowbridge Associates Inc. (“Willowbridge”) made all the Trust’s commodity-trading decisions. During July 1998, Willowbridge ceased trading approximately 50% of the Trusts assets and during August 1998, these assets were reallocated to Bridgewater Associates Inc. (Bridgewater). As of February 15, 2000, Willowbridge ceased to serve as a trading manager to the Trust when the remaining assets allocated to Willowbridge, after adjusting for redemptions, declined by greater than 33-1/3% from their balance at the beginning of the year. On July 5, 2000, these assets were reallocated to Gamma Capital Management, LLC (“Gamma”). As of January 31, 2003, Gamma was terminated as a trading manager to the Trust. On February 14, 2003, the Managing Owner and the Trust entered into an advisory agreement with Graham Capital Management, LP (“Graham”) to manage a portion of the Trust’s assets. Pursuant to the advisory agreement, Graham is to be paid a monthly management fee equal to 1/6 of 1% (approximately 2% annually) and an incentive fee of 20% of the “New High Net Trading Profits” on the portion of Trust assets allocated to Graham, the same as was paid to Gamma. Graham does not have to recoup Gamma’s cumulative trading losses before earning any incentive fees. As a result of the changes in the Trust’s independent commodity trading managers discussed above, during a majority of July and August 1998, February 16, 2000 through July 4, 2000, as well as from February 1, 2003 through February 13, 2003, a portion of the Trust’s assets were not allocated to commodities trading and, as a result, were not subject to management fees and commissions. The monthly management fees paid on traded assets and the quarterly incentive fees paid on “New High Net Trading Profits” (as defined in each advisory agreement among the Trust, Managing Owner and each trading manager) to each of the Trust’s trading managers are as follows:

Trading Manager	Accrued Management Fee	Quarterly Incentive Fee

Bridgewater	.9756% annually of traded assets	20% of New High Net Trading Profits
Graham	2% annually of traded assets	20% of New High Net Trading Profits

The advisory agreements may be terminated for a variety of reasons, including at the discretion of the Managing Owner. On October 31, 2006, Preferred as Managing Owner terminated the trading advisory agreements with Bridgewater and Graham. Effective November 1, 2006 the assets of the Trust were reallocated to an investment in the Trading Vehicle, which is managed by Bridgewater. The Managing Member of the Trading Vehicle is Preferred. Through its investment in the Trading Vehicle, the Trust pays it’s pro-rata share of the 3.00% annual management fee (accrued and paid monthly) and a 20% incentive fee on Net New Profits, accrued monthly and paid quarterly as defined in the trading advisory agreement.

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

The weighted average number of Limited and General Interests outstanding was computed for purposes of disclosing net income/(loss) per weighted average Limited and General Interest. The weighted average Limited and General Interests are equal to the number of Interests outstanding at period end, adjusted proportionately for Interests redeemed based on their respective time outstanding during such year.

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

The SEC Staff Accounting Bulletin 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of the Trust has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

A.	Basis of Accounting (Continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Trust recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. Preferred as Managing Owner of the Trust has evaluated the impact of adopting FIN 48 on the Trust’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on the Trust, as the Trust’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Trust is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to the Trust’s financial statements has not been determined.

Cash represents amounts deposited with clearing brokers, a portion of which are restricted for purposes of meeting margin requirements, which typically range from 0% to 35% of the notional amounts of the derivatives traded. The Trust receives interest on all cash balances held by the clearing broker at prevailing rates.

B.	Income Taxes

The Trust is treated as a partnership for Federal income tax purposes. As such, the Trust is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the individual interest holders. The Trust may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Profit and Loss Allocation, Distributions, and Redemptions

The Trust allocates profits and losses for both financial and tax-reporting purposes to its Interest holders monthly on a pro rata basis based on each owner’s Interests outstanding during the month. Distributions (other than redemptions of Interests) may be made at the sole discretion of the Managing Owner on a pro rata basis in accordance with the respective capital balances of the Interest holders. The Managing Owner has not made any distributions since inception and does not presently intend to make any distributions in the future.

Redemptions are permitted as of the last day of each month, on at least 10 days prior written notice. Redemptions are at the then current net asset value per interest. Partial redemptions are permitted.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

D.	Foreign Currency Transaction

The Trust’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

Note 3. FEES

A.	General and Administrative Costs

Prudential Equity Group Inc. (“PEG”) or its affiliates paid administrative costs incurred by the Managing Owner or its affiliates for services they performed for the Trust through September 30, 2004. Effective October 1, 2004, Preferred pays all administrative costs for services it performs for the Trust. These costs include, but are not limited to, those discussed in Note 4 below. Routine legal, audit, postage and other third party costs were also paid by PEG or its affiliates through September 30, 2004. Effective October 1, 2004, Preferred pays all routine legal, audit, postage and other third party costs for the Trust.

B.	Management and Incentive Fees

The Trust paid each trading manager a monthly management fee on the portion of the Trust’s net assets allocated to each trading manager as of the last day of each month through October 31, 2006. In addition, the Trust paid each trading manager a quarterly incentive fee based on “New High Net Trading Profits” (as defined in the advisory agreements among the Trust, the Managing Owner and each trading manager) through October 31, 2006. Effective November 1, 2006 the Trust pays its pro-rata share of management and incentive fee’s as disclosed in Note 1 through its investment in the Trading Vehicle.

C.	Commissions

Prior to January 1, 2004, PSFM, as Managing Owner, entered into an agreement with PEG to act as commodity broker whereby the Trust pays a fixed monthly fee for brokerage services rendered. The Trust paid PEG commissions at a flat rate of 5/8 of 1% (7.5% per annum) of the Trust’s net asset value as of the first day of each month. From this fee, PEG paid all of the Trust’s execution (including floor brokerage expenses, give-up charges and NFA, clearing and exchange fees) and account maintenance costs, as well as compensation to employees who sold interests in the Trust.

On January 1, 2004, PEG, a wholly owned subsidiary of PSG, transferred its Global Derivatives Division to Prudential Financial Derivatives LLC (“PFD”) and Pru Global Securities, LLC, two other indirect wholly-owned subsidiaries of PSG. In connection with this transfer, PEG assigned its brokerage agreement with the Trust to PFD, a properly qualified futures commission merchant.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. FEES (CONTINUED)

C.	Commissions (Continued)

On October 1, 2004, an agreement was executed between Preferred and PFD, which amended and restated the brokerage commissions, which were previously paid to PFD excluding transaction fees, which will be paid to PFD. The agreement incorporates the previous PFD brokerage agreement’s terms, including the total fees paid by the Trust. Under the agreement, PFD’s transaction based fees will be paid out of the total fees owed by the Trust to Preferred effective October 1, 2004.

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

The costs charged to the Trust for brokerage services for the years ended December 31, 2006, 2005 and 2004 were $437,671, $503,311 and $559,224, respectively.

Note 5. INVESTMENT IN WMT III SERIES H/J TRADING VEHICLE LLC

Effective November 1, 2006, the Trust invested its assets in the Trading Vehicle. The Trust’s investment in the Trading Vehicle represents approximately 18.22% of the net asset value of the Trading Vehicle at December 31, 2006. The investment in the Trading Vehicle is subject to the Organization Agreement of the Trading Vehicle. The Trading Vehicle entered into an advisory agreement with Bridgewater (the “Trading Advisor”) to make the trading decisions for the Trading Vehicle. The Trading Advisor manages approximately 100% of the assets of the Trading Vehicle pursuant to the Aggressive Pure Alpha Futures Only program. – A, No Benchmark program. The Trust records its proportionate share of each item of income and expense from the investment in the Trading Vehicle in the statement of operations.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 5. INVESTMENT IN WMT III SERIES H/J TRADING VEHICLE LLC (CONTINUED)

Summarized information for this investment is as follows:

	Net Asset Value January 1, 2006	Investments	Gain/ (Loss)	Redemption	Net Asset Value December 31, 2006
WMT III Series H/J Trading Vehicle LLC	$0	$5,372,605	$(46,457)	$(40,011)	$5,286,137

The Trust may make additional contributions to, or redemptions from, the Trading Vehicle on a weekly basis.

Note 6. INCOME TAX REPORTING

There have been no differences between the tax basis and book basis of interest holders’ capital since inception of the Trust.

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Trust’s investment in the Trading Vehicle is subject to the market and credit risks of the futures contracts, options on futures contracts, forward currency contracts and other financial instruments held or sold short by the Trading Vehicle. The Trust bears the risk of loss only to the extent of the market value of its investments and, in certain specific circumstances, distributions and redemptions received.

The Trust has cash on deposit with financial institutions. In the event of a financial institution’s insolvency, recovery of cash on deposit may be limited to account insurance or other protection afforded such deposits. The Managing Owner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The Unitholders bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

The Trust’s futures commission merchant in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trust all assets of the Trust relating to domestic futures trading and is not to commingle such assets with other assets of PEG. At December 31, 2006 and 2005, such segregated assets totaled $10,787 and $4,137,952, respectively. Part 30.7 of the CFTC regulations also requires PEG to secure assets of the Trust related to foreign futures trading which totaled $0 and $1,835,963 at December 31, 2006 and 2005, respectively. There are no segregation requirements for assets related to forward trading.

FUTURES STRATEGIC TRUST

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8. FINANCIAL HIGHLIGHTS

The following information presents per interest performance data and other supplemental financial data for the years ended December 31, 2006, 2005 and 2004. This information has been derived from information presented in the financial statements.

	2006	2005	2004
Per Interest Performance
(for an interest outstanding throughout the entire year)
Net asset value, beginning of year	$99.36	$108.01	$102.72

Net realized gain and change in net realized gain
(loss) on commodity transactions (1)	5.51	(1.84)	14.72
Interest income (1)	5.37	2.83	1.32
Expenses (1)	(10.00)	(9.64)	(10.75)

Net increase (decrease) for the year	0.88	(8.65)	5.29

Net asset value, end of year	$100.24	$99.36	$108.01

Total Return:
Total return before incentive fees	1.28%	(7.53)%	6.90%
Incentive fees	(0.39)%	(0.48)%	(1.75)%

Total return after incentive fees	0.89%	(8.01)%	5.15%

Supplemental Data
Ratios to average net asset value:
Net investment loss before incentive fees (2)	(4.06)%	(6.26)%	(7.62)%
Incentive fees	(0.39)%	(0.48)%	(1.75)%

Net investment loss after incentive fees	(4.45)%	(6.74)%	(9.37)%

Interest income	5.17%	2.80%	1.31%

Incentive fees	0.39%	0.48%	1.75%
Other expenses	9.23%	9.06%	8.93%

Total net expenses	9.62%	9.54%	10.68%

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

WMT III SERIES H/J TRADING VEHICLE LLC

ANNUAL REPORT

December 31, 2006

WMT III SERIES H/J TRADING VEHICLE LLC

TABLE OF CONTENTS

PAGES
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Financial Condition	2

Condensed Schedules of Investments	3

Statements of Operations	4

Statements of Changes in Members’ Capital (Net Asset Value)	5

Notes to Financial Statements	6 – 12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managing Owner and Members of

World Monitor Trust III Series H/J Trading Vehicle LLC

We have audited the accompanying statements of financial condition, including the condensed schedules of investments, of World Monitor Trust III Series H/J Trading Vehicle LLC (the “Trust”) as of December 31, 2006 and 2005, and the related statements of operations and changes in members’ capital for the year ended December 31, 2006 and the period December 1, 2005 (commencement of operations) to December 31, 2005. These financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Monitor Trust III Series H/J Trading Vehicle LLC at December 31, 2006 and 2005, and the results of its operations and changes in its members’ capital for the year ended December 31, 2006 and the period December 1, 2005 (commencement of operations) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

March 28, 2007

WMT III SERIES H/J TRADING VEHICLE LLC

STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash in commodity trading accounts	$28,463,857	$11,022,502
Net unrealized gain (loss) on open futures contracts	622,289	(328,519)
Interest receivable	114,572	33,259

Total assets	$29,200,718	$10,727,242

LIABILITIES
Accrued expenses	$32,141	$28,800
Commissions payable	8,336	3,294
Advisor fee payable	73,255	26,738

Total liabilities	113,732	58,832

MEMBERS’ CAPITAL (Net Asset Value)
Member H—Class I	1,140,902	515,430
Member H—Class II	444,359	0
Member J—Class I	21,153,067	10,152,980
Member J Class II	1,062,521	0
Member—Futures Strategic Trust	5,286,137	0

Total members’ capital (Net Asset Value)	29,086,986	10,668,410

Total liabilities and members’ capital	$29,200,718	$10,727,242

See accompanying notes.

WMT III SERIES H/J TRADING VEHICLE LLC

CONDENSED SCHEDULES OF INVESTMENTS

December 31, 2006 and 2005

	2006		2005
	Net Unrealized Gain(Loss)	Net Unrealized Gain(Loss) as a % of Net Asset Value	Net Unrealized Gain(Loss)	Net Unrealized Gain(Loss) as a % of Net Asset Value
Long future contracts
Commodities	$4,903	0.02%	$(14,296)	(0.13)%
Currencies	(455,693)	(1.57)%	(213,075)	(2.00)%
Energy	(18,370)	(0.06)%	0	0.00%
Interest rates	(202,599)	(0.70)%	23,738	0.22%
Metals	(76,930)	(0.26)%	13,709	0.13%
Stock indices	20,644	0.07%	10,498	0.10%

Total long future contracts	(728,045)	(2.50)%	(179,426)	(1.68)%

Short future contracts
Currencies	(2,139)	(0.01)%	112,658	1.06%
Interest rates	1,461,530	5.02%	(228,391)	(2.14)%
Metals	42,750	0.15%	(2,900)	(0.03)%
Stock indices	(151,807)	(0.52)%	(30,460)	(0.29)%

Total short future contracts	1,350,334	4.64%	(149,093)	(1.40)%

Total futures contracts	$622,289	2.14%	$(328,519)	(3.08)%

See accompanying notes.

WMT III SERIES H/J TRADING VEHICLE LLC

STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2006 and the

Period December 1, 2005 (commencement of operations) to December 31, 2005

	2006	2005
REVENUES
Realized	$(2,317,174)	$161,273
Change in unrealized	950,808	(328,519)
Interest income	926,433	34,330

Total revenues	(439,933)	(132,916)

EXPENSES
Brokerage commissions	81,082	9,617
Advisor incentive fee	237,915	0
Advisor management fee	638,927	26,738
Operating expenses	57,341	28,800

Total expenses	1,015,265	65,155

NET (Loss)	$(1,455,198)	$(198,071)

See accompanying notes.

WMT III SERIES H/J TRADING VEHICLE LLC

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (NET ASSET VALUE)

For the Year Ended December 31, 2006 and the

Period December 1, 2005 (commencement of operations) to December 31, 2005

	Members’ Capital
	Member H - Class I	Member H - Class II	Member J - Class I	Member J - Class II	Futures Strategic Trust	Total
Balance at December 1, 2005 (commencement of operations)	$0	$0	$0	$0	$0	$0

Additions	525,000	0	10,341,481	0	0	10,866,481

Redemptions	0	0	0	0	0	0

Net (loss)	(9,570)	0	(188,501)	0	0	(198,071)

Balance at December 31, 2005	515,430	0	10,152,980	0	0	10,668,410

Additions	1,154,252	528,000	13,133,733	1,177,042	5,372,605	21,365,632

Redemptions	(422,422)	(9,587)	(1,009,312)	(10,526)	(40,011)	(1,491,858)

Net (loss)	(106,358)	(74,054)	(1,124,334)	(103,995)	(46,457)	(1,455,198)

Balance at December 31, 2006	$1,140,902	$444,359	$21,153,067	$1,062,521	$5,286,137	$29,086,986

See accompanying notes.

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS

Note 1. ORGANIZATION

A.	General Description of the Trading Vehicle

WMT III Series H/J Trading Vehicle LLC (the “Trading Vehicle”) is a limited liability company organized under the laws of Delaware on March 10, 2005, which will terminate on December 31, 2054 unless terminated sooner under the provisions of the Organization Agreement. The Trading Vehicle commenced trading operations on December 1, 2005. The Trading Vehicle was formed to engage in the speculative trading of a diversified portfolio of futures contracts and options on futures contracts. Preferred Investment Solutions Corp. (“Preferred”) is the Managing Owner of the Trading Vehicle. The Trading Vehicle currently consists of five members: World Monitor Trust III – Series H, Class I (“Member H-Class I”), World Monitor Trust III – Series H, Class II (“Member H-Class II”), World Monitor Trust III – Series J, Class I (“Member J-Class I”), World Monitor Trust III – Series J, Class II (“Member J-Class II”) and Futures Strategic Trust (collectively, the “Members”). Preferred is also the Managing Owner of each of the Members. Upon making the initial capital contribution, each Member received Voting Membership Interests.

The Trading Vehicle is a Member managed limited liability company that is not registered in any capacity with, or subject directly to regulation by the Commodity Futures Trading Commission or the United States Securities and Exchange Commission.

B.	The Trading Advisor

The Trading Vehicle entered into an advisory agreement with Bridgewater Associates, Inc. (the “Trading Advisor”) to make the trading decisions for the Trading Vehicle. The Trading Advisor manages approximately 100% of the assets of the Trading Vehicle pursuant to its Aggressive Pure Alpha Futures Only – A, No Benchmark program.

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Accounting

The financial statements of the Trading Vehicle are prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Commodity futures transactions are reflected in the accompanying statement of financial condition on the trade date. Net unrealized gain or loss on open contracts (difference between contract trade price and market price) is reflected in the financial statements in accordance with Financial

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Standards Board Interpretation No. 39 – “Offsetting of Amounts Related to Certain Contracts.” The market value of futures (exchange-traded) contracts is based upon the closing quotation on the various futures exchanges on which the contract is traded. Any change in net unrealized gain or loss during the current period is reported in the statement of operations. Realized gains and losses on commodity transactions are recognized in the period in which the contracts are closed.

Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

The Trading Vehicle has elected not to provide a Statement of Cash Flows as permitted by Statement of Financial Accounting Standards No. 102, “Statement of Cash Flows – Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale.”

Consistent with standard business practices in the normal course of business, the Trading Vehicle has provided general indemnifications to its Trading Advisor and others when they act, in good faith, in the best interests of the Trading Vehicle. The Trading Vehicle is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote.

The SEC Staff Accounting Bulletin 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides guidance on quantifying and evaluating the materiality of unrecorded misstatements. It is effective for the first annual period ending after November 15, 2006. Preferred as Managing Owner of Trading Vehicle has evaluated the impact, if any, the implementation of SAB 108 may have on its financial statements. In Preferred’s opinion, no material unrecorded misstatements are in existence as of December 31, 2006 that would require a cumulative effect adjustment to the financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Trading Vehicle recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Preferred as Managing Owner of the Trading Vehicle has evaluated the impact of adopting FIN 48 on the Trading Vehicle’s financial statements. In Preferred’s opinion as of December 31, 2006, FIN 48 has no material impact on the Trading Vehicle, as the Trading Vehicle’s tax position is based on established tax precedence for the tax treatment of investment partnerships as flow through tax entities.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. Preferred as Managing Owner of the Trading Vehicle is currently evaluating the impact of adopting SFAS No. 157 on its financial statements. At this time, the impact to the Trading Vehicle’s financial statements has not been determined

B.	Income Taxes

The Trading Vehicle is treated as a partnership for Federal income tax purposes. As such, the Trading Vehicle is not required to provide for, or pay, any Federal or state income taxes. Income tax attributes that arise from its operations are passed directly to the Members. The Trading Vehicle may be subject to other state and local taxes in jurisdictions in which it operates.

C.	Capital Accounts

The Trading Vehicle accounts for additions, allocations of net gain (loss) and redemptions on a per member capital account basis.

The Trading Vehicle allocates profits and losses to its Members monthly on a pro rata basis based on each Member’s pro rata capital in the Trading Vehicle during the month. Distributions (other than redemptions of capital) may be made at the sole discretion of the Members on a pro rata basis in accordance with the Members’ respective capital balances. The Trading Vehicle has not and does not presently intend to make any distributions.

D.	Foreign Currency Transactions

The Trading Vehicle’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than U.S. dollars are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in operations currently.

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. MANAGEMENT AND INCENTIVE FEES

The Trading Vehicle pays the Trading Advisor a monthly management fee equal to 1/12 of 3.0% (3.0% annually) of the Trading Vehicle’s allocated assets determined as of the close of business on the last day of each month. For purposes of determining the management fee, any distributions, redemptions or reallocation of assets made as of the last day of each month shall be added back to the assets and there shall be no reduction for (i) the management fees calculated or (ii) any accrued but unpaid incentive fees due the Trading Advisor.

Additionally, the Trading Vehicle pays the Trading Advisor an incentive fee of 20% (the “Incentive Fee”) of “New High Net Trading Profits” (as defined in the Advisory Agreement). The incentive fee accrues monthly and is paid quarterly. For the year ended December 31, 2006 and the period December 1, 2005 (commencement of operations) to December 31, 2005, the Trading Advisor earned incentive fees of $237,915 and $0, respectively.

Note 4. OPERATING EXPENSES

Operating expenses of the Trading Vehicle are paid for by the Trading Vehicle.

Note 5. DEPOSITS WITH BROKER

The Trading Vehicle deposits funds with UBS Securities LLC to act as broker subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. Margin requirements are satisfied by the deposit of cash with such broker. The Trading Vehicle earns interest income on assets deposited with the broker at competitive rates.

Note 6. ADDITIONS, DISTRIBUTIONS AND REDEMPTIONS

Additional investments in the Trading Vehicle can be made monthly subject to the terms of the Organization Agreement.

The Trading Vehicle is not required to make distributions, but could do so at the discretion of the Members. A Member can request and receive redemption of capital at any time, subject to the terms in the Organization Agreement.

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS

The Trading Vehicle is exposed to various types of risks associated with the derivative instruments and related markets in which it invests. These risks include, but are not limited to, risk of loss from fluctuations in the value of derivative instruments held (market risk) and the inability of counterparties to perform under the terms of the Trading Vehicle’s investment activities (credit risk).

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

A.	Market Risk

Trading in futures contracts (including foreign exchange) involves entering into contractual commitments to purchase or sell a particular commodity at a specified date and price. The gross or face amount of the contracts, which is typically many times that of the Trading Vehicle’s net assets being traded, significantly exceeds the Trading Vehicle’s future cash requirements since the Trading Vehicle intends to close out its open positions prior to settlement. As a result, the Trading Vehicle is generally subject only to the risk of loss arising from the change in the value of the contracts. As such, the Trading Vehicle considers the “fair value” of its derivative instruments to be the net unrealized gain or loss on the contracts. The market risk associated with the Trading Vehicle’s commitments to purchase commodities is limited to the gross or face amount of the contract held. However, when the Trading Vehicle enters into a contractual commitment to sell commodities, it must make delivery of the underlying commodity at the contract price and then repurchase the contract at prevailing market prices or settle in cash. Since the repurchase price to which a commodity can rise is unlimited, entering into commitments to sell commodities exposes the Trading Vehicle to unlimited risk.

Market risk is influenced by a wide variety of factors, including government programs and policies, political and economic events, the level and volatility of interest rates, foreign currency exchange rates, the diversification effect among the derivative instruments the Trading Vehicle holds and the liquidity and inherent volatility of the markets in which the Trading Vehicle trades.

B.	Credit Risk

When entering into futures contracts, the Trading Vehicle is exposed to credit risk that the counterparty to the contract will not meet its obligations. The counterparty for futures contracts traded on United States and most foreign futures exchanges is the clearinghouse associated with the particular exchange. In general, a clearinghouse is backed by its corporate members who are required to share any financial burden resulting from the non-performance by one of their members and, as such, should significantly reduce this credit risk. In cases where the clearinghouse is not backed by the clearing members (i.e., some foreign exchanges), it is normally backed by a consortium of banks or other financial institutions. The amount at risk associated with counterparty non-performance of all of the Trading Vehicle’s contracts is the net unrealized gain included in the statement of financial condition; however, counterparty non-performance on only certain of the Trading Vehicle’s contracts may result in greater loss than non-performance on all of the Trading Vehicle’s contracts. There can be no assurance that any counterparty, clearing member or clearinghouse will meet its obligations to the Trading Vehicle.

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. DERIVATIVE INSTRUMENTS AND ASSOCIATED RISKS (CONTINUED)

B.	Credit Risk (Continued)

The Managing Owner attempts to minimize both credit and market risks by requiring the Trading Vehicle and its Trading Advisor to abide by various trading limitations and policies. Preferred monitors compliance with these trading limitations and policies, which include, but are not limited to, executing and clearing all trades with creditworthy counterparties; limiting the amount of margin or premium required for any one commodity or all commodities combined; and generally limiting transactions to contracts which are traded in sufficient volume to permit the taking and liquidating of positions. Additionally, pursuant to the Advisory Agreement among the Trading Vehicle, Preferred and the Trading Advisor, the Trading Vehicle shall automatically terminate the Advisory Agreement, if the net asset value allocated to the Trading Advisor declines as of the end of any business day by at least 40% from the value at the beginning of any calendar year or since the effective date of the Advisory Agreement. The decline in net asset value is after giving effect for distributions, subscriptions and redemptions.

The Trading Vehicle’s futures commission merchant, in accepting orders for the purchase or sale of domestic futures contracts, is required by Commodity Futures Trading Commission (“CFTC”) regulations to separately account for and segregate as belonging to the Trading Vehicle all assets of the Trading Vehicle relating to domestic futures trading and is not allowed to commingle such assets with its other assets. At December 31, 2006 and 2005, such segregated assets totaled $23,649,869 and $10,857,532, respectively. Part 30.7 of the CFTC regulations also requires the Trading Vehicle’s futures commission merchant to secure assets of the Trading Vehicle related to foreign futures trading which totaled $136,650 and $(163,549) at December 31, 2006 and 2005, respectively.

As of December 31, 2006, all open futures contracts mature between January 2007 and December 2007.

WMT III SERIES H/J TRADING VEHICLE LLC

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 8. FINANCIAL HIGHLIGHTS

The following information presents the financial highlights of the Trading Vehicle for the year ended December 31, 2006 and the period December 1, 2005 (commencement of operations) to December 31, 2005. This information has been derived from information presented in the financial statements.

	2006	2005
Total Return (1)
Total return before incentive fee	(1.41)%	(1.82)%
Incentive fee	(1.16)%	0.00%

Total return after incentive fee	(2.58)%	(1.82)%

Ratios to average net asset value:
Expenses prior to incentive fee	3.80%	7.20	%(2)
Incentive fee (1)	1.17%	0.00%

Total expenses and incentive fee	4.97%	7.20%

Net investment gain (loss) (3)	0.73%	(3.40	)%(2)

(1)	not annualized.
(2)	annualized.
(3)	Represents interest income less total expenses (exclusive of incentive fee).

Total returns and ratios to average net asset value are calculated for Members’ capital taken as a whole. An individual Member’s total return and ratios may vary from the above return and ratios based on the timing of additions and redemptions. Net realized gain and change in net unrealized gain on commodity transactions is a balancing amount necessary to reconcile the change in net asset value per interest with other per interest information.